SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 6, 2003

ITC^DELTACOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23253	58-2301135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1791 O.G. Skinner Drive West Point, Georgia	31833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 385-8000

Not applicable

(Former name or former address, if changed since last report)

Item 1.	Changes in Control of Registrant

Merger and Related Transactions

On October 6, 2003, ITC^DeltaCom, Inc. (“ITC^DeltaCom”) consummated an acquisition by merger (the “Merger”) of BTI Telecom Corp. (“BTI”) and the other transactions contemplated by the agreement and plan of merger (the “Merger Agreement”), dated as of July 2, 2003, as amended, among ITC^DeltaCom, a wholly-owned subsidiary of ITC^DeltaCom, BTI and Welsh, Carson, Anderson & Stowe VIII, L.P. (“WCAS VIII”), WCAS Capital Partners III, L.P. (“WCAS Capital Partners”), WCAS Information Partners, L.P. (“WCAS Information Partners”), Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Andrew M. Paul, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, D. Scott Mackesy, Sanjay Swani, Laura VanBuren, Sean Traynor, John Almeida, Jr., Eric J. Lee, Jonathan M. Rather, James R. Matthews, IRA f/b/o James R. Matthews and IRA f/b/o Jonathan M. Rather (such limited partnerships, individuals and other entities, collectively, the “WCAS Securityholders”).

Prior to the consummation of the Merger, WCAS VIII, WCAS VIII Associates, L.L.C. (“WCAS VIII Associates”), Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, Jonathan M. Rather, D. Scott Mackesy, John D. Clark, James R. Matthews and Sanjay Swani (collectively with subsequent reporting persons, the “Welsh Carson Group”) reported pursuant to an Amendment No. 4 to a statement on Schedule 13D, which was filed with the Securities and Exchange Commission (the “SEC”) on July 7, 2003, that the Welsh Carson Group beneficially owned 22,107,085 outstanding shares of the common stock of ITC^DeltaCom, which represented approximately 49.4% of the outstanding shares of ITC^DeltaCom common stock. The Welsh Carson Group reported that WCAS VIII shared voting and investment power with respect to all of such 22,107,085 shares with WCAS VIII Associates, the sole general partner of WCAS VIII, and the managing members of the general partner, who include Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. deNicola, Paul B. Queally, Jonathan M. Rather, D. Scott Mackesy, John D. Clark, James R. Matthews and Sanjay Swani. The Welsh Carson Group reported that it had acquired these shares of ITC^DeltaCom common stock on October 29, 2002 pursuant to ITC^DeltaCom’s plan of reorganization under Chapter 11 of the United States Bankruptcy Code in exchange for the cancellation of approximately $225.9 million principal amount of ITC^DeltaCom’s senior notes held by the Welsh Carson Group on the plan’s effective date.

On October 6, 2003, pursuant to the Merger Agreement and immediately prior to the effective time of the Merger (the “Effective Time”), WCAS VIII, WCAS Capital Partners and other WCAS Securityholders purchased a total of 350,000 shares of a new issue of the 8% Series B convertible redeemable preferred stock of ITC^DeltaCom (the “Series B preferred stock”) for a total purchase price of $35 million. Of the purchase price, approximately $27.5 million was paid in cash, approximately $2.5 million was paid by the surrender for cancellation of approximately $2.5 million principal amount of promissory notes of BTI owing to such WCAS Securityholders that were issued by BTI to pay restructuring, severance and other specified expenses, and approximately $5.0 million was paid by the surrender for cancellation of approximately $5.0 million principal amount of promissory notes of BTI owing to such WCAS Securityholders that were issued by BTI to pay other expenses. As of October 6, 2003, these 350,000 shares of Series B preferred stock were convertible into a total of approximately 11,666,667 shares of ITC^DeltaCom common stock at a conversion price of $3.00 per share of common stock.

As of the Effective Time, pursuant to the Merger Agreement, the common stock and preferred stock of BTI held by the WCAS Securityholders was convertible into the right to receive approximately 35,000 shares of the total of approximately 50,000 shares of ITC^DeltaCom common stock issuable in the Merger to the BTI shareholders.

On October 6, 2003, pursuant to the Merger Agreement, ITC^DeltaCom issued to the WCAS Securityholders 6,950,000 shares of ITC^DeltaCom common stock and 3,000,000 warrants to purchase shares of ITC^DeltaCom common stock (the “Warrants”) in exchange for the surrender for cancellation of promissory notes representing $95 million principal amount of BTI indebtedness owing to the WCAS Securityholders. As of October 6, 2003, the Warrants were exercisable for a total of 3,000,000 shares of ITC^DeltaCom common stock at a purchase price of $8.50 per share.

Immediately following the issuance of the foregoing securities pursuant to the Merger Agreement, ITC^DeltaCom had outstanding the following equity securities, including the approximately 50,000 shares of ITC^DeltaCom common stock issuable in the Merger to the BTI shareholders as Merger consideration, but excluding stock options and restricted stock units outstanding under ITC^DeltaCom’s equity incentive plan:

•	51,848,300 shares of common stock;

•	322,828 shares of 8% Series A convertible redeemable preferred stock (the “Series A preferred stock”);

•	350,000 shares of Series B preferred stock issued to the WCAS Securityholders on October 6, 2003;

•	warrants to purchase 1,020,000 shares of ITC^DeltaCom common stock issued in 2002; and

•	Warrants to purchase 3,000,000 shares of ITC^DeltaCom common stock issued to the WCAS Securityholders on October 6, 2003.

ITC^DeltaCom’s stock records indicate that, immediately following consummation of the Merger and the acquisition by the WCAS Securityholders of the ITC^DeltaCom securities described above, the Welsh Carson Group owned approximately 28,897,938 of the 51,848,300 shares of ITC^DeltaCom common stock outstanding as of October 6, 2003, including the approximately 50,000 shares of common stock issuable to the BTI shareholders as Merger consideration. This ownership by the Welsh Carson Group represented approximately 55.7% of the shares of ITC^DeltaCom common stock outstanding as of October 6, 2003.

The Welsh Carson Group has reported, pursuant to an Amendment No. 5 to a statement on Schedule 13D filed with the SEC on October 14, 2003, that, immediately following consummation of the Merger and the acquisition by the WCAS Securityholders of the ITC^DeltaCom securities described above, the Welsh Carson Group beneficially owned 43,228,982 shares of ITC^DeltaCom common stock calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Securities Exchange Act”). As required by Rule 13d-3, this amount includes the approximately 14,331,023 additional shares of ITC^DeltaCom common stock as to which the Welsh Carson Group has the right to acquire voting or investment power within 60 days after October 6, 2003 by conversion of the Series B preferred stock and exercise of the Warrants. As of October 6, 2003, based on the information reported by the Welsh Carson Group in its statement on Schedule 13D, the Welsh Carson Group beneficially owned approximately 65.3% of the ITC^DeltaCom common stock as calculated in accordance with Rule 13d-3. In the amendment, WCAS Capital Partners and WCAS Information Partners were added as members of the Welsh Carson Group. The Welsh Carson Group reported that the sole general partner of WCAS Capital Partners III is WCAS CP III Associates, L.L.C. and that the sole general partner of WCAS Information Partners is WCAS INFO Partners. The Welsh Carson Group reported that the managing members of WCAS VIII Associates and WCAS CP III Associates, L.L.C., and the general partners of WCAS INFO Partners, may be deemed to share voting and investment power with respect to the securities owned by WCAS VIII, WCAS Capital Partners and WCAS Information Partners, respectively.

Except as described below, the Welsh Carson Group, as holders of the Series B preferred stock, are entitled to vote on an “as-converted” basis together with the holders of the ITC^DeltaCom common stock as a single class on all matters presented for a vote to the holders of the ITC^DeltaCom common stock. With respect to any such matter, each holder of Series B preferred stock has a number of votes per share of Series B preferred stock held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any consent, if such matter is subject to a consent of the stockholders without a meeting of stockholders, which is equal to the number of shares of common stock into which such share of Series B preferred stock is convertible immediately after the close of business on such record date or effective date. These voting rights of holders of the Series B preferred stock are subject to restrictions, if any, imposed by applicable law or regulation, the NASDAQ Marketplace Rules, if the common stock in the future is traded on the NASDAQ Stock Market, or the rules, regulations, interpretations and practices of any securities exchange on which the ITC^DeltaCom common stock is traded. In addition, for so long as the holders of the Series B preferred stock have the right, which is described below, to vote as a separate class, exclusive of all other stockholders, in the election of directors, such holders are not entitled to vote in any election of directors on an “as-converted” basis.

Based on ITC^DeltaCom’s stock records and the information reported by the Welsh Carson Group in its statement on Schedule 13D, as amended, immediately following the consummation of the Merger and the acquisition by the WCAS Securityholders of the ITC^DeltaCom securities described above, the Welsh Carson Group was entitled to cast approximately 40,493,624 votes of the total of approximately 69,164,447 votes entitled to be cast by all holders of common stock, Series A preferred stock (which have the same “as-converted” voting rights as holders of the Series B preferred stock) and Series B preferred stock on all matters presented for a vote to the holders of the common stock, other than in the election of directors. Such votes entitled to be cast by the Welsh Carson Group represented approximately 58.5% of the total number of votes entitled to be cast on such matters as of October 6, 2003.

For so long as at least 66% of the shares of Series B preferred stock are outstanding, the holders of such shares are entitled, voting as a separate class, exclusive of all other stockholders, to elect two directors to serve on ITC^DeltaCom’s board of directors. If the number of outstanding shares of Series B preferred stock decreases to below 66% but remains in excess of 33%, such holders are entitled, voting as a separate class, exclusive of all other stockholders, to elect one director. If the number of outstanding shares of Series B preferred stock decreases to or below 33%, the right of such holders to elect directors as a separate class, exclusive of all other stockholders, will terminate, and such holders will thereafter be entitled to vote in the election of directors on an “as-converted” basis together with the holders of the ITC^DeltaCom common stock.

Before January 6, 2005, for so long as the WCAS Securityholders and their affiliates own at least 50% of the outstanding shares of Series B preferred stock, ITC^DeltaCom may not enter into or consummate a “fundamental change” or a sale or other disposition of assets that produced at least two-thirds of ITC^DeltaCom’s annual revenues or earnings in at least two of the prior three fiscal years without the affirmative vote of holders of Series B preferred stock representing more than 50% of the voting power of the outstanding Series B preferred stock, voting as a separate class. A “fundamental change” is any transaction or event, including any merger, consolidation, sale, conveyance, lease, exchange or transfer of assets, tender or exchange offer, reclassification (including any such reclassification in connection with a consolidation or merger in which ITC^DeltaCom is the surviving corporation), capital reorganization, compulsory share exchange or liquidation, in each case in which all or substantially all of the outstanding shares of ITC^DeltaCom common stock, or all or substantially all of the assets or property of ITC^DeltaCom, are converted into or exchanged for capital stock (of ITC^DeltaCom or another issuer) or other securities, cash or other property.

The description of the Merger and the other transactions consummated pursuant to the Merger Agreement set forth in Items 2 and 5 to this Current Report on Form 8-K is incorporated by reference in this Item 1.

New Directors

As of the Effective Time, as contemplated by the Governance Agreement described below, the number of directors constituting the ITC^DeltaCom board of directors was increased from seven directors to 11 directors and four new directors were appointed to the board of directors by the incumbent seven directors. Following completion of the Merger, the ITC^DeltaCom board of directors consists of the following 11 directors:

•	the seven individuals serving as directors immediately prior to the Merger, of whom Campbell B. Lanier, III and William B. Timmerman were designated for appointment to the board of directors in October 2002 by the holders of the Series A preferred stock;

•	John Almeida, Jr. and Thomas E. McInerney, who were designated for appointment to the board of directors as of the Effective Time by WCAS VIII and WCAS Capital Partners; and

•	Anthony J. de Nicola and Sanjay Swani, who were designated for appointment to the board of directors as of the Effective Time by the WCAS Securityholders as the holders of the Series B preferred stock.

Mr. Swani was also appointed as of the Effective Time to serve on the compensation committee of the board of directors.

John Almeida, Jr., age 32, joined Welsh, Carson, Anderson & Stowe, a private equity firm, in 1999 and currently is a Principal with that firm. Prior to joining Welsh, Carson, Anderson & Stowe, Mr. Almeida worked at Lehman Brothers in the investment banking department from 1997 to 1999 and at the private equity firm Westbury Capital Partners from

1995 to 1997. Mr. Almeida holds a B.A. degree from Yale College. Mr. Almeida served as a director of BTI from 2001 through the Merger closing and also serves as a director of Dex Media, Inc.

Thomas E. McInerney, age 61, has been a general partner of Welsh, Carson, Anderson & Stowe since 1986 and is a managing member or general partner of the respective sole general partners of WCAS VIII and other associated investment partnerships. Previously, Mr. McInerney co-founded and served as President and Chief Executive Officer of Dama Telecommunications Corp., a communications services company. Prior to co-founding Dama Telecommunications, Mr. McInerney worked in the financial services area at ADP and was previously with the American Stock Exchange. Mr. McInerney received his B.A. from St. John’s University and attended NYU Graduate School of Business. Mr. McInerney served as a director of BTI from 2001 through the Merger closing. He is also a director of BISYS Group, Centennial Communications Corporation, Savvis Communications Corporation and various private companies.

Anthony J. de Nicola, age 39, has been a general partner of Welsh, Carson, Anderson & Stowe since 1994 and is a managing member or general partner of the respective sole general partners of WCAS VIII and other associated investment partnerships. Previously, he worked for William Blair & Company, for four years in the merchant banking area, and previously worked for Goldman Sachs & Co, a global financial services firm, in the mergers and acquisitions department. Mr. de Nicola holds a B.A. degree from DePauw University and an M.B.A. from Harvard Business School. Mr. de Nicola served as a director of BTI from 2001 through the Merger closing. He is also a director of Dex Media Inc., Centennial Corp., Valor Telecommunications, LLC, Alliance Data Systems Corporation and various private companies.

Sanjay Swani, age 36, joined Welsh, Carson, Anderson & Stowe, a private equity firm, in 1999 and has been a general partner of that firm since 2001. Mr. Swani is a managing member or general partner of the respective sole general partners of WCAS VIII and other associated investment partnerships. From 1998 to 1999, Mr. Swani was a principal at Fox Paine & Company, a San Francisco-based buyout firm. From 1994 to 1999, he was with Morgan Stanley & Co., a global financial services firm, in the mergers and acquisitions and debt capital markets areas. Mr. Swani holds an A.B. degree from Princeton University, a J.D. from Harvard Law School, and an M.S. from the MIT Sloan School of Management. Mr. Swani served as a director of BTI from 2001 through the Merger closing. He is also a director of Dex Media, Inc., Banctec Inc., Global Knowledge Networks, Inc., Valor Telecommunications, LLC and various private companies.

Governance Agreement

Effective as of October 6, 2003, in accordance with the Merger Agreement, ITC^DeltaCom entered into a Governance Agreement (the “Governance Agreement”) with the WCAS Securityholders, Campbell B. Lanier, III, who is a director and stockholder of ITC^DeltaCom, and Larry F. Williams, who is a director, stockholder and Chairman and Chief Executive Officer of ITC^DeltaCom. The Governance Agreement contains terms and conditions concerning the governance of ITC^DeltaCom after the Merger and the acquisition and disposition of ITC^DeltaCom securities held by the WCAS Securityholders, Mr. Lanier and Mr. Williams. Mr. Lanier and Mr. Williams are

referred to below as the “other stockholders.” A copy of the Governance Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Board of Directors and Committees. During the period from October 6, 2003 through January 6, 2005, which is referred to below as the “initial governance period,” ITC^DeltaCom’s board of directors will consist of 11 directors. At any time after the initial governance period, the WCAS Securityholders may require ITC^DeltaCom to increase the size of the board of directors, provided that at such time the WCAS Securityholders and their affiliates beneficially own ITC^DeltaCom voting securities representing a majority of ITC^DeltaCom’s outstanding “primary voting power.” The Governance Agreement defines “primary voting power” on any date to mean the total number of votes that may be cast on such date by all holders of ITC^DeltaCom voting securities generally, other than in connection with the election of directors, but excluding any votes that may be cast upon the acquisition by stockholders of voting securities as a result of the conversion, exchange or exercise of any voting security equivalents, which include warrants, options and other rights, beneficially owned by such stockholders on such date. Between the expiration of the initial governance period and the third anniversary of the Merger closing date, the number of authorized directors may not exceed 15. Beginning on October 6, 2006, there will be no limitation in the Governance Agreement on the size of the board of directors, which may be determined by resolution of the incumbent directors or by vote of the stockholders.

Immediately following the Merger closing, the board of directors was composed as described above under “New Directors.” Thereafter, during the initial governance period, the board of directors will consist of 11 directors, as follows:

•	up to two directors, who are referred to below as the “WCAS designees,” designated for appointment or for nomination for election to the board of directors by WCAS VIII and WCAS Capital Partners;

•	up to two directors, who are referred to below as the “Series A designees,” designated for appointment to the board of directors by the holders of the Series A preferred stock or elected to the board of directors by the holders of the Series A preferred stock, voting as a separate class, in accordance with the certificate of designation of the Series A preferred stock;

•	up to two directors, who are referred to below as the “Series B designees,” designated for appointment to the board of directors by the holders of the Series B preferred stock or elected to the board of directors by the holders of the Series B preferred stock, voting as a separate class, in accordance with the certificate of designation of the Series B preferred stock;

•	ITC^DeltaCom’s chief executive officer, who is currently Mr. Williams; and

•	the additional directors required to constitute an 11-member board of directors, who will be designated for appointment or for nomination for election to the board of directors by the remaining directors, other than Mr. Williams, who are serving as directors on the Merger closing date.

Following the initial governance period, the board of directors will consist of the following directors:

•	up to two WCAS designees, so long as the WCAS Securityholders and their affiliates beneficially own ITC^DeltaCom voting securities representing a majority of the outstanding primary voting power;

•	up to two Series A designees, as determined in accordance with the certificate of designation of the Series A preferred stock;

•	up to two Series B designees, as determined in accordance with the certificate of designation of the Series B preferred stock;

•	a minimum of three directors who qualify as “independent directors” as defined in the Governance Agreement; and

•	the additional directors required to constitute a board of directors having the number of directors authorized on the applicable date.

For purposes of the Governance Agreement, an “independent director” is a director who is (1) not an affiliate or an associate of any WCAS Securityholder and (2) not an officer or employee of ITC^DeltaCom or any ITC^DeltaCom subsidiary. For purposes of the Governance Agreement, the terms “affiliate” and “associate” generally have the meanings set forth in SEC rules, except that portfolio companies of the WCAS Securityholders and their affiliates are excluded from the affiliate definition. In addition, if ITC^DeltaCom’s securities are listed or traded on any national securities exchange or the NASDAQ Stock Market, such a director must qualify as an “independent director” within the meaning of the rules and regulations of such national securities exchange or the NASDAQ Stock Market. If ITC^DeltaCom’s securities are not so listed or traded, such a director may not have any relationship with ITC^DeltaCom which, in the opinion of the board of directors and a determination of the committee of independent directors described below, at the time of such director’s nomination, appointment or election, would interfere with such director’s exercise of independent judgment in carrying out the director’s responsibilities as a director.

In addition to the foregoing independence requirements, a director will not qualify as an independent director for purposes of the Governance Agreement if the director has had, during the periods indicated, any disqualifying relationship with ITC^DeltaCom of a type which is enumerated in the Governance Agreement. Such disqualifying relationships include the following:

•	employment with ITC^DeltaCom or any parent or subsidiary of ITC^DeltaCom at any time since the Effective Time;

•	subject to specified exceptions, receipt of any annual payments in excess of $60,000 from ITC^DeltaCom or any parent or subsidiary of ITC^DeltaCom during 2003 or during any year in any subsequent three-year period (or portion thereof) preceding the independence determination date;

•	employment of any family member of the director as an executive officer of ITC^DeltaCom or any parent or subsidiary of ITC^DeltaCom at any time since the Effective Time;

•	participation by such director as a partner in, or a controlling stockholder or executive officer of, any organization to which ITC^DeltaCom made, or from which ITC^DeltaCom received, payments (other than payments arising solely from investments in ITC^DeltaCom’s securities) in fiscal 2003 or in any year in any subsequent three-year period (or portion therefore) preceding the independence determination date that exceed the greater of 5% of the recipient’s consolidated gross revenues for that year or $200,000;

•	employment of such director as an executive officer of any entity where any of ITC^DeltaCom’s executive officers serve on such entity’s compensation committee at any time since the Effective Time; and

•	service by such director as a partner or employee of ITC^DeltaCom’s independent auditor and participation by such director in the audit of ITC^DeltaCom’s financial statements at any time since the Effective Time.

At least one director designated by the WCAS Securityholders will serve on all committees of the board of directors, other than the audit committee and the committee of independent directors established in accordance with the Governance Agreement. The remaining members of each committee are required to qualify as independent directors as defined in the Governance Agreement, except as described below.

The board of directors formed as of the Effective Time and will maintain a committee of independent directors. This committee is composed exclusively of independent directors, as defined in the Governance Agreement, except that any Series A designee who would qualify as an independent director but for the existence of a disqualifying relationship as described above nevertheless will serve on the committee unless the committee determines, in good faith, after considering the advice of outside legal counsel, that such Series A designee’s ability to exercise independent judgment has been materially compromised because of a change of circumstances relating to such disqualifying relationship that occurred after the date of the Governance Agreement. In addition, no director serving on the committee of independent directors may participate in any determination by the committee if, in the committee’s judgment, such director has an interest in the matter subject to determination that would interfere with the director’s exercise of independent judgment. The committee is authorized to retain its own legal, financial and other advisors without seeking approval of such retention by the board of directors.

During the initial governance period, vacancies created by the death, disability, retirement, resignation or removal of any director, other than a Series A designee, a Series B designee or a WCAS designee, will be filled by a determination of the committee of independent directors, except that if the director being replaced is ITC^DeltaCom’s chief executive officer, the replacement will be the successor chief executive officer. During this period, unless they are directed to do so by a determination of the committee of independent directors, the WCAS Securityholders will not take any action resulting in the removal without “cause” of any director not designated or employed by the WCAS Securityholders or their affiliates, elected by the holders of the Series B preferred stock or appointed to the board of directors pursuant to the certificate of designation of the Series B preferred stock. For this purpose, the Governance Agreement defines “cause” as the willful and continuous failure of a director to substantially perform such director’s duties to ITC^DeltaCom or the willful engaging by a director in gross misconduct materially and demonstrably injurious to ITC^DeltaCom.

For so long as the WCAS Securityholders and their affiliates beneficially own ITC^DeltaCom voting securities representing a majority of the outstanding primary voting power:

•	one or more of the WCAS Securityholders or the WCAS designees will have the right to designate a director to fill any vacancy created by the death, disability, retirement, resignation or removal of any WCAS designee or by an increase in the size of the board of directors implemented pursuant to direction of the WCAS Securityholders; and

•	neither ITC^DeltaCom nor the other stockholders will take any action resulting in the removal of any WCAS designee without “cause,” as defined above.

ITC^DeltaCom, the WCAS Securityholders and the other stockholders have agreed to vote or act by written consent, and to take all other necessary or desirable actions, to implement the foregoing provisions of the Governance Agreement, and to use their reasonable efforts to cause their affiliates to do so.

Approval of Squeeze-Outs and Business Combinations. The Governance Agreement provides that neither the WCAS Securityholders nor their affiliates will, directly or indirectly, take action to propose or effect a “squeeze-out transaction” or any merger or other business combination between ITC^DeltaCom and any affiliate of the WCAS Securityholders unless such a squeeze-out transaction, merger or other business combination is approved by (1) a determination of the committee of independent directors and (2) until October 6, 2006, a majority of ITC^DeltaCom’s disinterested stockholders. For purposes of this approval requirement, disinterested stockholders are holders of ITC^DeltaCom voting securities or voting security equivalents that are not:

•	WCAS Securityholders;

•	affiliates or associates of WCAS Securityholders;

•	portfolio companies of the WCAS Securityholders or their affiliates; or

•	officers or employees of ITC^DeltaCom or its subsidiaries.

The Governance Agreement defines “squeeze-out transaction” to mean any purchase or other acquisition of ITC^DeltaCom voting securities or voting security equivalents by a tender offer, exchange offer, merger or other business combination or other purchase of ITC^DeltaCom voting securities or voting security equivalents that would result in a going private or other “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act.

Approval of Other Transactions. The Governance Agreement provides that the following transactions must be approved by a determination of the committee of independent directors:

•	except as contemplated by the Merger Agreement, the certificate of designation of the Series B preferred stock or the Warrant Agreement, dated as of October 6, 2003, between ITC^DeltaCom and Mellon Investor Services, LLC, as warrant Agent (the“Series B Warrant Agreement”), which is described below, issuances of shares of capital stock by ITC^DeltaCom or any ITC^DeltaCom subsidiary to the WCAS Securityholders or any of their affiliates;

•	sales of assets by ITC^DeltaCom or any ITC^DeltaCom subsidiary to the WCAS Securityholders or any of their affiliates;

•	any action by the WCAS Securityholders during the initial governance period to amend ITC^DeltaCom’s bylaws;

•	any action by the WCAS Securityholders or their affiliates to amend ITC^DeltaCom’s bylaws during the initial governance period or any action by the WCAS Securityholders or their affiliates to amend ITC^DeltaCom’s certificate of incorporation or bylaws during the term of the Governance Agreement in a manner that would modify the rights of the parties under the Governance Agreement; and

•	any enforcement or modification, amendment or waiver of any provision of the Governance Agreement, the Merger Agreement, the Series B Warrant Agreement or the Registration Rights Agreement, dated as of October 6, 2003, among ITC^DeltaCom and the WCAS Securityholders (the “WCAS Registration Rights Agreement”), which is described below.

The Governance Agreement provides that, except as contemplated by the Merger Agreement, the certificate of designation of the Series B preferred stock, the Series B Warrant Agreement or ITC^DeltaCom’s certificate of incorporation or bylaws, any other transactions between ITC^DeltaCom or any ITC^DeltaCom subsidiary and the WCAS Securityholders or any of their affiliates must be approved by the audit committee of ITC^DeltaCom’s board of directors, unless the WCAS Securityholders and their affiliates have no interest in any such transaction other than as beneficial owners of ITC^DeltaCom common stock and are treated in the same manner as all other holders of ITC^DeltaCom common stock.

Restrictions on Transfers of Voting Securities. The Governance Agreement provides that, until October 6, 2005, the WCAS Securityholders may not transfer any of their ITC^DeltaCom voting securities and voting security equivalents, whether by sale, assignment, pledge or otherwise. As an exception to this limitation, the WCAS Securityholders may transfer up to 10% of their ITC^DeltaCom common stock ownership position in ITC^DeltaCom as of the Merger closing date measured on a fully diluted basis, but excluding from such initial ownership position the Warrants issued on the Merger closing date and giving effect to any shares of Series B preferred stock purchased after the Merger closing date, if such transfers are made in sales pursuant to Rule 144 under the Securities Act of 1933 (the “Securities Act”), in privately negotiated transactions in compliance with the Securities Act or in public offerings pursuant to the WCAS Registration Rights Agreement.

The following transfers of securities by the WCAS Securityholders are not subject to the foregoing transfer restrictions and will not be counted in calculating their compliance with the 10% limitation:

•	transfers pursuant to the exercise of “piggy-back” registration rights under the WCAS Registration Rights Agreement;

•	transfers to affiliates and other specified classes of permitted transferees, so long as such permitted transferees agree to become bound by the same transfer restrictions that apply to the WCAS Securityholders, except that each WCAS Securityholder has agreed not to make any in-kind distributions of ITC^DeltaCom voting securities or voting security equivalents to its partners, members or shareholders in accordance with the organizational documents of such WCAS Securityholder;

•	any transfer pursuant to a merger or consolidation in which ITC^DeltaCom is a constituent corporation;

•	any transfer pursuant to a bona fide tender offer or exchange offer;

•	any transfer pursuant to a business combination or other sale of or involving ITC^DeltaCom;

•	any transfer solely to satisfy any of the indemnification obligations of the WCAS Securityholders under the Merger Agreement; and

•	any transfer of Warrants exercisable for up to 850,000 shares of ITC^DeltaCom common stock to specified persons.

The other stockholders are subject to substantially similar restrictions on their transfer of the ITC^DeltaCom voting securities and voting security equivalents held by them.

The WCAS Securityholders have agreed not to transfer any ITC^DeltaCom voting securities or voting security equivalents to any entity that competes with ITC^DeltaCom in providing retail or wholesale telecommunications services if the WCAS Securityholders know that such a competitor, when taken together with its affiliates and associates and with any “group” of which such competitor forms a part, would beneficially own immediately after such transfer ITC^DeltaCom voting securities representing 10% or more of the outstanding “voting power.” For purposes of the Governance Agreement, “group” has the meaning set forth in Rule 13d-3 under the Securities Exchange Act. The Governance Agreement defines “voting power” on any date to mean the total number of votes that may be cast on such date by all holders of ITC^DeltaCom voting securities generally, other than in connection with the election of directors, but including any votes that may be cast upon the acquisition by stockholders of voting securities as a result of the conversion, exchange or exercise of any voting security equivalents beneficially owned by such stockholders on such date.

The parties are permitted to transfer ITC^DeltaCom securities to certain permitted transferees specified in the Governance Agreement so long as these permitted transferees become bound by the terms of the Governance Agreement, subject to exceptions set forth in the

Governance Agreement. The WCAS Securityholders have agreed that, if the WCAS Securityholders have actual knowledge that a proposed transfer by them would result in any person or entity owning voting securities representing 20% or more of the outstanding voting power of ITC^DeltaCom and more of the outstanding voting power than any other person or group, such transferee must become bound by specified provisions of the Governance Agreement to the same extent as the WCAS Securityholders.

The WCAS Securityholders have agreed to offer to other stockholders of ITC^DeltaCom the opportunity to participate in any proposed transfer of ITC^DeltaCom voting securities by the WCAS Securityholders or their affiliates to any person or group that, to the knowledge of the WCAS Securityholders, would beneficially own ITC^DeltaCom voting securities immediately after such transfer representing:

•	30% or more of the outstanding voting power; and

•	more of the outstanding voting power than any other person or group.

In the event of any such transfer, the other ITC^DeltaCom stockholders would be offered the right, as a condition to the effectiveness of the transfer, to transfer a pro rata portion of their voting securities on the same terms and conditions and at the same price per share, on a common stock-equivalent basis, as the WCAS Securityholders and their affiliates. The procedural requirements applicable to such transfers, which are set forth in the Governance Agreement, will be modified to the extent required to comply with applicable law.

The WCAS Securityholders have agreed that, after October 6, 2005, they will use commercially reasonable efforts to effect the following transfers of ITC^DeltaCom voting securities and voting security equivalents in a manner that minimizes the impact of such transfers on the market price of ITC^DeltaCom voting securities:

•	transfers that are part of an in-kind distribution of ITC^DeltaCom voting securities or voting security equivalents by any WCAS Securityholder to its partners, members or shareholders in accordance with the organizational documents of such WCAS Securityholder, and

•	transfers of ITC^DeltaCom voting securities or voting security equivalents in open market sales.

Restrictions on Acquisitions of Voting Securities. The Governance Agreement provides that, with specified exceptions, the WCAS Securityholders and their affiliates may acquire beneficial ownership of additional ITC^DeltaCom voting securities only subject to the following limitations:

•	until the second anniversary of the Merger closing date, no acquisition may result in beneficial ownership by the WCAS Securityholders and their affiliates of a percentage of the outstanding ITC^DeltaCom common stock, measured on a fully diluted basis, which is more than 5% greater than their ownership percentage immediately following the Effective Time; and

•	thereafter, during the term of the Governance Agreement, no acquisition may result in beneficial ownership by the WCAS Securityholders and their affiliates of a percentage of the outstanding ITC^DeltaCom common stock, measured on a fully diluted basis, which is more than 15% greater than their ownership percentage immediately following the Effective Time.

The foregoing limitations will not apply to acquisitions of ITC^DeltaCom voting securities:

•	approved by the committee of independent directors;

•	upon the exercise or conversion of the Warrants, the Series B preferred stock or other securities then beneficially owned by the WCAS Securityholders and their affiliates;

•	upon the issuance of voting securities or voting security equivalents in respect of securities beneficially owned by the WCAS Securityholders and their affiliates on the Merger closing date, or in substitution therefor, or in connection with any stock split, dividend, combination or reorganization; or

•	in connection with post-merger purchases of the Series B preferred stock or issuances of common stock or Series B preferred stock as indemnification payments as contemplated by the Merger Agreement.

Listing. ITC^DeltaCom has agreed to use its reasonable best efforts to cause the ITC^DeltaCom common stock issued in the Merger and issuable upon conversion of the Series B preferred stock and exercise of the Warrants to be approved for quotation on the NASDAQ Stock Market, if the ITC^DeltaCom common stock is already approved for quotation on the NASDAQ Stock Market.

Termination. The Governance Agreement will terminate on the earliest of:

•	the date on which the WCAS Securityholders and their affiliates no longer beneficially own ITC^DeltaCom voting securities representing at least 20% of the outstanding voting power;

•	the date on which there is a change of control of ITC^DeltaCom, as defined in the Governance Agreement; and

•	the date on which ITC^DeltaCom breaches in any material respect any material provision of the Governance Agreement relating to board composition and related matters, if ITC^DeltaCom has not cured such breach within 30 days after the receipt by ITC^DeltaCom of written notice of such breach from the WCAS Securityholders, ITC^DeltaCom and the WCAS Securityholders have submitted such dispute regarding the breach to binding arbitration, and the arbitration panel has rendered a decision stating that ITC^DeltaCom has committed and failed to cure such breach.

The Governance Agreement will terminate with respect to Mr. Lanier after the initial governance period and with respect to Mr. Williams upon the earlier of the expiration of the initial governance period and the date on which Mr. Williams ceases to be employed by ITC^DeltaCom.

Item 2.	Acquisition or Disposition of Assets

Effective October 6, 2003, pursuant to the Merger Agreement, 8DBC1 Corp., a North Carolina corporation and wholly-owned subsidiary (“Merger Co.”) of ITC^DeltaCom, merged with and into BTI. BTI was the surviving corporation in the Merger and became a wholly-owned subsidiary of ITC^DeltaCom as of the Effective Time. A copy of the Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K.

The Merger Agreement provided that, at the Effective Time, each issued and outstanding share of the common stock of BTI, other than any shares of BTI common stock owned by BTI, which were canceled, was converted into the right to receive approximately 0.00015 (the “Exchange Ratio”) of a share of the ITC^DeltaCom common stock. At the Effective Time, each issued and outstanding share of the Series A preferred stock, Series B preferred stock and Series C preferred stock of BTI, other than any shares of BTI preferred stock owned by BTI, which were canceled, was converted into the right to receive a number of shares of ITC^DeltaCom common stock equal to the product of the number of shares of BTI common stock into which such share of BTI preferred stock was convertible as of the Effective Time multiplied by the Exchange Ratio. These provisions of the Merger Agreement entitled the holders of the BTI common stock and BTI preferred stock immediately before the Merger to receive a total of approximately 50,000 shares of ITC^DeltaCom common stock. No fractional shares of ITC^DeltaCom common stock will be issued in connection with the Merger. In lieu of fractional shares, a holder of BTI common stock or BTI preferred stock will receive an amount in cash equal to the fractional portion of a share of ITC^DeltaCom common stock such holder would have received multiplied by the volume-weighted average of the per share selling price of one share of ITC^DeltaCom common stock on the OTC Bulletin Board for the ten consecutive trading days ending on October 2, 2003.

At or immediately prior to the Effective Time, each outstanding stock option and warrant to purchase shares of BTI common stock, shares of BTI preferred stock or any other capital stock of BTI or any subsidiary of BTI, whether or not vested or exercisable, and each commitment or agreement to issue shares of BTI common stock, shares of BTI preferred stock or any other capital stock of BTI or any subsidiary of BTI, were canceled without the payment of any consideration.

On the Merger closing date, ITC^DeltaCom issued to the WCAS Securityholders 6,950,000 shares of ITC^DeltaCom common stock and Warrants to purchase an additional 3,000,000 shares of ITC^DeltaCom common stock in exchange for the surrender for cancellation of promissory notes representing $95 million principal amount of BTI indebtedness owing to the WCAS Securityholders. ITC^DeltaCom issued the Warrants pursuant to the Series B Warrant Agreement, a copy of which is filed as Exhibit 4.3 to this Current Report on Form 8-K.

ITC^DeltaCom issued the foregoing securities pursuant to the Merger Agreement in private offerings exempt from the registration requirements of the Securities Act.

Certain historical consolidated financial statements of BTI are filed pursuant to Item 7(a) to this Current Report on Form 8-K. Information about BTI set forth in Item 5 to this Current Report on Form 8-K is incorporated by reference in this Item 2.

ITC^DeltaCom has accounted for the Merger as a “purchase” in accordance with generally accepted accounting principles. BTI is treated as the acquired corporation for these purposes and BTI’s assets, liabilities and other items have been adjusted to their estimated fair value at the completion of the Merger and combined with the historical book values of the assets and liabilities of ITC^DeltaCom. The unaudited pro forma combined financial statements of ITC^DeltaCom giving effect to the Merger and the other transactions contemplated by the Merger Agreement are filed pursuant to Item 7(b) to this Current Report on Form 8-K.

The description of the Merger and the other transactions consummated pursuant to the Merger Agreement set forth in Items 1 and 5 to this Current Report on Form 8-K is incorporated by reference in this Item 2.

Item 5.	Other Events and Regulation FD Disclosure

The description of the Merger and the other transactions consummated pursuant to the Merger Agreement set forth in Items 1 and 2 to this Current Report on Form 8-K is incorporated by reference in this Item 5.

Equity Investment

Initial Equity Investment. Immediately prior to the Effective Time, some of the WCAS Securityholders purchased a total of 350,000 shares of the Series B preferred stock for a total purchase price of $35 million. Of the purchase price, approximately $27.5 million was paid in cash and approximately $7.5 million was paid by the surrender for cancellation of approximately $7.5 million principal amount of promissory notes of BTI owing to such WCAS Securityholders. BTI issued approximately $2.5 million principal amount of these promissory notes to pay restructuring, severance and other specified expenses and BTI issued approximately $5.0 million principal amount of these promissory notes to pay other expenses. ITC^DeltaCom issued the Series B preferred stock in a private offering exempt from the registration requirements of the Securities Act.

The Series B preferred stock has the material terms set forth below.

Ranking. The Series B preferred stock ranks senior to the common stock and on a parity with the Series A preferred stock with respect to dividend rights and distributions upon the liquidation, dissolution or winding-up of ITC^DeltaCom.

Liquidation Preference. Each share of Series B preferred stock has a stated liquidation preference of $100 per share. Upon any liquidation, dissolution or winding-up of ITC^DeltaCom, each holder of Series B preferred stock will be entitled to be paid, out of ITC^DeltaCom’s assets available for distribution to such holders, an amount in cash equal to the greater of:

•	the liquidation preference of $100 per share of Series B preferred stock plus the amount of any accrued and unpaid dividends; and

•	the amount that such holder would have received with respect to the shares of ITC^DeltaCom common stock issuable upon conversion of the holder’s shares of Series B preferred stock if such shares had been converted immediately before the event of liquidation, dissolution or winding-up.

Dividend Rights. The holders of the Series B preferred stock are entitled to receive, when, as and if declared by the board of directors, out of funds legally available for this purpose, cumulative dividends in an amount equal to the greater of:

•	dividends at the annual rate of 8% per share on the $100 liquidation preference per share of Series B preferred stock plus the amount of any accrued and unpaid dividends for past dividend periods; and

•	dividends that would have accrued with respect to such share of Series B preferred stock during the applicable quarterly dividend period if the holder of such share had converted such share into ITC^DeltaCom common stock immediately prior to the record date of any dividend declared on the ITC^DeltaCom common stock in such quarterly dividend period.

Dividends payable at the 8% annual rate may be paid to the holders of Series B preferred stock by ITC^DeltaCom, at its option, in cash, as payment-in-kind dividends in shares of Series B preferred stock, or in a combination of cash and shares of Series B preferred stock. Solely for computing the dividend amount, each share of Series B preferred stock issued as such a payment-in-kind dividend will be valued at its liquidation preference of $100. Dividends payable on the Series B preferred stock based on the common stock dividends as described above will be payable in the same form as the related dividends declared on the common stock.

Conversion Rights. Each share of Series B preferred stock will be convertible at the holder’s option, in whole or in part, at any time after such share is issued, into a number of shares of ITC^DeltaCom common stock which is obtained by dividing the $100 liquidation preference per share plus the amount of any accrued and unpaid dividends by the conversion price applicable to such share. The initial conversion price of the Series B preferred stock is $3.00 per share of ITC^DeltaCom common stock. Subject to exceptions, the conversion price will be subject to reduction from time to time for dilutive issuances of ITC^DeltaCom common stock that occur through October 6, 2005. A reduction in the conversion price will result in an increase in the number of shares of common stock issuable upon conversion of the Series B preferred stock.

Redemption. Beginning on October 6, 2006, ITC^DeltaCom will have the right, at its option, to redeem for cash the shares of Series B preferred stock, in whole or in part (with a minimum aggregate redemption price of $5 million), at any time and from time to time. The redemption price per share of Series B preferred stock in any such optional redemption will be equal to the liquidation preference of $100 per share plus the amount of any accrued and unpaid dividends.

ITC^DeltaCom may not redeem the Series B preferred stock before October 6, 2006 other than in connection with a fundamental change, which is defined as described in Item 1 to this Current Report in Form 8-K. If a fundamental change occurs before October 6, 2006, ITC^DeltaCom will have the right, at its option, to redeem for cash the shares of Series B preferred stock, in whole or in part, at any time, including concurrently with the occurrence of the fundamental change, and from time to time. The redemption price per share of Series B preferred stock in any such redemption will be equal to 110% of the sum of the liquidation preference of $100 per share plus the amount of any accrued and unpaid dividends.

On October 29, 2012, ITC^DeltaCom will be required to redeem for cash all outstanding shares of the Series B preferred stock. The redemption price per share of Series B preferred stock in this mandatory redemption will be equal to the liquidation preference of $100 per share plus the amount of any accrued and unpaid dividends.

Voting and Approval Rights. Holders of the Series B preferred stock will have the voting and approval rights described in Item 1 to this Current Report on Form 8-K, which description is incorporated by reference in this Item 5.

The certificate of designation of the Series B preferred stock is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Post-Closing Equity Investment. For a period of up to 19 months following the Merger closing date, ITC^DeltaCom will have the right to require some of the WCAS Securityholders to purchase from time to time up to 150,000 additional shares of Series B preferred stock for an aggregate cash purchase price of up to $15 million. The obligation of the WCAS Securityholders to purchase these shares of Series B preferred stock is subject to the following conditions, among others:

•	ITC^DeltaCom must deliver its purchase notice within 15 months after the Merger closing date;

•	ITC^DeltaCom must have unrestricted cash of less than $20 million at the end of the calendar month immediately preceding delivery of the purchase notice;

•	ITC^DeltaCom’s proposed use for the proceeds of its sale of the Series B preferred stock must be a permitted expenditure, as described below; and

•	ITC^DeltaCom must not be in material breach of any of its material obligations under the certificate of designation of the Series B preferred stock or the Governance Agreement.

ITC^DeltaCom may apply the proceeds of any such post-closing sale of Series B preferred stock only for expenditures for the cost of services, selling, operations and administrative expenses, capital expenditures not to exceed $65 million in any twelve-month period following the Merger closing (other than capital expenditures incurred in connection with a business combination transaction), payment of contingencies and other purposes which could reasonably be expected to be incurred by ITC^DeltaCom in connection with its ongoing activities in the ordinary course.

Terms of Warrants

Each Warrant entitles the holder thereof to purchase for cash one share of ITC^DeltaCom common stock at an exercise price of $8.50 per share of common stock. The Warrant exercise price and the number of shares of common stock issuable upon exercise of the Warrants are subject to substantially the same antidilution adjustments as the conversion price of the Series B preferred stock and the number of shares issuable upon conversion of the Series B preferred stock. A reduction in the exercise price of the Warrants will result in an increase in the number of shares of common stock issuable upon exercise of the Warrant. Each Warrant is exercisable at any time during the seven-year period commencing on the Merger closing date and ending on October 6, 2010. Each Warrant not exercised before such expiration date will become void and all rights of the holder in respect of such Warrant will cease as of such date. Holders of the Warrants have no rights as stockholders of ITC^DeltaCom.

Amendments to Certificate of Incorporation and Bylaws

Amendments to Certificate of Incorporation. The Merger Agreement provides that, following the Merger closing, ITC^DeltaCom will call an annual meeting of its stockholders and submit specified amendments to its certificate of incorporation to the stockholders for their approval. The amendments will provide that:

•	certain ITC^DeltaCom stockholders are entitled to designate directors for nomination for election to the board of directors in accordance with the Governance Agreement;

•	the election of directors is subject to the Governance Agreement provisions regarding board composition;

•	vacancies in the board of directors may be filled by the stockholders as well as by the remaining directors then in office;

•	the total number of directors constituting the entire board of directors will not be less than four nor, prior to the third anniversary of the Merger closing date, more than 15, with the initial authorized number of directors being fixed at 11; and

•	ITC^DeltaCom reserves the right to amend the certificate of incorporation in any manner permitted by applicable law.

Another amendment will increase the total number of authorized shares of ITC^DeltaCom’s capital stock from 255,000,000 shares to 360,000,000 shares, including the total number of authorized shares of preferred stock, which will be increased from 5,000,000 shares to 10,000,000 shares.

The form of amended and restated certificate of incorporation of ITC^DeltaCom is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Amendments to Bylaws. In accordance with the Merger Agreement, ITC^DeltaCom amended and restated its bylaws on the Merger closing date. The amendments include the following provisions:

•

beginning after the initial governance period and for so long as WCAS VIII and WCAS Capital Partners and their affiliates beneficially own ITC^DeltaCom voting securities representing a majority of the outstanding primary voting power, as defined in the Governance Agreement, upon delivery to ITC^DeltaCom by such WCAS Securityholders of a written notice, the number of directors constituting the board of directors will automatically be increased to the number specified in the notice, except that such number may not exceed 15 prior to the third anniversary of the Merger closing date;

•	for so long as the WCAS Securityholders beneficially own ITC^DeltaCom voting securities representing a majority of the outstanding primary voting power, as defined in the Governance Agreement, any new directorships created as a result of such an increase and any vacancy on the board of directors resulting from the death, resignation, disqualification, removal or other departure of a director who was designated for appointment or for nomination for election to the board of directors by the WCAS Securityholders pursuant to the Governance Agreement may be filled only by the new directors committee, which will be composed solely of such directors designated for appointment or nominated for election by the WCAS Securityholders;

•	nominations of directors pursuant to the Governance Agreement will not be subject to the advance notice provisions of the bylaws, which were amended to reduce the advance notice period to 60 days from 90 days prior to any meeting of stockholders;

•	during the initial governance period, a quorum for a meeting of the board of directors will not be deemed present unless at least one of the directors designated for nomination by the WCAS Securityholders is present at such meeting or such meeting has previously been adjourned for at least 24 hours;

•	until the termination of the Governance Agreement, a special meeting of the board of directors may be called by any designee of the Series A preferred stock or any designee of the Series B preferred stock;

•	the board of directors will appoint the new directors committee referred to above and, as contemplated by the Governance Agreement, a committee of independent directors;

•	committees of the board of directors will be composed as specified in the Governance Agreement and will have the powers and authority set forth in the Governance Agreement;

•	the affirmative vote of a majority of the committee of independent directors, in addition to the vote of the board of directors, will be required to amend the bylaw specifying the composition and power and authority of such committee; and

•	until termination of the Governance Agreement, special meetings of stockholders may be called at the request of stockholders holding shares of capital stock representing at least 35% of the voting power of the outstanding shares of capital stock, including the Series A preferred stock and Series B preferred stock, entitled to vote at such meeting.

The amended and restated bylaws of ITC^DeltaCom are filed as Exhibit 3.1 to this Current Report on Form 8-K.

Registration Rights

In accordance with the Merger Agreement, ITC^DeltaCom and the WCAS Securityholders entered into the WCAS Registration Rights Agreement on October 6, 2003. A copy of the WCAS Registration Rights Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K.

The WCAS Registration Rights Agreement has the principal provisions summarized below.

Securities Subject to Registration Rights. The WCAS Registration Rights Agreement obligates ITC^DeltaCom to register for resale in the public market all of the following securities of ITC^DeltaCom held by the WCAS Securityholders at any time during the eight-year registration period described below:

•	ITC^DeltaCom common stock, including ITC^DeltaCom common stock issued or issuable upon conversion of the Series B preferred stock or exercise of the Warrants;

•	Series B preferred stock, including Series B preferred stock issued as payment-in-kind dividends on outstanding Series B preferred stock;

•	the Warrants; and

•	any securities paid, issued or distributed in respect of the ITC^DeltaCom common stock referred to above.

Duration of Registration Rights. The registration rights will be exercisable by the WCAS Securityholders until October 6, 2011.

Prior to October 6, 2011, the foregoing securities held by any WCAS Securityholder will cease to be “registrable securities” entitled to registration rights on the date and to the extent that:

•	such WCAS Securityholder has disposed of such registrable securities pursuant to an effective registration statement under the Securities Act;

•	such WCAS Securityholder has distributed such registrable securities to the public in accordance with Rule 144 under the Securities Act;

•	such registrable securities have been otherwise issued, transferred or disposed of, certificates therefor not bearing a legend restricting further transfer have been delivered by ITC^DeltaCom and, at such time, subsequent transfer or disposition of such securities does not require registration or qualification of such securities under the Securities Act;

•	all such registrable securities held by such WCAS Securityholder may be sold by such holder without any time, volume or manner limitations in accordance with Rule 144(k) under the Securities Act, provided that all registrable securities then outstanding do not exceed 2% of the total number of shares of common stock then outstanding, measured on a fully diluted basis;

•	all such registrable securities held by such WCAS Securityholder may be sold or transferred by such holder within any three-month period in accordance with Rule 144 under the Securities Act; or

•	such registrable securities have ceased to be outstanding.

Holders Entitled to Registration Rights. The WCAS Securityholders and permitted assignees of their ITC^DeltaCom securities will be entitled to the benefits of the WCAS Registration Rights Agreement. To qualify as a permitted assignee, the transferee of ITC^DeltaCom securities from a WCAS Securityholder after the transfer must hold at least 5% of the total number of shares of common stock then outstanding, measured on a fully diluted basis, and must become a party to the agreement. Permitted transferees of ITC^DeltaCom voting securities and voting security equivalents under the Governance Agreement that otherwise meet the foregoing requirements will be treated as permitted assignees under the WCAS Registration Rights Agreement only if they agree to become bound by the Governance Agreement.

Manner of Registration. The holders of registrable securities are entitled to shelf, demand and “piggy-back” registration rights.

The holders of registrable securities are entitled to shelf registration rights under the agreement that will permit the holders of registrable securities to sell those securities in the public market on a continuous basis. ITC^DeltaCom will be required to file the shelf registration statement with the SEC within 30 business days after it files this Current Report on Form 8-K and to use its reasonable best efforts to have the SEC declare the shelf registration statement effective as soon as reasonably practicable thereafter. ITC^DeltaCom will be required to supplement or amend the shelf registration statement to keep it effective for a period of three years.

The WCAS Registration Rights Agreement provides that the WCAS Securityholders holding a majority of the registrable securities may make up to four requests that ITC^DeltaCom file a registration statement under the Securities Act with respect to the registrable securities so long as the securities subject to such registration have an aggregate offering price of at least $5 million and a demand for registration has not been made within 120 days prior to such demand. The holders may effectuate one of the four demand registrations pursuant to an underwritten offering from a shelf registration statement. ITC^DeltaCom will be required to supplement or amend the registration statement for each such demand registration to keep it effective for at least 120 days and, if the demand registration involves a firm commitment underwriting, up to an additional 90 days.

The holders of registrable securities will be entitled to unlimited piggy-back registration rights to have those securities included in other registrations by ITC^DeltaCom covering the public offering of securities for ITC^DeltaCom’s account or the account of other stockholders, including the holders of the Series A preferred stock in accordance with the registration rights of those holders. The exercise of the demand and piggy-back registration rights will be subject to notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering or by the stockholders initiating the registration.

Blackout and Holdback Periods. ITC^DeltaCom will have the right to postpone the filing or effectiveness of a registration statement under the agreement, or to suspend the use of an effective registration statement, on one or more occasions for a total period of up to 90 days in any 12-month period if it determines that the registration and distribution of registrable securities would adversely affect any pending significant transaction involving ITC^DeltaCom, and on up to two occasions for a total period of up to 90 days in any 12-month period if it determines that such registration and distribution would require disclosure of specified non-public material information that ITC^DeltaCom has a bona fide business purpose for preserving as confidential.

The WCAS Registration Rights Agreement provides that, if requested by the managing underwriter of any offering of ITC^DeltaCom securities, each holder of registrable securities will agree not to make any public sale or distribution of any registrable securities or similar securities, except for registrable securities included in the offering, during the period beginning seven days before, and ending up to 90 days following, the effective date of the registration statement for the offering. If requested by the managing underwriter, each holder will use commercially reasonable efforts to cause its affiliates, other than portfolio companies, to agree to the same holdback provisions with respect to the applicable offering.

The foregoing blackout and holdback periods cumulatively may not exceed a total of 97 days in any 12-month period.

Registration Expenses. ITC^DeltaCom will be required to pay all expenses of registering the offering of registrable securities, including up to a specified maximum amount of the fees and disbursements of counsel to the holders as a group. The registration expenses payable by ITC^DeltaCom will not include underwriting discounts and fees, brokerage and sale commissions or any transfer and documentary stamp taxes.

Indemnification. The registration rights agreement obligates (1) ITC^DeltaCom to indemnify each holder of registrable securities, the underwriter of any offering and the controlling persons, directors, trustees, officers, partners, agents, employees and affiliates of such holder and underwriter, and (2) each holder of registrable securities to indemnify ITC^DeltaCom, the underwriter of any offering and the controlling persons, directors, trustees, officers, partners, agents, employees and affiliates of ITC^DeltaCom and such underwriter, against specified liabilities, including specified liabilities under the Securities Act, with respect to material misstatements or omissions based on information contained in any registration statement or prospectus and with respect to other offering matters. To the extent that indemnification from an indemnifying party is unavailable, contribution also will be available, with specified limitations, to any of the foregoing parties in relation to relative fault.

Benefit of More Favorable Provisions. The holders of registrable securities will be entitled to the benefit of any more favorable registration rights ITC^DeltaCom may grant to any other holders of ITC^DeltaCom securities after the Merger closing.

Other Matters

Amended and Restated Warrant Agreement. In accordance with the Merger Agreement, the warrant agreement, dated as of October 29, 2002, between ITC^DeltaCom and Mellon Investor Services, LLC, as Warrant Agent, was amended and restated as of the Merger closing date. A copy of the amended and restated warrant agreement is filed as Exhibit 4.4 to this Current Report on Form 8-K.

Amended and Restated Registration Rights Agreement. In accordance with the Merger Agreement, the registration rights agreement, dated as of October 29, 2002, among ITC^DeltaCom, SCANA Corporation, Campbell B. Lanier, III and the other holders of the Series A preferred stock set forth on the signature pages thereof was amended and restated as of the Merger closing date. A copy of the amended and restated registration rights agreement is filed as Exhibit 10.3 to this Current Report on Form 8-K.

Interests of WCAS Securityholders. From October 29, 2002 until the Effective Time, the WCAS Securityholders have been the beneficial owners of approximately 49.4% of the outstanding shares of ITC^DeltaCom common stock. The WCAS Securityholders acquired these shares of ITC^DeltaCom common stock pursuant to ITC^DeltaCom’s plan of reorganization under Chapter 11 of the United States Bankruptcy Code in exchange for the cancellation of approximately $225.9 million principal amount of ITC^DeltaCom’s senior notes held by the WCAS Securityholders on the plan’s effective date. Immediately following the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the WCAS Securityholders beneficially owned the shares of ITC^DeltaCom common stock described in Item 1 to this Current Report on Form 8-K, which description is incorporated by reference in this Item 5.

Prior to the Effective Time, the WCAS Securityholders were affiliated with four of the BTI directors, all of whom were appointed to the ITC^DeltaCom board of directors as of the Effective Time, and collectively constituted BTI’s controlling shareholder.

New Credit Arrangements

In connection with the Merger closing on October 6, 2003, ITC^DeltaCom:

•	assumed BTI indebtedness of approximately $112.5 million, including secured indebtedness in the principal amount of approximately $85.7 million outstanding under BTI’s senior credit facility;

•	entered into an amended and restated senior credit agreement with its existing lenders and with the BTI lenders, under which, among other terms, the principal amounts of borrowings thereunder were increased by $30 million of the assumed BTI credit facility indebtedness; and

•	entered into a new credit agreement with the BTI lenders, which evidences the remaining $55.7 million of assumed BTI credit facility indebtedness.

Amended and Restated Senior Credit Agreement. ITC^DeltaCom’s amended and restated senior credit agreement adds BTI as a guarantor and the BTI lenders as lenders thereunder. Of the $85.7 million principal amount of indebtedness that was outstanding under

BTI’s senior credit facility immediately prior to the Effective Time, $30 million was assumed under this credit agreement, resulting in an increase in the principal amount outstanding under the credit agreement to approximately $184.4 million from approximately $154.4 million prior to the Effective Time. The June 30, 2006 maturity date and amortization schedule of ITC^DeltaCom’s prior senior credit agreement remain unchanged, except that the amount of each scheduled principal payment has been increased based upon the additional principal amount outstanding.

The obligations under the senior credit agreement are secured by first priority liens on, and security interests in, substantially all of the assets of Interstate FiberNet, Inc. (“IFN”), which is ITC^DeltaCom’s wholly-owned subsidiary and the borrower under the credit agreement, and of ITC^DeltaCom and all of its other subsidiaries after the Merger, including BTI.

The amended senior credit agreement adds three new financial covenants: (1) a minimum unrestricted cash covenant; (2) a total leverage ratio covenant; and (3) an interest coverage ratio covenant.

Under the minimum cash covenant, ITC^DeltaCom is required to have no less than $19.25 million of unrestricted cash at any time through the date on which it terminates a restricted cash account established in October 2002, and no less than $10 million of unrestricted cash thereafter.

Under the total leverage ratio covenant, as of the last day of each quarter, the ratio of consolidated “total debt” to consolidated “EBITDA,” as measured over the last twelve months (“LTM”), may not be greater than the following:

Quarter	Ratio of Total Debt to LTM EBITDA
4th quarter 2003	5.75x
1st quarter 2004 to 2nd quarter 2004	5.5x
3rd quarter 2004 to 4th quarter 2004	5.0x
1st quarter 2005 to June 30, 2006	4.5x

For purposes of this covenant, “total debt” includes the following, without duplication:

•	debt under ITC^DeltaCom’s two credit facilities;

•	specified debt of BTI in the aggregate principal amount of approximately $25.6 million assumed in the Merger;

•	debt that has a maturity of more than one year after incurrence or is renewable or extendible at ITC^DeltaCom’s option to a date more than one year after incurrence;

•	all obligations, other than preferred stock, classified as indebtedness under generally acceptable accounting principles;

•	all obligations in respect of hedge agreements; and

•	all obligations as lessee under capital leases.

For purposes of the covenant, “EBITDA” means the sum of the following:

•	net income (or net loss) after eliminating extraordinary and/or nonrecurring items to the extent included in net income, except as indicated below;

•	interest expense;

•	income tax expense;

•	depreciation expense;

•	amortization expense;

•	the total of all non-cash charges, including asset impairment charges, deducted in computing net income;

•	restructuring charges that are recognized and paid after August 31, 2002 within four months of the applicable restructuring event; and

•	other specified restructuring charges, including each restructuring charge relating to the Merger and any other permitted merger or acquisition that is recognized and paid within nine months after the completion of the transaction and which has a benefit over a twelve-month period that exceeds such charge.

Under the interest coverage ratio covenant, as of the last day of each quarter, based on the previous two quarters, the ratio of consolidated EBITDA to cash interest paid in respect of all obligations, other than preferred stock, classified as indebtedness under generally accepted accounting principles may not be less than the following:

Quarter	Ratio of EBITDA to Interest Paid
4th quarter 2003 to 2nd quarter 2004	2.5x
3rd quarter 2004 to 4th quarter 2004	3.0x
1st quarter 2005 to 2nd quarter 2005	3.5x
3rd quarter 2005 to June 2006	4.0x

If IFN fails to comply with any of these financial covenants, it will have 60 days to cure any noncompliance before the noncompliance constitutes an event of default under the credit agreement.

Negative covenants in the senior credit agreement have been modified to impose additional restrictions on the ability of IFN and the other loan parties to incur indebtedness, to acquire businesses and other assets, and to make investments.

IFN has been granted the right, subject to specified conditions, to refinance all of the amounts outstanding under the senior credit agreement, including by means of a receivables financing.

A copy of the amended and restated senior credit agreement is filed as Exhibit 10.4 to this Current Report on Form 8-K.

New Credit Agreement. On the Merger closing date, IFN and ITC^DeltaCom and ITC^DeltaCom’s other subsidiaries after the Merger, including BTI, entered into a new credit agreement with the BTI lenders. Approximately $55.7 million in principal amount of indebtedness under BTI’s former senior credit facility is outstanding under the new credit agreement.

The indebtedness under the new credit agreement is subordinate to the indebtedness under the senior credit agreement in right of payment and priority of security. No principal payments may be made under the new credit agreement until all amounts outstanding under the senior credit agreement are paid in full. Following the maturity and repayment of the senior credit facility on June 30, 2006, principal amounts outstanding under the new credit agreement will be payable in quarterly amounts of $3,979,644 from the third quarter of 2006 through the first quarter of 2007, in the amount of $13,979,644 for the second quarter of 2007, in quarterly amounts of $646,331 from the third quarter of 2007 through the first quarter of 2008, and in a final payment of $27,857,725 on the maturity date of June 30, 2008.

Borrowings outstanding under the new credit agreement generally bear interest at an annual rate which is .25% higher than the annual interest rate under the senior credit agreement.

The obligations under the new credit agreement are secured by second priority liens on, and security interests in, substantially all of the assets of IFN, ITC^DeltaCom and all of ITC^DeltaCom’s other subsidiaries. Under an intercreditor agreement with the lenders under the senior credit agreement, the lenders under the new credit agreement are subject to standstill provisions restricting their ability to enforce their remedies upon an event of default by the loan parties or an insolvency of the loan parties until all obligations under the senior credit agreement have been paid in full. Following payment in full of the senior credit agreement, the obligations under the new credit agreement will be secured by first priority liens on, and security interests in, the assets that previously had secured obligations under the senior credit agreement.

The new credit agreement contains the same financial covenants as the senior credit agreement, except that the financial covenants in the new credit agreement, other than the minimum unrestricted cash covenant, only reflect the covenant levels applicable on the Merger closing date and are not be subject to adjustment in future periods. Some of the other negative covenants in the new credit agreement are less restrictive than the comparable covenants in the senior credit agreement.

A copy of the new credit agreement is filed as Exhibit 10.5 to this Current Report on Form 8-K.

BTI’s Business

The following sets forth certain information concerning BTI’s business.

Overview. BTI is a facilities-based integrated communications provider headquartered in Raleigh, North Carolina. BTI was founded in 1983, originally as a facilities-based provider of long distance services. BTI’s products include local exchange service, data services, Internet access and other enhanced services. Since its founding, BTI has grown to serve markets in the southeastern United States, from Washington, D.C. to Miami, Florida. The majority of BTI’s customers are located in six states: Florida, Georgia, North Carolina, South Carolina, Tennessee, and Virginia. BTI’s direct sales presence includes 18 offices located throughout this region. BTI primarily serves small and medium-sized businesses, defined as those with one to 499 employees, which represent the dominant business size within BTI’s geographic area. As of June 30, 2003, BTI provided integrated retail services to over 24,000 small and medium-sized business customers.

BTI has a 4,500-mile fiber network across the eastern United States. As of June 30, 2003, BTI operated three network operations centers with Alcatel USA 600E digital long distance switches and 14 network operations centers with Lucent 5E2000 local switches. BTI is transitioning local customers onto its own facilities and has colocated digital loop carriers in the central offices of approximately 90 incumbent local exchange carriers. As of June 30, 2003, BTI had approximately 174,500 local access lines in service and provided local service over its own facilities for approximately 42% of these local access lines.

BTI has also deployed four asynchronous transfer mode, or “ATM,” switches and 26 frame relay switches throughout the southeastern United States, enabling BTI to expand its on-net data services offerings. BTI’s approximately 90 colocations combined with its ATM and frame switches have provided BTI with a facilities-based data network to sell and market to customers. This has allowed BTI to continue diversifying its revenue mix as it provides a bundled solution to customers.

Services. BTI offers its customers the following core services:

•	integrated retail voice services, which include local, long distance, operator and other enhanced services;

•	data services, which include frame relay, private line and fiber sales, ATM, enhanced Internet services, advanced network services and digital subscriber lines; and

•	wholesale voice services, including switched/dedicated access, private line and dark fiber capacity sales.

Integrated Retail Voice Services. BTI’s integrated retail voice services include the following:

•

Local Services. BTI provides local services in Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia and 13 other states. BTI has authority to provide local services in a total of 21 states and the District of

Columbia. BTI offers a full range of local service features, including central exchange services, integrated services digital network, or ISDN, services, voice mail, universal messaging services, directory assistance, call forwarding, return call, hunting services, call pick-up, and repeat dialing and speed dialing.

•	Long Distance. BTI offers both domestic and international switched and dedicated long distance services, including “1+” outbound dialing, inbound toll-free and calling card services.

•	Operator Services. BTI offers live or automated operators to owners of pay telephones and multi-telephone facilities, such as hotels, hospitals and universities, to assist in placing outbound long distance calls and to transmit the calls over BTI’s network.

•	Other Enhanced Services. BTI offers conference calling services, including toll-free and operator-assisted access, sub-conferencing and transcription services and enhanced calling card services, which offer such features as voice and fax mail, voice-activated speed dialing, conference calling and network voice messaging. BTI also provides customized solutions on customer needs through an intelligent peripheral platform.

Data Services. BTI’s data services include the following:

•	Frame Relay. BTI offers frame relay services on the Lucent STDX-9000 switching platform. Such services offer customers an efficient method of data transport of up to T-1 speeds. Frame relay allows customers to meet more efficiently their data transfer needs for such applications as Internet access, local area network interconnection and complex systems network architectures.

•	Private Line and Fiber Sales. BTI’s private line services provide telecommunication connectivity between multiple locations of BTI’s end-user customers and to other telecommunications companies to transmit voice, video or data in a variety of bandwidths from DS-0 to OC-48. BTI also offers leases of dark fiber to other telecommunication carriers on certain segments of its fiber optic network.

•	Digital Subscriber Line. BTI offers xDSL technologies utilizing Alcatel and Copper Mountain digital subscriber line, or “DSL,” products. DSL technology provides continuous high-speed local connections to the Internet and to private and local area networks. BTI has agreements with other DSL providers to resell their DSL services in markets where BTI has not yet installed its own equipment.

•	Internet Access. BTI offers dedicated Internet access via private line and frame relay connectivity that provides high-performance, cost-efficient interconnection of multiple local area networks or legacy systems.

•	ATM. BTI offers high-bandwidth, low-delay, connection-oriented switching and multiplexing techniques for data transfer, which are known as ATM services. ATM allows for the simultaneous high-speed transfer of voice, data and video in a more efficient manner than traditional methods. These services are typically targeted to larger customers and other telecommunications providers.

Wholesale Services. BTI offers 1+ domestic origination and termination services over its network, as well as both inbound and outbound international services. BTI also provides toll-free number origination services and local access and transport area services.

As of June 30, 2003, BTI provided wholesale services to more than 100 telecommunications carriers and other end-user customers.

Implementation of Local Services. BTI began offering local exchange services in selected markets in November 1997. Since that time, BTI has installed 14 Lucent 5E 2000 local switches and one Telica Plexus 9000 local switch and colocated digital loop carriers in integrated local exchange carrier central offices in selected markets to facilitate cost-effective service to smaller customers. BTI had approximately 90 digital loop carrier locations as of June 30, 2003. BTI focuses on utilizing digital loop carriers to realize the cost and network advantages associated with unbundled network elements. With digital loop carriers in place and connected directly to BTI’s network, BTI is able to serve more profitably a smaller local service customer. BTI believes that this network structure provides BTI with a competitive advantage in better servicing its customers’ needs.

Implementation of Data Services. The rapid growth of the Internet, expansion of electronic commerce and introduction of new business applications have fueled increasing demand from small and medium-sized businesses for access to high-speed data services. BTI has deployed frame relay, DSL and ATM technologies to meet the needs of existing and new business customers. As of June 30, 2003, BTI had installed 26 Lucent frame relay switches. These switches allow for a more cost-effective solution for customers while providing BTI with a higher operating margin.

BTI began offering DSL service in October 1999 and has continued to expand the network and facilities over which it offers DSL service. As of June 30, 2003, BTI had approximately 2,300 DSL lines in service.

BTI Network. BTI operates a fiber optic network that consists of owned and leased transmission capacity. BTI has an indefeasible right to use approximately 3,500 route miles of fiber optic network stretching from New York, New York to Miami, Florida and Atlanta, Georgia to Nashville, Tennessee. BTI has an additional 300 miles in various locations throughout the southeastern United States. In addition, BTI has approximately 200 miles of fiber optic network deployed in certain metropolitan areas, primarily the Raleigh-Durham-Research Triangle Park area in North Carolina, and has constructed a 500-mile coastal fiber optic network extending from Raleigh to Wilmington, North Carolina and from Wilmington to Savannah, Georgia. In addition to carrying BTI traffic, this network allows BTI to market excess fiber capacity to other telecommunication companies. BTI’s total operational fiber network encompasses approximately 4,500 route miles.

As of June 30, 2003, the BTI network comprised:

•	approximately 4,500 route miles of fiber optic network in operation, equipped with Nortel OC-48 and “DWDM,” or dense wavelength division multiplexing, a technology which allows for more cost effective expansion of capacity;

•	14 Lucent 5E 2000 local switches in Jacksonville, Orlando and Tampa, Florida; Atlanta, Georgia; Charlotte, Greensboro, Greenville, Raleigh and Wilmington, North Carolina; and Charleston, Columbia and Greenville, South Carolina; Knoxville and Nashville, Tennessee;

•	three Alcatel USA 600E digital long distance switches in Atlanta, Georgia, Orlando, Florida and Raleigh, North Carolina;

•	colocations of Alcatel network equipment to facilitate local service offerings in the central offices of approximately 90 incumbent local exchange carriers;

•	four ATM switches located in Orlando, Florida; Atlanta, Georgia; and Charlotte and Raleigh, North Carolina; and

•	26 Lucent frame relay switches located in Washington, D.C.; Jacksonville, Orlando and Tampa, Florida; Atlanta, Georgia; New York, New York; Charlotte, Greensboro, Greenville, Raleigh, Rocky Mount, Wilmington and Winston Salem, North Carolina; Philadelphia, Pennsylvania; Charleston, Columbia and Greenville, South Carolina; and Knoxville and Nashville, Tennessee.

BTI leases network capacity under contracts negotiated through its membership in the Associated Communication Companies of America, or “ACCA,” a trade association that BTI co-founded in 1993. The ACCA negotiates with carriers for bulk transmission capacity for its members. The collective buying power of its members enables the ACCA to negotiate as if it were one of the larger telecommunications service providers in the United States.

Sales and Marketing. As of June 30, 2003, BTI maintained 18 sales offices. In 2002, sales offices in Florida, Georgia, North Carolina, South Carolina, Tennessee and Virginia accounted for approximately 92% of BTI’s revenues.

BTI’s retail sales efforts target small and medium-sized businesses in the southeastern United States. BTI’s goal has been to become the single-source provider of all communications services for its customers. To support this effort, BTI’s sales personnel have access to BTI’s customer resource management software and network architecture, which gives them access to customer data, allowing for a quick and effective response to their needs.

BTI markets its integrated retail services primarily through two channels, a direct sales force and a network of independent dealers and agents, which BTI calls its Dealer Program. BTI also markets local and long distance services through its association and collegiate affinity programs.

BTI supports both its direct and dealer program sales forces with a group of skilled product specialists. This group provides technical sales support for BTI’s entire product suite by:

•	meeting with customers and prospects;

•	conducting competitive analysis;

•	providing preliminary pricing services;

•	providing continued training for the sales forces; and

•	preparing proposals and providing technical support for complex sales presentations.

Direct Sales and Support. BTI’s direct sales and support staff market integrated retail communication services directly to end users. As of June 30, 2003, BTI employed approximately 135 direct sales representatives working in 18 sales offices located throughout the southeastern United States. For 2002, the direct sales channel was responsible for approximately 66% of BTI’s new integrated retail services revenue.

BTI has sales offices located in the following 18 cities:

Atlanta, GA	Alpharetta, GA	Greensboro, NC	Greenville, SC
Savannah, GA	Greenville, NC	Knoxville, TN	Ft. Lauderdale, FL
Charlotte, NC	Raleigh, NC	Nashville, TN	Jacksonville, FL
Tampa, FL	Wilmington, NC	Columbia, SC	Orlando, FL
Fayetteville, NC	Charleston, SC

Each of BTI’s sales offices is staffed with at least one sales manager, depending on the size of the market, with each manager overseeing a team of direct sales personnel and product specialists. Select sales offices are also staffed with field support specialists and/or product specialists. BTI’s field support specialists manage customers by region to resolve service and billing issues and maintain a single point of contact for the customer. A field support specialist will also handle term renewals and cross-selling of additional services needed by the customer. Product specialists provide technical expertise during the sales process.

All new sales representatives receive formal training intended to provide thorough information concerning BTI’s services. BTI trains the sales force with a customer-focused program that promotes increased sales through customer attraction and retention. After formal training, sales representatives participate in a continuing mentoring program. BTI bases its marketing strategy on the belief that its target customers want to have their telecommunications needs met by a single company and to have a single point of contact for all of their product, billing and service requirements. BTI assigns a dedicated field support specialist to each customer above a specified billing level. Field support specialists regularly contact and meet with customers to satisfy their telecommunication needs. In addition, BTI provides 24-hour, toll-free access to a centralized customer service center.

Independent Dealer and Agent Sales. In 1992, BTI established a network of independent dealers and agents to market its services. As of June 30, 2003, there were 17 dealer managers located in BTI’s direct sales offices. These dealer managers are BTI employees who are responsible for recruiting new dealers for BTI services and supporting new sales made by the dealers. As with the direct sales force, BTI’s independent dealers and agents have access to BTI product specialists for sales support. This access enables BTI independent dealers and agents to be more effective in their sales efforts and ultimately to present a better solution for the customer. BTI-authorized dealers and agents receive commissions based on services sold, usage volume and customer retention. BTI employs Corporate Partner Program managers who recruit and support dealers and agents. BTI also supports dealers and agents through its order management and support infrastructure located in Raleigh, North Carolina. In 2002, sales through BTI authorized independent dealers and agents accounted for approximately 34% of BTI’s new integrated retail services revenue.

Wholesale Services. BTI’s wholesale sales force is responsible for selling wholesale products and services that include on-net bandwidth facilities, dark fiber network, domestic and international switched services, and wholesale local and data products. The wholesale sales channel markets products to other telecommunications providers, such as interexchange, local exchange or wireless companies. BTI also markets wholesale services to Internet service providers, application service providers, governmental agencies, financial institutions and large corporations. As of June 30, 2003, BTI’s wholesale group included three direct sales professionals and four support specialists located at BTI’s corporate headquarters. The wholesale organization locates potential customers through trade shows, customer referrals and industry alliances. When contacting customers, the wholesale sales professionals work with network engineers and executive management to gain the information about the customer’s operations and telecommunications needs required for development of innovative and application-specific solutions. BTI’s wholesale business allows BTI to use more effectively its existing network infrastructure and facilitates the recovery of its fixed network costs.

Marketing and Advertising. BTI coordinates with its sales force in launching marketing and advertising campaigns to generate retail services in specific markets. These campaigns typically include print advertisements, mailings, trade shows, focused advertisements and sponsorships of sporting and other events. BTI has also negotiated multi-year cooperative advertising agreements with key customers. BTI sponsors or is otherwise actively involved in a number of community and charitable events, including the BTI Center for the Performing Arts in Raleigh, North Carolina.

Management’s Discussion and Analysis of BTI Operating Results

The following management’s discussion and analysis of BTI’s operating results in the six months ended June 30, 2003 and in 2000, 2001 and 2002 should be read in conjunction with BTI’s consolidated financial statements, including the notes thereto, filed as an exhibit to this Current Report on Form 8-K. The references in this management’s discussion and analysis to “BTI” are to BTI Telecom Corp. and its subsidiaries.

Overview. BTI Telecom Corp., which began operations in 1983 as Business Telecom, Inc., is a provider of telecommunications services in the southeastern United States. As of June 30, 2003, BTI had 18 sales offices in the southeastern United States. BTI operates long distance switching centers in Atlanta, Georgia, Orlando, Florida, and Raleigh, North Carolina, and began offering local exchange services in 1997 primarily on a resale basis. In recent years, however, BTI has transitioned customers onto its local switches installed in

Raleigh, Charlotte, Greensboro, Greenville and Wilmington, North Carolina; Knoxville and Nashville, Tennessee; Charleston, Columbia and Greenville, South Carolina; Orlando, Tampa and Jacksonville, Florida; and Atlanta, Georgia. In addition to these local switches, BTI has colocated digital loop carriers in approximately 90 incumbent local exchange carrier, or ILEC, central offices to provide more cost-effective local services to BTI’s business customers. These colocations also facilitate BTI’s data service product offerings, as they allow for deployment of DSL services. As of June 30, 2003, BTI had approximately 174,500 local access lines in service. Approximately 42% of these lines in service are facilities-based and an additional 45% are provided via the unbundled network element platform, or UNE-P, which consists of a complete set of unbundled network elements leased from the ILEC that are combined to provide an end-to-end circuit for customers. The provisioning of local service in this manner results in higher margins than typical resold ILEC services in most markets.

BTI operates a fiber optic network, consisting of owned and leased transmission capacity, concentrated in the southeastern United States. As of June 30, 2003, BTI had a total of approximately 4,500 miles of fiber optic network in service. In October 1997, BTI purchased, pursuant to an indefeasible right of use, or IRU, approximately 3,500 route miles of dark fiber from New York, New York to Miami, Florida and Atlanta, Georgia to Nashville, Tennessee, on a fiber optic network being constructed by a national provider. As of December 31, 2000, all of this network was operational. BTI has 22 point-of-presence sites deployed along this fiber route to support its planned growth. BTI also owns or leases approximately 200 route miles of fiber in North Carolina’s Raleigh-Durham-Research Triangle Park area. In March 2001, BTI completed construction of a 500-mile fiber network from Raleigh, North Carolina to Savannah, Georgia. BTI also has an additional 300 miles of fiber acquired via other IRU agreements, primarily for diversity and access to its metropolitan network.

Revenue. BTI’s integrated retail voice services include long distance, local, operator and other enhanced services. BTI began offering local exchange services as part of its array of integrated telecommunications services in selected markets in the southeastern United States in 1997. BTI initially offered these services through the resale of ILEC services to facilitate rapid market entry, while beginning the process of constructing its own local switching infrastructure. Through June 30, 2003, BTI had installed 14 Lucent 5ESS local switches throughout the southeastern United States. The introduction of local services on a resale basis initially contributed to lower gross margins, even as BTI continued to increase its resold line count through 2001. However, these margins have continued to improve as BTI has provided more of these services using its own local switching facilities and via UNE-P. BTI began to provision historically resold local services to UNE-P in late 2001. In addition, BTI has continued to convert resold local services to UNE-P in areas where warranted by higher margins.

BTI also provides data services, Internet access, DSL high-speed Internet access services, ATM data transport service, and private line services ranging from DS-0 capacity to OC-48 capacity. In addition to marketing private line and access services as a component of its data services to wholesale customers, BTI markets excess capacity on some of its fiber network in the form of IRUs of dark fiber strands. This strategy enables BTI to defray the cost of network construction and improve its overall cash flow. As of June 30, 2003, BTI had sold approximately 2,300 DSL lines to its retail customers. Data services revenue as a percentage of BTI’s total revenue totaled 15.2% in 2000, 18.3% in 2001 and 19.1% in 2002.

BTI’s wholesale voice services consist primarily of switched and dedicated access services and prepaid calling card services. BTI originally developed and marketed its wholesale services as a means to leverage the network infrastructure developed for its integrated retail services by improving network efficiency and lowering its overall fixed cost per minute. In recent years, however, revenue per minute has declined rapidly, resulting in significantly lower margins and ultimately an inability to support the associated fixed network costs of these services. In 2002, BTI implemented strategic price increases designed to achieve certain minimum target margins. As a result, revenue from these services has declined significantly. Although BTI continues to provide a limited amount of these services when it expects they will produce favorable margins, BTI’s primary focus in the wholesale market is the marketing of its suite of data services. Wholesale voice services revenue as a percentage of BTI’s total annual revenue totaled 20.2% in 2000, 16.6% in 2001 and 5.7% in 2002.

The WCAS Securityholders and some of their affiliates, including ITC^DeltaCom and some other portfolio companies, purchase telecommunications services from, and sell telecommunications and related services to, BTI in the ordinary course of business on arm’s-length terms. The amount of the purchases by the WCAS Securityholders and their affiliates totaled approximately $0.9 million in the six months ended June 30, 2003, $1.6 million in 2002, $2.5 million in 2001 and $1.6 million in 2000, of which approximately $0.5 million in the six months ended June 30, 2003, $1.3 million in 2002, $1.3 million in 2001 and $0.8 million in 2000 were generated by ITC^DeltaCom’s purchase of such telecommunications services. The amount of the sales to BTI by the WCAS Securityholders and their affiliates totaled approximately $0.5 million in the six months ended June 30, 2003, $1.6 million in 2002, $1.8 million in 2001 and $0.6 million in 2000, of which approximately $0.4 million in the six months ended June 30, 2003, $1.5 million in 2002, $1.7 million in 2001 and $0.6 million in 2000 were generated by ITC^DeltaCom’s sale of such telecommunications services to BTI.

Operating Expenses. BTI’s primary operating expense categories include cost of services and selling, general and administrative expenses, or SG&A. Cost of services consists of the fixed costs of leased facilities and the variable costs of origination, termination and access services provided through ILECs and other telecommunications companies. By using multiple carriers for transmission capacity, BTI is able to maintain network diversity and take advantage of least-cost traffic routing. BTI’s cost of services for local services consists primarily of local circuits leased from the end-user to BTI’s facilities, UNE-P charges for the use of ILEC circuits and facilities, and resold services purchased from the ILEC. In addition, BTI’s fiber optic network enables BTI to carry a significant portion of its intraregional traffic over its own facilities, thereby reducing its costs of services by decreasing payments to other carriers for the use of their facilities.

SG&A includes all infrastructure costs such as selling expenses, customer support, corporate administration, personnel, network maintenance, and depreciation and amortization. Selling expenses include commissions for BTI’s direct sales program, which consist of a percentage of customers’ first month’s billings, based upon the representative’s performance relative to sales targets. Selling expenses also include commissions paid to BTI’s dealers, which are based upon varying percentages of the customers’ monthly billings and upon the underlying product and month of billing. Depreciation and amortization is primarily related to switching equipment, facilities, computer equipment and software. Depreciation and amortization also includes the amortization of line access fees, which represent installation charges paid primarily to ILECs for leased circuits in addition to internal costs for network setup.

Income Taxes. BTI generated net operating losses for the six-month periods ended June 30, 2003 and 2002, as well as the years ended December 2000 and 2002. Based upon current circumstances and expected levels of depreciation and interest expense, this trend is expected to continue. Given these circumstances, BTI has established a valuation allowance for the net deferred tax assets associated with these net operating losses. As such, net operating losses had no impact on BTI’s results from operations for the six-month periods ended June 30, 2003 or 2002, or for the years ended December 31, 2000 or 2002. BTI expects to reduce the valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will be realized.

During 2001, BTI experienced an ownership change as defined in Internal Revenue Code Section 382. As a result, BTI’s ability to utilize prior losses against future taxable income will be limited.

Critical Accounting Policies, Estimates, Risks and Uncertainties. BTI’s audited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require BTI to make estimates and assumptions. Of BTI’s significant accounting policies described in note 1 to its audited consolidated financial statements, the following policies may involve a higher degree of judgment and complexity.

The policies discussed below are not intended to constitute a comprehensive list of all of BTI’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for BTI to judge their application. There are also areas in which BTI’s judgment in selecting any available alternative would not produce a materially different result. BTI’s audited consolidated financial statements and related notes contain accounting policies and other disclosures required by accounting principles generally accepted in the United States.

Revenue Recognition. BTI recognizes revenue for telecommunications services as services are provided in accordance with SEC Staff Accounting Bulletin, or “SAB,” No. 101, “Revenue Recognition in Financial Statements,” as amended by SAB Nos. 101A and 101B. SAB No. 101 requires that the following four basic criteria must be satisfied before revenues can be recognized:

•	there is persuasive evidence that an arrangement exists;

•	delivery has occurred or services rendered;

•	the fee is fixed and determinable; and

•	collectibility is reasonably assured.

Due to the timing of BTI’s billing cycles, at any date, certain services have been provided to customers which have not yet been billed. Revenue which has been earned but not yet billed to customers is recorded as accounts receivable in BTI’s consolidated balance sheets. In addition, BTI invoices customers one month in advance for certain recurring services. This results in advance billings which are recorded as other liabilities in BTI’s consolidated balance sheets.

Deferred revenue represents prepayments received from customers for future use of BTI’s fiber optic network under IRU agreements. These agreements generally require the customer to make a substantial down payment upon execution of the agreement, with the balance due upon delivery and acceptance of the fiber. Cash received in excess of revenue earned is recorded as deferred revenue. The current portion is included in advance billings and other liabilities and the long-term portion is included in other long-term liabilities in BTI’s consolidated balance sheets. BTI is obligated under dark fiber agreements to maintain its network in efficient working order and in accordance with industry standards. Customers are obligated for the term of the agreement to pay for their allocable share of the costs for operating and maintaining the network. BTI recognizes this revenue monthly as services are provided.

Allowance for Doubtful Accounts. BTI evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where BTI is aware that a specific customer’s ability to meet its financial obligations to BTI is in question (such as a result of bankruptcy filings or a substantial down-grading of credit ratings), BTI records a specific allowance against amounts due to reduce the net recognized receivable from that customer to the amount BTI reasonably believes will be collected. For all other customers, BTI reserves a percentage of the remaining outstanding accounts receivable balance based on a review of the aging of customer balances, industry experience and the current economic environment. BTI’s estimates of the recoverability of amounts due to BTI could be reduced by a material amount if circumstances change (such as upon the occurrence of higher than expected defaults or an unexpected material adverse change in a significant customer’s ability to meet its financial obligations to BTI).

Valuation of Long-Lived Assets. BTI recognizes impairment losses in accordance with Statement of Financial Accounting Standards, or “SFAS,” No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets,” when estimated fair value is less than the assets’ carrying value. Accordingly, when indicators of impairment are present, BTI performs a recoverability test by evaluating the carrying value of long-lived assets, in relation to the operating performance and future undiscounted cash flows of the underlying business. BTI adjusts the net book value of the underlying assets to fair value if the sum of expected future undiscounted cash flows is less than book value. BTI’s expected future undiscounted cash flows are based on a number of assumptions that are subject to economic and market uncertainties. As these factors are difficult to predict and are subject to future events that may alter BTI’s assumptions, the future undiscounted cash flows estimated by BTI in its impairment analyses may not be achieved. Accordingly, BTI may be required to recognize future impairment losses on its long-lived assets.

Property, Plant and Equipment. BTI capitalizes property, plant and equipment at its cost, including labor and other direct costs associated with the installation of network facilities. Improvements that significantly add to productive capacity or extend the useful life are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of various assets, ranging from three to 20 years. Interest is capitalized in accordance with SFAS No. 34, “Capitalization of Interest Cost,” as part of the cost of constructing BTI’s fiber optic network and switching facilities.

Results of Operations

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

Revenue. Revenue for the six months ended June 30, 2003 decreased by $9.7 million or 7.6% from the six months ended June 30, 2002. This decrease consisted primarily of decreases in retail long distance services and wholesale voice and data services of $5.6 million, $6.2 million and $2.5 million, respectively, which were partially offset by a $4.7 million increase in local service revenue. Although retail long distance usage increased slightly during this period, this increase was more than offset by price compression. The decreases in retail long distance revenues have continued to be primarily attributable to declines of approximately 15% per year in the rates BTI charges per minute for these services. In addition, long distance volume increases from sales bundled with local services have been largely offset by customer turnover, or churn, in BTI’s stand-alone, long distance customer base.

The decrease in wholesale long distance revenues for the six months ended June 30, 2003 resulted primarily from strategic pricing changes BTI implemented in 2002, which were designed to preserve minimum margins. The reduction in wholesale data revenues was due primarily to the overall market decline experienced by the wholesale telecommunications industry, which has resulted in fewer financially stable customers and decreased demand, as customers have eliminated excess capacity on their networks in an effort to control costs. BTI’s new sales in this market segment have been outpaced by the disconnection of existing customer circuits.

The 10.2% increase in local service revenue from $46.1 million to $50.8 million resulted primarily from an increase in local lines in service. Local lines increased 13.7% or 21,000 lines from 153,500 lines at June 30, 2002 to 174,500 lines at June 30, 2003. The increase in local lines was partially offset by a slight decrease in the revenue per line and the reduction in access rates over the period. FCC-ordered interstate access rate reductions resulted in the mid-2002 decrease from $0.025 to $0.018 per minute.

Cost of Services. Cost of services decreased by $8.4 million or 11.3% from $74.4 million to $66.0 million. Cost of services represented 58.4% and 56.1% of revenue for the six-month periods ended June 30, 2002 and 2003, respectively. BTI’s lower cost of services as a percentage of revenue during the first six months of 2003 reflects the effects of various improvements in BTI’s underlying cost components and a shift in its revenue mix to higher margin products. BTI’s revenue mix continued to improve as it focused on its transition to a facilities-based competitive local exchange carrier, or CLEC, and as it significantly reduced its provision of lower-margin wholesale long distance services.

The improvements in BTI’s underlying cost components resulted principally from the following factors:

•	The reduction of network facilities to improve the overall cost efficiency of BTI’s long distance network. As revenues from BTI’s wholesale long distance business have continued to decline, BTI has focused on reducing the size of its network facilities to support primarily its retail business. In addition, BTI has disconnected facilities where there was over-capacity based on its current production trends.

•	The migration of BTI’s local customer circuits, which were originally ordered and provisioned under special access tariffs. BTI has deployed additional local network elements to some end offices under its interconnection agreements, which has allowed BTI to lower the cost of access circuits to local end users.

•	Audits performed by outside contractors to reconcile billings from BTI’s underlying suppliers. BTI has engaged consultants to validate the amounts that it is being invoiced for services and features and to reconcile these amounts to the corresponding amounts that it bills to end-user customers. Overall, this has resulted in both increased billings to customers and in lower invoice amounts from suppliers.

•	Improved pricing from local exchange and interexchange companies. BTI has continued to lower its costs from these companies either through continued contract negotiation or formal filings of new tariff pricing by certain providers.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $6.1 million or 11.1% from $55.1 million for the six-month period ended June 30, 2002 to $49.0 million for the same period in the current year. This decrease resulted primarily from employee headcount reductions and decreased sales commission expense due to lower new sales production. Personnel expenses were lower in the current period due to a reduction in the number of employees from 880 as of June 30, 2002 to 810 as of June 30, 2003. The average monthly employee headcount for the six-month periods was 916 and 831 for 2002 and 2003, respectively. BTI also incurred lower expenses for professional fees in the six-month period ended June 30, 2003 than in the same period in the previous year. These decreased expenses were partially offset by increases in sales salaries and commission expense paid to dealers.

SG&A expenses in the six-month period ended June 30, 2002 included executive severance expenses of $3.6 million, which were generated by the voluntary exercise of change-of-control provisions of the employment agreements of some BTI executives.

Depreciation and amortization was $22.3 million and $23.3 million during the six months ended June 30, 2002 and 2003, respectively. This 4.5% increase was primarily attributable to capital expenditures related to the expansion of BTI’s network and the purchase of customer premise equipment to support the growth of local services.

Other Income (Expense). Interest expense was $10.8 million for the six months ended June 30, 2003, compared to $10.0 million in the prior corresponding period. The $0.8 million increase was primarily attributable to increased borrowing from BTI’s principal preferred equity shareholder, Welsh Carson Anderson & Stowe. BTI used the proceeds of these loans primarily to fund ongoing operations and capital expenditures.

Other income (expense), net, for the six months ended June 30, 2002 included higher interest income primarily as a result of increased cash balances from equity investments in 2001 and 2002.

Asset Impairment Charge. During the six months ended June 30, 2003, BTI recorded an asset impairment charge of $94.4 million to property, plant and equipment and other assets, which consists principally of BTI’s fiber network, switching infrastructure and other intangible assets. This impairment charge was based upon trends in BTI’s cash flow and operating performance and availability of capital to support future growth. In addition, projected revenue from wholesale services has been reduced due to adverse trends in demand and a continued decline in the prices at which BTI is able to market these services. In accordance with SFAS No. 144, BTI expected future cash flows to be less than the carrying value of the assets. Based on this evaluation, BTI determined that long-lived assets with a carrying amount of $224.6 million were no longer recoverable and were in fact impaired, and wrote them down to their estimated fair value of $130.2 million.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Revenue. Revenue for the year ended December 31, 2002 decreased 11.5% to $250.7 million from $283.4 million for the year ended December 31, 2001. This $32.7 million decrease was primarily the result of decreased revenues from wholesale services, which were partially offset by increases in retail services revenues. Wholesale long distance services decreased by 69.4% from $46.9 million in 2001 to $14.5 million in 2002. This $32.4 million decrease resulted primarily from strategic pricing changes BTI implemented in 2002 to preserve minimum margins. As a result of those pricing changes in 2002, BTI experienced decreases of 63.6%, 87.6%, and 68.7% in wholesale domestic, international, and prepaid long distance service revenues, respectively, over the previous year.

Wholesale data revenues decreased 22.7% or $7.2 million from $31.7 million in 2001 to $24.5 million in 2002. The reduction in wholesale data revenues resulted primarily from overall market conditions in the wholesale telecommunications industry, which resulted in fewer financially stable customers and decreased demand, as customers have improved the efficiency of their networks and reduced capacity on certain routes in an effort to reduce their costs. Although BTI continues to sell new services to customers in the wholesale market, new sales were exceeded by losses of revenue from existing customers.

Retail services revenues increased 3.4% from $204.7 million for the year ended 2001 to $211.7 million for the year ended 2002. This increase was the result of increases of $13.5 million or 16.1% in local service revenues and $3.1 million or 15.7% in data service revenues, which were partially offset by a decrease of $9.7 million or 9.6% in retail long distance revenues. Cumulative local lines placed in service increased 15.1% or 21,700 lines from 143,800 as of December 31, 2001 to 165,500 as of December 31, 2002. As price compression continues to decrease BTI’s long distance revenues, BTI’s strategy has been to focus on its local and data services to increase revenues in the retail market. In addition to price compression, long distance minutes of use decreased 3.2% from 959.1 million minutes in 2001 to 928.6 million minutes in 2002, primarily as a result of attrition in BTI’s stand-alone long distance customer base. However, BTI continues to be successful in marketing a bundled service offering, as over 85% of BTI’s new local customers also purchased BTI’s long distance services.

Cost of Services. Cost of services decreased by $52.1 million or 26.5% from $196.9 million for the year ended December 31, 2001 to $144.8 million for the year ended December 31, 2002. Cost of services represented 69.5% and 57.7% of revenue for the years ended December 31, 2001 and 2002, respectively. BTI’s lower cost of services as a percentage of revenue during 2002 reflects the effects of various improvements in its underlying cost components and a shift in its revenue mix to higher margin services, which were partially offset by continued margin pressure on long distance revenues. Following are the major factors that contributed to the improvement in BTI’s costs of services as a percentage of revenue:

•	The conversion of the delivery platform of BTI’s local lines from resale status with the ILEC to UNE-P. During the fourth quarter of 2001, BTI began to convert local lines from resale to UNE-P, which resulted in a significant increase in margin on those services. Converting the service delivery method to UNE-P eliminates certain underlying costs and allows BTI to bill other interexchange carriers for switched access to BTI’s local end users. Depending upon the market, this change can increase gross margin on local service by up to 40%.

•	Continued reduction in wholesale long distance revenues. BTI implemented strategic price increases in its wholesale long distance business near the end of 2001 to preserve minimum margin requirements. This resulted in a reduction in BTI’s capacity requirements and a loss of $32.5 million of wholesale long distance revenue, which, due to price compression, was no longer supporting the underlying fixed network costs. BTI’s reduced capacity requirements have enabled it to reduce its network capacity in some areas to support only retail services traffic.

•	The continued success in bundling local and long distance services. As an increasing percentage of its business is represented by combined local and long distance, BTI is able to improve its cost structure by avoiding access charges to other local exchange providers.

•	Improved pricing from BTI’s underlying providers. BTI has continued to lower its costs from local exchange and interexchange companies either through continued contract negotiation or formal filings of new tariff pricing by certain providers.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $11.7 million or 9.9% from $118.1 million for the year ended December 31, 2001 to $106.4 million for the year ended December 31, 2002. This decrease resulted primarily from lower personnel costs and bad debt expense. Bad debt expense decreased $7.6 million or 61.0% from $12.5 million in 2001 to $4.8 million in 2002 primarily due to the reduction in wholesale services revenues. BTI experienced uncharacteristically high levels of bad debt in this area in 2001 due to the overall industry turmoil and significant bankruptcies. Personnel-based expenses were lower due to a reduction in the number of employees from 980 at December 31, 2001 to 856 as of December 31, 2002. This reduction was primarily attributable to a corporate restructuring at the end of the first quarter in 2002. In addition, BTI sought to reduce discretionary spending throughout the company to improve general overhead costs.

SG&A expenses in 2002 included executive severance expenses of $3.8 million and a related-party bad debt of $500,000. The non-recurring executive severance expense was generated by the voluntary exercise of change-of-control provisions of the employment agreements of some BTI executives.

Depreciation and amortization was $42.5 million and $47.4 million for the years ended December 31, 2001 and 2002, respectively. This 11.4% increase was primarily attributable to significant capital expenditures in 2001 related to the substantial completion of network expansion and local switch deployment.

Restructuring Costs. In March 2001, BTI recorded $10.1 million in restructuring costs associated with the contraction of its market expansion plans. In June 2001, BTI recorded an additional $3.4 million in restructuring costs to reflect additional adjustments to its business plan. In accordance with Emerging Issues Task Force, or “EITF,” Issues No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” these costs represent the long-term costs of canceling the expansion, primarily for local switching infrastructure, in some markets. The amounts recorded consist of the costs associated with long-term leases for unused facilities, net of any estimable sublease income, as well as the cancellation of colocations and other fiber expansions, restocking fees paid on returned equipment, and employee severance costs. The remaining liability as of December 31, 2002 was $7.1 million, which is included in accrued expenses in BTI’s consolidated balance sheets.

Other Non-Recurring Charges. During the year ended December 31, 2001, BTI recorded a total of $9.9 million of other non-recurring charges. These charges, as described below, were principally composed of adjustments made to existing receivables for access charges and changes in BTI’s cost structure related to the underlying access charges which it pays to other local exchange companies. These cost increases largely resulted from traffic audits conducted by certain local exchange carriers, which resulted in revisions in the percentage interstate usage factors utilized by these carriers to render ongoing billings.

BTI records revenue for access charges billed to interexchange carriers for the origination and termination of their long distance calls over BTI’s local network. A significant portion of BTI’s historical billings were being disputed by these carriers, and BTI was vigorously pursuing collection of these balances through litigation. The Federal Communications Commission, or FCC, issued an unfavorable ruling in the second quarter of 2001, which significantly reduced the rates BTI was allowed to bill for these services. As a result, BTI recorded a one-time adjustment of $6.2 million to these receivables to reflect the net amount it estimated to be collectible.

Discontinued Operations. During the year ended December 31, 2001, BTI made several adjustments to its business plan, including the discontinuation of certain operations. The performance of Max Commerce, which BTI acquired in the second quarter of 2000, continued to decline during this period. Given this decline and the prospects of Max Commerce’s target market, BTI discontinued the operations of the acquired business. The resulting loss on disposal, including the write-off of goodwill and severance for the employees, totaled $3.7 million. The loss from discontinued operations for Max Commerce for the year ended December 31, 2001 totaled $0.7 million.

BTI also discontinued operations of FS Multimedia, Inc., a subsidiary that BTI formed to pursue a cable television/multimedia network in Raleigh, North Carolina.

Requirements under BTI’s franchise agreement with the City of Raleigh for this network, coupled with the related capital requirements for this project, contributed to BTI’s decision to cease the operations of this subsidiary. The loss on disposal, including the write-off of this franchise and the related employee severance costs, was $0.9 million. The loss from discontinued operations for FS Multimedia for the year ended December 31, 2001 totaled $0.4 million.

During the year ended December 31, 2002, BTI also discontinued the operations of US Datacom. The performance of US Datacom, which BTI acquired in the second quarter of 2000, continued to decline during this period. Because of this decline and BTI’s concerns regarding the prospects of US Datacom’s target market, BTI discontinued the operations of the acquired business. The discontinuation of these operations resulted in a nominal gain, net of severance for the employees. The loss from discontinued operations for US Datacom for the year ended December 31, 2002 was $0.3 million.

Other Income (Expense). During 2002, interest expense was $19.7 million, compared to $32.6 million in 2001. During 2001, interest expense was primarily attributable to BTI’s issuance in September 1997 of $250 million principal amount of its 10½% senior notes due 2007 to finance capital expenditures, working capital and the introduction of CLEC and enhanced data services. During 2001, all but $18.5 million principal amount of these notes were extinguished. During 2002, interest expense was primarily attributable to payments on senior debt and subordinated notes issued by BTI to some of the WCAS Securityholders. In addition to the amounts expensed, BTI capitalized $1.3 million of interest expense primarily associated with the construction of its local service facilities and fiber networks during 2001. BTI did not capitalize any interest expense in 2002.

Interest income decreased to $0.2 million in 2002 from $1.0 million in 2001 due to lower cash balances.

Extraordinary Item – Debt Extinguishment. During 2001, Welsh, Carson, Anderson & Stowe VIII, L.P. and two affiliated funds, all of which were existing shareholders, purchased approximately $231.5 million principal amount of BTI’s 10½% senior notes due 2007 at an aggregate purchase price of approximately $68.7 million. These purchasers contributed these notes and $1.3 million in cash to BTI in exchange for the issuance by BTI of 70,000 shares of Series C preferred stock valued at $1,000 per share. BTI recognized an extraordinary gain of approximately $157.9 million on the extinguishment of debt, net of deferred financing costs of $4.9 million, and had $18.5 million principal amount of senior notes outstanding at December 31, 2002.

Asset Impairment Charge. During the year ended December 31, 2001, BTI recorded an asset impairment charge to goodwill of $2.4 million on its purchase of US Datacom. In accordance with SFAS No. 121, BTI expected future cash flows to be less than the carrying value of the assets and adjusted the net book value of the underlying assets accordingly. In 2002, the operations of US Datacom were subsequently discontinued as a result of a continued deterioration in its performance.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Revenue. Revenue for the year ended December 31, 2001 increased 5.9% or $15.7 million from $267.7 million for the year ended December 31, 2000 to $283.4 million. This growth resulted principally from increases of $20.0 million in local revenues and $8.2 million in retail data revenues. Wholesale data revenues increased $3.0 million, or 10.5%, over 2000. These increases were partially offset by decreases of $4.4 million in retail long distance revenues and $11.0 million in wholesale voice revenues.

The increases of 31.3% in local revenues and 68.9% in data revenues were primarily attributable to BTI’s continued transition from a long distance company to an integrated services provider. Local revenues increased from $63.9 million in 2000 to $83.9 million in 2001. BTI’s cumulative local lines placed in service increased by 39,800 lines or 38.3% to 143,800 lines as of December 31, 2001 from 104,000 as of December 31, 2000. Retail data services revenue increased primarily due to BTI’s continued deployment of DSL and its focus on marketing frame relay products to its retail business customers. DSL revenues increased by over 300% from $0.7 million in 2000 to $3.1 million in 2001. Frame relay revenues increased by 87.8% from $4.9 million in 2000 to $9.2 million in 2001.

Retail long distance revenue decreased $4.4 million or 4.2%, primarily because of price compression in the long distance market for small to medium-sized businesses. This price compression offset the 6.6% increase in retail minutes of use from 899.6 million minutes in 2000 to 959.1 million minutes in 2001. In addition, the rate of attrition in BTI’s stand-alone long distance customer base exceeded that of its bundled customer base.

Wholesale voice revenues decreased 19.0% from $58.0 million in 2000 to $46.9 million in 2001. This decrease resulted primarily from declining domestic wholesale long distance revenues, which decreased 24.0%, or $10.4 million, from $43.4 million in 2000 to $33.0 million in 2001. Wholesale prepaid services revenue decreased by $5.7 million or 69.5% from $8.2 million in 2000 to $2.5 million in 2001 as a result of BTI’s decision effectively to eliminate this product due to declining margins.

Cost of Services. Cost of services increased $32.3 million or 19.6% from $164.6 million in 2000 to $196.9 million in 2001. As a percentage of revenue, cost of services increased from 61.5% in 2000 to 69.5% in 2001. This increase in cost of services resulted from a variety of factors, including the following:

•	Increased access costs from the ILECs. BTI experienced an increase in the rates it pays to other local exchange carriers as a result of increases in the percentage of BTI’s traffic that is billed as intrastate. Because the rates for intrastate traffic generally exceed those billed for interstate traffic, the higher rates increased BTI’s overall costs for these services. These changes occurred primarily as a result of traffic audits conducted by certain local exchange carriers which resulted in revisions in the percentage interstate usage factors utilized by these carriers to render ongoing billings, as discussed below under “Other Non-Recurring Charges.”

•	Increased access cost from other CLECs. As other CLECs continued to gain local market share from the incumbent local exchange companies, the percentage of BTI’s access costs that are billed from CLECs increased. Generally, CLEC access charges are higher than those of the ILECs, thereby creating additional costs to originate and terminate traffic through CLECs.

•	Increased volume of local services provided via the resale platform. During 2001, BTI’s cost structure included an average of approximately 9,000 resold lines per month in excess of the 2000 monthly average. Because resold local services provide significantly lower margins than facilities-based services, this change in service mix created an increase in BTI’s overall cost of services as a percentage of revenue. BTI has subsequently continued to convert many of these lines to its own facilities or to UNE-P to improve margins.

•	Increased percentage of international traffic within wholesale voice revenues. Generally, wholesale international revenue carries a higher cost of services as a percentage of revenue than domestic traffic. Accordingly, this shift in BTI’s wholesale traffic mix during 2001 had a negative impact on its margin percentage.

In response to the deterioration in margins BTI experienced in 2001, it launched several initiatives to evaluate the viability of each product and platform. In addition, BTI accelerated activities directed at improving the percentage of its services delivered via its own facilities and at improving its overall cost structure.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 3.3% or $3.8 million from $114.3 million for the year ended December 31, 2000 to $118.1 million for the year ended December 31, 2001. This increase resulted primarily from an increase in bad debt expense, the effect of which was partially offset by a decrease in compensation expense. Bad debt expense increased $7.3 million or 142.6% from $5.1 million in 2000 to $12.5 million in 2001, primarily due to bankruptcies and declining credit profiles in BTI’s wholesale customer base. Compensation expenses, such as salaries, commissions and payroll taxes, decreased by a combined total of $4.1 million or 6.8% from $60.1 million in 2000 to $56.0 million in 2001. This decrease was primarily attributable to decreases in BTI’s employee headcount, which was 1,246 as of December 31, 2000 and 981 as of December 31, 2001.

Depreciation and amortization was $34.4 million and $42.5 million for the years ended December 31, 2000 and 2001, respectively. The increase of 23.5%, or $8.1 million, was primarily attributable to increased capital expenditures related to the expansion of BTI’s fiber network and the continued deployment of local switching equipment.

Other Income (Expense). During 2001, interest expense was $32.6 million, compared to $30.5 million in 2000. During 2001 and 2000, interest expense was primarily attributable to BTI’s issuance in September 1997 of $250 million principal amount of its 10½% senior notes due 2007 to finance capital expenditures, working capital and the introduction of CLEC and enhanced data services. The $2.1 million increase in interest expense during 2001 consisted primarily of increased borrowings under BTI’s credit facilities. In addition to the amounts expensed, BTI capitalized $2.2 million of interest expense primarily associated with the construction of local service facilities and fiber networks during 2001, compared to $1.3 million of capitalized interest in 2000.

Interest income decreased to $1.0 million in 2001 from $2.3 million in 2000 due to lower cash balances.

Restructuring Costs. In March 2001, BTI recorded $10.1 million in restructuring costs associated with the contraction of its market expansion plans. In June 2001, BTI recorded an additional $3.4 million in restructuring costs to reflect additional adjustments to its business plan. In accordance with EITF 94-3, these costs represent the long-term costs of canceling the expansion, primarily local switching infrastructure, in some markets. The amounts recorded consist of the costs associated with long-term leases for unused facilities, net of any estimable sublease income, as well as the cancellation of colocations and other fiber expansions, restocking fees paid on returned equipment, and employee severance costs. The remaining liability as of December 31, 2002 was $7.1 million, which is included in accrued expenses in BTI’s consolidated balance sheet.

Asset Impairment Charge. During the year ended December 31, 2001, BTI recorded an asset impairment charge to goodwill of $2.4 million on its purchase of US Datacom. In accordance with SFAS No. 121, BTI expected future cash flows to be less than the carrying value of the assets, and adjusted the net book value of the underlying assets accordingly. In 2002, the operations of US Datacom were subsequently discontinued as a result of a continued deterioration in its performance.

Other Non-Recurring Charges. During the year ended December 31, 2001, BTI also recorded a total of $9.9 million of other non-recurring charges. These charges, as described below, consist principally of adjustments made to existing receivables for access charges and changes in BTI’s cost structure related to the underlying access charges BTI pays to other local exchange companies. These cost increases were largely a result of traffic audits conducted by certain local exchange carriers that resulted in revisions in the percentage interstate usage factors which these carriers utilized to render ongoing billings.

BTI records revenue for access charges billed to interexchange carriers for the origination and termination of their long distance calls over BTI’s local network. A significant portion of BTI’s historical billings were being disputed by these carriers, and BTI was vigorously pursuing collection of these balances through litigation. The FCC issued an unfavorable ruling in the second quarter of 2001, which significantly reduced the rates BTI was allowed to bill for these services. As a result, BTI recorded a one-time adjustment of $6.2 million to these receivables to reflect the net amount it estimated to be collectible.

Item 7.	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired. The following consolidated financial statements of BTI required by this Item 7(a) are filed herewith:

(b) Pro Forma Financial Information. The following pro forma combined consolidated financial statements of ITC^DeltaCom giving effect to the Merger under the purchase method of accounting and the other transactions contemplated by the Merger Agreement are filed herewith:

Unaudited Pro Forma Combined Balance Sheet as of June 30, 2003	S-1
Notes to Unaudited Pro Forma Combined Balance Sheet as of June 30, 2003	S-2
Unaudited Pro Form Combined Statement of Operations for Six Months Ended June 30, 2003	S-5
Unaudited Pro Form Combined Statement of Operations for Year Ended December 31, 2002	S-6
Notes to Unaudited Pro Form Combined Statement of Operations For Six Months Ended June 30, 2003 and Year Ended December 31, 2002	S-7

(c) Exhibits. The following exhibits are filed pursuant to this Current Report on Form 8-K:

Exhibit No.	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of July 2, 2003, as amended, among ITC^DeltaCom, Inc., 8DBC1 Corp., BTI Telecom Corp. and the WCAS Securityholders set forth on the signature pages thereof.

3.1	Amended and Restated Bylaws of ITC^DeltaCom, Inc.

4.1	Certificate of Designation of the Powers, Preferences and Relative, Participating and Other Special Rights of 8% Series B Convertible Redeemable Preferred Stock and Qualifications, Limitations or Restrictions Thereof.

4.2	Amended Certificate of Designation of the Powers, Preferences and Relative, Participating and Other Special Rights of 8% Series A Convertible Redeemable Preferred Stock and Qualifications, Limitations or Restrictions Thereof.

4.3	Warrant Agreement, dated as of October 6, 2003, between ITC^DeltaCom, Inc. and Mellon Investor Services, LLC, as Warrant Agent, including form of common stock purchase warrant.

4.4	Warrant Agreement, dated as of October 29, 2002 and amended and restated as of October 6, 2003, between ITC^DeltaCom, Inc. and Mellon Investor Services, LLC, as Warrant Agent, including form of common stock purchase warrant.

10.1	Governance Agreement, dated as of October 6, 2003, among ITC^DeltaCom, Inc., Larry F. Williams, Campbell B. Lanier, III and the WCAS Securityholders set forth on the signature pages thereof.

10.2	Registration Rights Agreement, dated as of October 6, 2003, among ITC^DeltaCom, Inc. and the WCAS Securityholders set forth on the signature pages thereof.

10.3	Registration Rights Agreement, dated as of October 29, 2002 and amended and restated as of October 6, 2003, among ITC^DeltaCom, Inc., SCANA Corporation, Campbell B. Lanier, III and the other Holders set forth on the signature pages thereof.

10.4	Second Amended and Restated Credit Agreement, dated as of October 6, 2003, among ITC^DeltaCom, Inc., Interstate FiberNet, Inc., the subsidiary guarantors listed on the signature pages thereof, the banks, financial institutions and other institutional lenders on the signature pages thereof, and Wells Fargo Bank Minnesota, National Association, as administrative agent and collateral agent.

10.5	Credit Agreement, dated as of October 6, 2003, among ITC^DeltaCom, Inc., Interstate FiberNet, Inc., the subsidiary guarantors listed on the signature pages thereof, the banks, financial institutions and other institutional lenders on the signature pages thereof, and General Electric Capital Corporation, as administrative agent and collateral agent.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

99.1	Form of Amended and Restated Certificate of Incorporation of ITC^DeltaCom, Inc. Filed as Exhibit 99.6 to Amendment No. 1 to Current Report on Form 8-K, filed with the SEC on July 3, 2003, and incorporated herein by reference.

BTI Telecom Corp.

Audited Financial Statements

Years ended December 31, 2000, 2001 and 2002

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

BTI Telecom Corp.

We have audited the accompanying consolidated balance sheets of BTI Telecom Corp. as of December 31, 2001 and 2002, and the related consolidated statements of operations, redeemable preferred stock and shareholders’ deficit and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BTI Telecom Corp. at December 31, 2001 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that BTI Telecom Corp. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has a working capital deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

January 24, 2003, except for Note 14, as to which the date is March 5, 2003

BTI TELECOM CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2001	2002
Assets
Current assets:
Cash and cash equivalents	$14,750	$8,999
Restricted cash	3,173	3,159
Accounts receivable, net	42,606	30,015
Accounts and notes receivable from related parties, net	833	—
Other current assets	2,576	4,297

Total current assets	63,938	46,470
Property, plant and equipment:
Property, plant and equipment	356,824	356,888
Less: accumulated depreciation and amortization	(104,429)	(137,757)

Total property, plant and equipment, net	252,395	219,131
Other assets, net	30,323	33,753

Total assets	$346,656	$299,354

Liabilities, redeemable preferred stock and shareholders’ deficit
Current liabilities:
Accounts payable	$60,501	$28,090
Accrued expenses	2,713	4,278
Accrued interest	1,752	3,438
Current portion of long-term debt	2,265	1,275
Advance billings and other liabilities	12,397	11,561

Total current liabilities	79,628	48,642
Long-term debt	182,571	183,551
Other long-term liabilities	29,129	30,239

Total liabilities	291,328	262,432
Redeemable preferred stock, $.01 par value, authorized 10,000,000 shares:
Series A redeemable convertible preferred stock, 200,000 shares issued and outstanding (aggregate liquidation preference of $225,176 and $238,889 in 2001 and 2002, respectively)	218,672	233,686
Series B redeemable convertible preferred stock, 67,142 shares issued and outstanding (aggregate liquidation preference of $70,480 and $74,772 in 2001 and 2002, respectively)	62,423	68,039
Series C redeemable convertible preferred stock, 73,962 and 123,962 shares issued and outstanding (aggregate liquidation preference of $74,212 and $130,197 in 2001 and 2002, respectively)	73,761	129,281

	354,856	431,006
Shareholders’ deficit:
Common stock, no par value, authorized 500,000,000 shares, 92,559,582 and 92,742,455 shares issued and outstanding in 2001 and 2002, respectively	2,452	2,447
Common stock warrants	33,584	33,584
Unearned compensation	(138)	—
Accumulated deficit	(335,426)	(430,115)

Total shareholders’ deficit	(299,528)	(394,084)

Total liabilities, redeemable preferred stock and shareholders’ deficit	$346,656	$299,354

See accompanying notes to consolidated financial statements.

BTI TELECOM CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,
	2000	2001	2002
Revenue	$267,702	$283,391	$250,705
Cost of services	164,553	196,912	144,768

Gross profit	103,149	86,479	105,937
Selling, general and administrative expenses (2002 includes non-recurring severance and bad debt of $3.8 million and $0.5 million, respectively)	114,254	118,057	106,380
Depreciation and amortization	34,376	42,546	47,387
Restructuring charge	—	13,483	—
Asset impairment charge	—	2,406	—
Other non-recurring charges	—	9,880	—

Loss from operations	(45,481)	(99,893)	(47,830)
Other income (expense):
Interest expense	(30,467)	(32,558)	(19,730)
Other income (expenses), net	(868)	1,596	(152)

Loss from continuing operations before extraordinary item.	(76,816)	(130,855)	(67,712)
Discontinued operations:
Loss from operations of discontinued divisions	$(615)	$(1,422)	$(317)
(Loss) gain from disposal of discontinued divisions	—	(4,558)	3
Extraordinary item – debt extinguishment	—	157,865	—

Net (loss) income	$(77,431)	$21,030	$(68,026)
Dividends on preferred stock	(12,250)	(16,512)	(23,988)

Net (loss) income available for common stockholders	$(89,681)	$4,518	$(92,014)

Per common share – basic:
Loss from continuing operations before extraordinary item	$(.83)	$(1.41)	$(.73)
Loss from discontinued operations	$(.01)	$(.06)	$(.00)
Extraordinary item – debt extinguishment	$—	$1.70	$—
Net (loss) income	$(.84)	$.23	$(.73)
Net (loss) income available for common stockholders	$(.97)	$.05	$(.99)
Weighted average common shares outstanding – basic	92,478	92,554	92,676
Per common share – diluted:
Extraordinary item – debt extinguishment	—	$.62	—
Net income	—	$.08	—
Net income available for common stockholders	—	$.00	—
Weighted average common shares outstanding – diluted	—	254,188	—

See accompanying notes to consolidated financial statements.

BTI TELECOM CORP.

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK

AND SHAREHOLDERS’ DEFICIT

(In thousands)

	Redeemable Preferred			Shareholders’ Deficit
	Series A	Series B	Series C	Common Stock	Common Stock Warrants	Unearned Compensation	Accumulated Deficit	Total Shareholders’ Deficit
Balance at December 31, 1999	$195,757	$—	$—	$1,864	$27,000	$(737)	$(247,469)	$(219,342)
Net loss	—	—	—	—	—	—	(77,431)	(77,431)
Issuance of common stock	—	—	—	1,147	—	—	—	1,147
Compensation related to stock options	—	—	—	400	—	(115)	—	285
Additional issuance costs	(4,173)	—	—	—	—	—	—	—
Accretion of transaction costs	615	—	—	—	—	—	(615)	(615)
Dividend on preferred stock	12,250	—	—	—	—	—	(12,250)	(12,250)

Balance at December 31, 2000	204,449	—	—	3,411	27,000	(852)	(337,765)	(308,206)
Net income	—	—	—	—	—	—	21,030	21,030
Issuance of common stock	—	—	—	(460)	—	—	—	(460)
Compensation related to stock options	—	—	—	(499)	—	714	—	215
Issuance of preferred stock	—	57,943	70,000	—	—	—	—	—
Issuance of warrants – discount on preferred stock	—	(5,884)	—	—	5,884	—	—	5,884
Accretion of discount on preferred stock	—	725	—	—	—	—	(725)	(725)
Issuance of preferred stock and warrants with issuance of debt	—	6,150	3,510	—	700	—	—	700
Additional issuance costs	(3)	—	—	—	—	—	—	—
Accretion of transaction costs	1,301	153	—	—	—	—	(1,454)	(1,454)
Dividends on preferred stock	12,925	3,336	251	—	—	—	(16,512)	(16,512)

Balance at December 31, 2001	218,672	62,423	73,761	2,452	33,584	(138)	(335,426)	(299,528)
Net loss	—	—	—	—	—	—	(68,026)	(68,026)
Compensation related to stock options	—	—	—	(5)	—	138	—	133
Issuance of preferred stock	—	—	49,487	—	—	—	—	—
Accretion of discount on preferred stock	—	967	—	—	—	—	(967)	(967)
Accretion of transaction costs	1,301	357	50	—	—	—	(1,708)	(1,708)
Dividends on preferred stock	13,713	4,292	5,983	—	—	—	(23,988)	(23,988)

Balance at December 31, 2002	$233,686	$68,039	$129,281	$2,447	$33,584	$—	$(430,115)	$(394,084)

See accompanying notes to consolidated financial statements.

BTI TELECOM CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2000	2001	2002
Operating Activities:
Net (loss) income	$(77,431)	$21,030	$(68,026)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	28,650	35,191	38,055
Amortization	5,726	7,355	9,332
Gain on early extinguishment of debt	—	(157,865)	—
Non-cash compensation related to stock options	285	215	133
Changes in operating assets and liabilities:
Accounts receivable	(10,231)	2,690	12,591
Accounts and notes receivable from related parties	(165)	(43)	833
Other current assets	(3,793)	(12,512)	(1,083)
Accounts payable and accrued expenses	36,725	(37,890)	(30,846)
Accrued interest	508	(6,959)	1,686
Advance billings and other liabilities	4,790	28,589	274

Net cash used in operating activities	(14,936)	(120,199)	(37,051)
Investing Activities:
Change in restricted cash	28,997	(3,173)	14
Purchases of property, plant and equipment, net	(139,642)	(9,937)	(9,328)
Acquisitions, net of cash acquired	(3,916)	—	—
Purchases of other assets	(6,246)	(1,072)	(8,863)

Net cash used in investing activities	(120,807)	(14,182)	(18,177)
Financing Activities:
Net proceeds from (payments on) long-term debt	59,368	86,246	(10)
Net proceeds from issuance of redeemable preferred stock	—	60,826	49,487
Increase in deferred financing costs and other assets	(110)	(3,508)	—
Issuance of common stock related to options exercised and warrants	79	—	—
Additional issuance cost of redeemable preferred stock	(4,173)	(3)	—

Net cash provided by financing activities	55,164	143,561	49,477

(Decrease) increase in cash and cash equivalents	(80,579)	9,180	(5,751)
Cash and cash equivalents at beginning of period	86,149	5,570	14,750

Cash and cash equivalents at end of period.	$5,570	$14,750	$8,999

BTI TELECOM CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

Supplemental Disclosure of Non-Cash Activities:

	Year Ended December 31,
	2000	2001	2002
Extinguishment of Senior Notes in exchange for issuance of preferred stock	—	231,475	—
Issuance of preferred stock in exchange for Senior Notes	—	68,713	—
Write-off of deferred financing costs in connection with extinguishment of Senior Notes	—	4,896	—
Transfer of equipment to other assets, net	—	—	4,537

See accompanying notes to consolidated financial statements.

BTI Telecom Corp.

Notes to Consolidated Financial Statements

Years ended December 31, 2000, 2001 and 2002

Note 1: Description of Business and Summary of Significant Accounting Policies

Description of Business-BTI Telecom Corp. and its majority owned subsidiaries (the “Company”) provide (1) integrated retail services, which include long distance, local, advanced intelligent network applications, and operator and other enhanced services, primarily to small to medium-sized business customers located in the southeastern United States; (2) data services, which include dial-up and dedicated Internet service, DSL high-speed Internet access, private line, frame relay and ATM services to both retail and wholesale customers; and (3) wholesale voice services, which include switched/dedicated access and prepaid calling card services primarily to other telecommunication carriers. The Company serves its customers utilizing an advanced fiber optic telecommunications network consisting of both leased and owned transmission capacity.

The Company has experienced recurring operating losses, has a working capital deficiency and is not generating sufficient cash flows from its operations to fund its activities and therefore is dependent on additional financing from external sources. These conditions among others raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern. The Company is actively working to raise additional financing and, if successful, management believes that the Company will have adequate resources to continue to meet its current debt obligations, fund capital improvements and expand and develop its businesses. There is no assurance that such additional funding will be completed and the inability to obtain such financing would have a material adverse effect on the Company.

Basis of Presentation-The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all significant intercompany transactions.

Use of Estimates-The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents-The Company considers highly liquid, short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Restricted Cash-Restricted cash consists of cash collateral for various letters of credit for vendors and municipalities.

Property, Plant and Equipment-Property, plant and equipment is stated at cost, including labor and other direct costs associated with the installation of network facilities. Improvements that significantly add to productive capacity or extend the useful life are

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

capitalized, while repairs and maintenance are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of various assets, ranging from 3 to 20 years.

Interest is capitalized as part of the cost of constructing the Company’s fiber optic network and switching facilities. The amount capitalized for the years ended December 31, 2000, 2001 and 2002 was approximately $2.2 million, $1.3 million, and $0, respectively.

Other Assets-Costs incurred in connection with obtaining long-term financing have been deferred and are being amortized over the terms of the related debt agreements under a method which approximates the effective interest method. Deferred costs relating to long-term financing at December 31, 2001 and 2002 were $13 million. Accumulated amortization of these costs at December 31, 2001 and 2002 was $4.0 million and $5.7 million, respectively.

Line access costs are capitalized and amortized over the estimated period the related lines will be used by the Company (24 months to 60 months) using the straight line method. Deferred line access costs at December 31, 2001 and 2002 were $28.2 million and $38.9 million, respectively, with accumulated amortization of $14.4 million and $21.8 million, respectively.

Long Lived Assets-Impairment losses are recognized when estimated fair value is less than the assets’ carrying value. Accordingly, when indicators of impairment are present, the Company performs a recoverability test by evaluating the carrying value of long-lived assets, in relation to the operating performance and future undiscounted cash flows of the underlying business. The Company adjusts the net book value of the underlying assets to fair value if the sum of expected future undiscounted cash flows is less than book value. The Company’s expected future undiscounted cash flows are based on a number of assumptions that are subject to economic and market uncertainties. As these factors are difficult to predict and are subject to future events that may alter the Company’s assumptions, the future undiscounted cash flows estimated by the Company in its impairment analyses may not be achieved. Accordingly, the Company may be required to recognize future impairment losses on its long-lived assets.

Supplemental Cash Flow Information-The Company paid interest of $31.0 million, $38.7 million and $16.2 million for the years ended December 31, 2000, 2001 and 2002, respectively. The company paid state income taxes of $0, $0, and $.1 million for the years ended December 31, 2000, 2001 and 2002, respectively.

Concentrations of Credit Risk-Financial instruments that potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable which are unsecured. The Company’s risk is limited due to the fact that there is no significant concentration with one particular customer. The Company uses the allowance method of accounting for uncollectible accounts receivable. The Company regularly evaluates the adequacy of its allowance for uncollectible accounts and considers such factors as the credit quality of its customers, delinquent payments, historical trends and current economic conditions. Trade accounts receivable are considered past due when any undisputed balance is aged more than 40 days beyond the billing date. Expected credit losses are recorded as an allowance for doubtful accounts in the consolidated balance sheets. Estimates of expected credit losses are based primarily on historical write-off experience, net of recoveries, and on the aging of the accounts receivable balances. Activity in the allowance for uncollectible accounts consisted of the following:

	Year Ended December 31,
	2000	2001	2002
	(in thousands)
Beginning allowance	$3,757	$5,750	$12,265
Additions charged to costs and expenses	5,134	12,373	5,360
Deductions from reserves	(3,141)	(5,858)	(13,407)

Ending allowance	$5,750	$12,265	$4,218

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

Revenue Recognition-Revenue for telecommunications services is recognized as services are provided. Due to the timing of the Company’s billing cycles, at any point in time, certain services have been provided to customers which have not yet been billed. Revenue which has been earned but not yet billed to customers amounts to $6.4 million and $3.8 million at December 31, 2001 and 2002, respectively, and is recorded as accounts receivable in the Company’s consolidated balance sheets. Additionally, the Company invoices customers one month in advance for certain recurring services resulting in advance billings of $7.9 million and $6.7 million at December 31, 2001 and 2002, respectively and is recorded as advanced billings and other liabilities in the Company’s consolidated balance sheets.

Deferred revenue represents prepayments received from customers for future use of the Company’s fiber optic network under indefeasible rights-of-use agreements (“IRU’s”). The Company accounts for payments under IRU agreements in accordance with Interpretation No. 43 “Real Estate Sales, an interpretation of FASB Statement No. 66” (“FIN 43”). Under FIN 43, dark fiber is considered integral equipment and accordingly, a lease must include a provision allowing title to transfer to the lessee in order for that lease to be accounted for as a sales-type lease. As title to the fiber does not transfer, the Company is accounting for its IRU’s as operating leases, recognizing revenues on a straight-line basis over the term of the IRU, typically 20 to 25 years.

IRU agreements generally require the customer to make a substantial down payment upon execution of the agreement with the balance due upon delivery and acceptance of the fiber. Cash received in excess of revenue earned is recorded as deferred revenue. Deferred revenue from IRU’s amounted to $22.1 million and $23.7 million at December 31, 2001 and 2002, respectively. The current portion is included in advance billings and other liabilities and the long-term portion is included in other long-term liabilities in the Company’s consolidated balance sheets.

The Company is obligated under dark fiber agreements to maintain its network in efficient working order and in accordance with industry standards. Customers are obligated for the term of the agreement to pay for their allocable share of the costs for operating and maintaining the network. The Company recognizes this revenue monthly as services are provided.

Effective January 1, 2000, the Company changed its method of accounting for customer installation revenue recognition in accordance with Staff Accounting Bulletin No. 101 (“SAB 101”), “Revenue Recognition in Financial Statements.” SAB 101 provides additional

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

guidance in applying generally accepted accounting principles to revenue recognition in financial statements. Through December 31, 1999, the Company recognized installation revenue upon completion of the installation. Effective January 1, 2001, in accordance with the provisions of SAB 101, the Company recognized installation revenue and related costs over the average contract period. Installation costs are deferred only to the extent that installation revenue is deferred. The adoption of SAB 101 did not have a material impact on the Company’s results of operations or financial position.

Advertising Expense-In accordance with Statement of Position 93-7 “Reporting on Advertising Costs,” the Company expenses all advertising costs as incurred. The Company expensed $4.3 million, $2.4 million and $1.3 million in advertising costs during 2000, 2001 and 2002, respectively.

Income Taxes-Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws anticipated to be in effect when those differences are expected to reverse. The Company provides a valuation allowance for its deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Accounting for Stock Options

Employees-The Company accounts for stock options granted to employees (and outside directors) under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations, which requires compensation expense to be measured by the market value of the underlying common stock at the date of grant less the amount, if any, an optionee is required to pay for the shares. The following table illustrates the effect on net (loss) income for the years ended December 31 if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123) for its option grants to employees:

	Year ended December 31,
	2000	2001	2002
Net (loss) income, as reported	$(77,431)	$21,030	$(68,026)
Add: Total compensation expense for employee stock options included in reported net (loss) income, net of related tax effects	308	222	45
Deduct: Total compensation expense for employee stock options, as determined under the fair value based method for all awards, net of related tax effects	(492)	(358)	(91)

Pro forma net (loss) income	$(77,615)	$20,894	$(68,072)

Consultants-The Company accounts for stock options granted to consultants under SFAS No. 123. The Company computes fair value for this purpose using the Black-Scholes option-pricing model.

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

All stock options granted prior to 2001 were to employees and outside directors. The fair values of these stock options were determined using the minimum value option-pricing model. All stock options granted in 2001 were to consultants. No stock options were granted in 2002. The fair values of stock options granted to consultants were determined using the Black-Scholes option-pricing model assuming stock price volatility of 100%. Additional assumptions used in the applicable model and the resulting values are as follows:

	Year ended December 31,
	2000	2001	2002
Dividend yield	0%	0%	—
Expected option life	3 years	10 years	—
Risk-free interest rate	6.5%	5.4%	—
Weighted-average fair value per share	$2.23	$—	—

Recently Issued Accounting Standards-In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. SFAS No. 142 became effective beginning January 1, 2002. Adoption of these standards did not have a material effect on the Company’s liquidity, financial position or results of operations.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This standard harmonizes the accounting for impaired assets and resolves some of the implementation issues as originally described in SFAS No. 121. This standard became effective for the year ending December 31, 2002. The adoption of this standard did not have a material effect on the Company’s liquidity, financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections”, which rescinds Statement No. 4, which required all gains and losses from extinguishment of debt to be aggregated, and if material, classified as an extraordinary item, net of related income tax effect. The provisions of SFAS No. 145 related to the rescission of Statement No. 4 are effective for financial statements issued for fiscal years after May 15, 2002. The Company will adopt SFAS No. 145 in 2003. The Company does not expect this pronouncement to have a material impact on the Company’s liquidity, financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, which addresses financial accounting and reporting for costs associated with exit or disposal activities. This statement nullifies Emerging Issues Task Force (EITF) Issues No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The standard is effective for disposal activities initiated after December 31, 2002; however, early adoption is permitted. The Company will adopt SFAS No. 146 in 2003. The Company does not expect this pronouncement to have a material impact on the Company’s liquidity, financial position or results of operations.

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”, which amends SFAS 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The standard is effective for financial statements issued for fiscal years ending after December 15, 2002. The Company adopted the disclosure requirements of SFAS No. 148 in 2002, but did not change its method of accounting for stock-based employee compensation.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 amends certain other existing pronouncements. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. We do not expect the adoption of this statement to have a material impact on our consolidated financial position, results of operations, or cash flows.

Reclassifications-Certain amounts in the December 31, 2000 and 2001 financial statements have been reclassified to conform to the December 31, 2002 presentation. These reclassifications had no material effect on the Company’s results of operations or financial position as previously reported.

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

Note 2: Property, Plant and Equipment

Major classes of property, plant and equipment are summarized below:

	December 31,
	2001	2002
	(in thousands)
Data processing equipment.	$24,057	$24,591
Telephone service equipment	137,532	135,979
Fiber optic network	172,768	174,843
Office furnishings and equipment	7,213	6,454
Leasehold improvements	15,254	15,021
Less: Accumulated depreciation	(104,429)	(137,757)

Total property, plant and equipment, net.	$252,395	$219,131

Note 3: Long-Term Debt and Credit Facilities

Long-term debt consists of the following:

	December 31,
	2001	2002
	(in thousands)
Unsecured 10 ½% Senior Notes, due 2007	$18,525	$18,525
Credit Facilities	85,676	85,715
WCAS $50 million Note, net of unamortized debt discount of $6.0 million and $4.9 million, respectively, issued in connection with the note	43,995	45,121
WCAS $30 million Note, net of unamortized debt discount of $3.5 million and $2.9 million, respectively, issued in connection with the note	26,490	27,118
Other	10,150	8,347

	184,836	184,826
Less current portion	2,265	1,275

	$182,571	$183,551

Unsecured Senior Notes-In September 1997, the Company issued 10½% notes (the “Initial Notes”) with a principal value of $250.0 million. In January 1998, the Company exchanged all of the Initial Notes outstanding in $1,000 principal amounts for $250.0 million in $1,000 principal amounts of Senior Notes. The entire principal balance is due September 2007, with interest payable semi-annually on March 15th and September 15th of each year. The Senior Notes have been registered under the Securities Act of 1933, as amended, and are identical in all material respects to the terms of the Initial Notes for which they were exchanged, except for certain transfer restrictions and registration rights relating to the Initial Notes.

During 2001, Welsh, Carson, Anderson & Stowe VIII, L.P. and two affiliated funds (together, “WCAS”), an existing shareholder, repurchased approximately $231.5 million in principal amount of the Company’s Senior Notes at an aggregate purchase price of approximately $68.7 million. Concurrent with the December 11, 2001 Series C transaction described in Note 4, WCAS contributed its $231.5 million in principal of Senior Notes and $1.3 million in cash to the Company in exchange for 70,000 shares of $1,000 Series C preferred

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

stock. The Company recognized an extraordinary gain of approximately $157.9 million on the extinguishment of debt, net of deferred financing costs written off of $4.9 million, and has $18.5 million of Senior Notes outstanding at December 31, 2002. As a component of this transaction, the Company has executed a supplemental indenture agreement which removes substantially all of the financial and administrative covenants contained in the Senior Notes. In addition, as a result of the decrease in number of holders of the Senior Notes, the Company filed a Form 15 with the Securities and Exchange Commission on November 8, 2001, which allowed the Company to deregister under the Securities Act of 1933.

Senior Secured Notes-Concurrent with the March 31, 2001 Series B transaction described in Note 4, the Company issued a Senior Secured Note (the “$50 million Note”) to WCAS Capital Partners III, L.P. in the amount of $50.0 million. The $50 million Note, which is guaranteed by BTI Telecom Corp. and its other subsidiaries, is secured by a second priority lien on certain of the Company’s assets and the stock of the Company’s operating subsidiary, and matures immediately following the repayment of the restructured Loan (see Loan discussion below). The $50 million Note bears interest at the higher of 10% per annum or the rate existing on the Company’s Loan, and contains covenants similar to those contained in the Company’s Loan. In connection with this $50 million Note financing, the Company also issued WCAS Capital Partners III, L.P. 7,143 shares of the Company’s Series B preferred stock, and a warrant to purchase 1.5 million shares of the Company’s common stock at $0.01 per share. The number of shares issuable pursuant to this warrant was subject to being reduced to a minimum of 785,715, or increased to a maximum of 2,214,285, based upon the Company attaining financial plan objectives on a quarterly basis through the end of 2001. As of December 31, 2002 the number of shares issuable pursuant to this warrant was increased by 714,285 to 2,214,285 pursuant to these provisions.

Concurrent with the December 11, 2001 Series C transaction described in Note 4, the Company issued a Senior Secured Note (the “$30 million Note”) to WCAS Capital Partners III, L.P. in the amount of $30.0 million. The $30 million Note, which is guaranteed by BTI Telecom Corp. and its other subsidiaries, is secured by a second priority lien on certain of the Company’s assets and the stock of the Company’s operating subsidiary, and matures immediately following the repayment of the restructured Loan (see Loan discussion below). The $30 million Note bears interest at the higher of 10% per annum, 150% of the yield to maturity of the U.S. Treasury 7-Year Bond due December 2008, or the rate existing on the Company’s Loan, and contains covenants similar to those contained in the Company’s Loan. In connection with the $30 million Note financing, the Company also issued WCAS Capital Partners III, L.P. 3,962 shares of the Company’s Series C preferred stock.

Loan-Effective March 30, 2001, the Company restructured its existing GE Capital Facilities and its Bank of America Facility. In connection with this restructuring, the Company entered into a new $89 million loan with GE Capital Corporation, Bank of America, and Export Development Corporation (the “Loan”), which was fully drawn at closing, notwithstanding certain outstanding letters of credit. The Loan contains a provision to allow its expansion to $100 million if the Company obtains a commitment from an additional lender. The Loan begins quarterly amortization in 2004, and matures on April 30, 2007. The issuance of the Loan was conditioned upon the closing of the Company’s March 30, 2001 Series B preferred stock and Note financings. The balance of the Loan was approximately $85.7 million at December 31, 2001 and 2002.

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

Interest accrues on the Loan, at the Company’s option, at a base rate of either 1, 2, 3, or 6 month reserve-adjusted LIBOR or an index rate (the higher of the prime rate or 50 basis points over the Federal Funds Rate) plus an applicable margin. The applicable margin varies, based upon the Company’s financial condition, from 3.50% to 4.50% for LIBOR borrowings and from 2.50% to 3.50% for index rate borrowings. As of December 31, 2002 the base rate was the 90-day LIBOR, 1.86% plus a spread of 4.50%, for a total of 6.36% The Loan is secured by a first priority lien on all of the Company’s assets and a pledge of the stock of its operating subsidiary. The Loan requires the Company’s compliance with various financial and administrative covenants, including, among others, covenants limiting the Company’s ability to incur debt, create liens, make distributions or stock repurchases, make capital expenditures, engage in transactions with affiliates, sell assets and engage in mergers and acquisitions. In addition, the Loan contains affirmative covenants, including, among others, covenants requiring maintenance of corporate existence, licenses and insurance, payments of taxes and the delivery of financial and other information. The Company was in compliance with these covenants as of December 31, 2002.

Vendor Financing-During the second quarter of 2001, the Company entered into arrangements with two vendors to finance certain outstanding amounts payable for equipment and construction services. Effective April 12, 2001, the Company entered into an unsecured note payable to Alcatel USA for $5.5 million (the “Alcatel Note”), which represented the net balance remaining associated with purchases of network equipment. The Alcatel Note is payable in 24 equal monthly installments beginning on May 13, 2001, and bears interest at 12% per annum. The balance of the Alcatel Note was $3.1 million and $.9 million at December 31, 2001 and 2002, respectively.

On May 8, 2001 the Company entered into an unsecured note payable to P&H, Inc. for $7.1 million (the “P&H Note”), which represented outstanding amounts for fiber network construction services. The P&H Note bears interest at 8.75% per annum, payable monthly beginning June 1, 2001, with principal payable on demand on or after April 30, 2006. In addition, upon election by the holder, the P&H Note is convertible into shares of the Company’s common stock in the event the Company undertakes a public offering of its common stock. The balance of the P&H Note was $7.1 million at December 31, 2001 and 2002.

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

The aggregate maturities of long-term debt at December 31, 2002 are as follows:

Year of Maturity	Principal Amount
(in thousands)
2003	$1,275
2004	8,900
2005	17,800
2006	33,771
2007	130,841

192,587
Debt Discount	(7,761)

$184,826

In accordance with Statement of Financial Accounting Standards No. 107 “Disclosures about Fair Value of Financial Instruments,” the Company estimates that the fair value of the long-term debt as of December 31, 2001 and 2002 was $181.0 million and $170.3 million as compared to the carrying value of $184.8 million and $184.8 million, respectively. The fair value of long-term debt is determined based on negotiated trades for the securities or is estimated using rates currently available to the Company for debt with similar terms and maturities.

At December 31, 2001 and 2002, the Company had outstanding letters of credit of approximately $3.2 million. These letters of credit, which have terms ranging from 12 to 66 months, collateralize the Company’s obligations to third parties for future billings, leased space and rights of way. The fair value of these letters of credit approximates contract values.

Disclosures about the fair value of financial instruments are based on relevant information available to the Company at December 31, 2002. Although management is not aware of any factors that would have a material effect on the fair value amounts reported herein, such amounts have not been revalued since that date and current estimates of fair value may significantly differ from the amounts presented herein.

Note 4: Redeemable Preferred Stock and Shareholders’ Deficit

Preferred Stock-Of the Company’s 10,000,000 authorized shares of $.01 par value preferred stock, 200,000 shares are designated as Series A preferred stock (“Series A”), 82,143 shares are designated as Series B preferred stock (“Series B”), and 140,000 shares designated as Series C preferred stock (“Series C”).

Series A Preferred-On December 28, 1999, WCAS purchased an aggregate of 200,000 shares of the Company’s Series A and warrants to purchase 4.5 million shares of the Company’s common stock for net proceeds of $196 million (after deducting issuance costs of approximately $4 million). Each share of Series A is immediately convertible into 116.959 shares of common stock, subject to adjustment for certain dilutive issuances of the Company’s common stock. The Company has the right to force conversion of the Series A in certain instances as outlined in the purchase agreement. The holders are also entitled to dividends equal to the greater of (i) 6% per annum of the original purchase price of $1,000 per share (compounded semi-annually on unpaid amounts) or (ii) the amount of dividends that would have been received during such period had the Series A been converted into shares of the Company’s

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

common stock. Following the maturity date of the Senior Secured Note, the Series A is redeemable, at the option of the holders, at the greater of (i) $1,000 per share plus accrued and unpaid dividends thereon or (ii) fair market value on such date. The Company has recorded cumulative preferred dividends in arrears of $38.9 million at December 31, 2002. In the event of liquidation, dissolution or winding up of the Company, the holders are entitled to be paid out of the assets of the Company, prior and in preference to common stockholders or any other class or series of capital stock (other than the Series B or Series C), an amount equal to the greatest of (i) $1,000 per share plus accrued and unpaid dividends thereon, (ii) such amount as would have been payable had the Series A been converted into shares of the Company’s common stock immediately prior to such an event and (iii) an amount representing an internal rate of return on the investment of the holders of the Series A of 20%. The warrants to purchase 4.5 million shares of common stock, subject to adjustment for certain dilutive issuances, have an exercise price of $0.01 per share and are exercisable for a period of ten years beginning on the earlier of a change in control of BTI Telecom Corp. or December 28, 2002. The warrants are cancelable in the event the Company undertakes a public offering of the Company’s common stock and the Company’s stock achieves certain price levels. The warrants had an estimated fair value of $27.0 million on the date of issuance. The Company recorded the estimated value of the common stock warrants as a preferred dividend on the date the warrants were issued.

In 1999, the Board of Directors approved the use of $65 million of the net proceeds from the issuance of the Series A to repurchase approximately 7.6 million shares of the Company’s outstanding common stock held by its Chairman and former Chief Executive Officer. The repurchase has been recorded as a reduction of common stock and accumulated deficit for the year ended December 31, 1999.

Series B Preferred-In two transactions during the first quarter of 2001, the Company issued an aggregate 59,999 shares of Series B to existing shareholders at a price of $1,000 per share, providing total proceeds of approximately $60.0 million. In the first transaction, which closed on January 12, 2001, the Company issued 9,999 shares of Series B to the Company’s Chairman and former Chief Executive Officer (also the Company’s majority common shareholder) and 10,000 shares of Series B to WCAS to provide interim working capital of approximately $20.0 million while the remaining transactions were negotiated and closed. On March 30, 2001, the Company completed the second transaction, in which the Company issued an additional 40,000 shares of Series B to WCAS, also at a price of $1,000 per share, producing total proceeds of $40.0 million. All shares of Series B have customary anti-dilution protections. The closing of the second transaction was subject to certain conditions, including the restructuring of the Company’s senior credit facilities and the issuance of the $50 million Note, described above. The terms of the Series B financing also required the payment of a $1.0 million financing fee to WCAS.

In connection with the Series B transactions described above, the Company also issued warrants to purchase an aggregate of 12.6 million shares of the Company’s common stock at a price of $0.01 per share. The number of shares issuable pursuant to these warrants was subject to being reduced to a minimum of 6.6 million, or increased to a maximum of 18.6 million, based upon the Company attaining certain financial plan objectives on a quarterly basis through the end of 2001. As of December 31, 2001 and 2002, the 12.6 million warrants originally issued was increased by 6.0 million pursuant to these provisions. The warrants are

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

exercisable for a period of ten years beginning on January 12, 2001, and are subject to customary anti-dilution provisions.

Each share of Series B is initially convertible into 800 shares of the Company’s common stock. The holders of Series B are also entitled to dividends equal to the greater of (i) 6% per annum of the original purchase price of $1,000 per share (compounded semi-annually on unpaid amounts) or (ii) the amount of dividends that would have been received during such period had the Series B been converted into shares of the Company’s common stock. Such dividends are payable in cash or stock at the Company’s election. The Company has recorded cumulative preferred dividends in arrears of $7.6 million at December 31, 2002. The Series B shareholders may redeem their shares at a price equal to the higher of the fair market value or liquidation value following the maturity date of the Senior Secured Note. In the event of liquidation, dissolution or winding up of the Company, the holders are entitled to be paid out of the assets of the Company, prior and in preference to common stockholders or any other class or series of capital stock (other than Series C), an amount equal to the greatest of (i) $1,000 per share plus accrued and unpaid dividends thereon, (ii) such amount as would have been payable had the Series B been converted into shares of the Company’s common stock immediately prior to such an event and (iii) an amount representing an internal rate of return on the investment of the holders of the Series B of 20%. The terms of the Company’s Series A preferred stock were also amended in connection with the Series B financing to include similar provisions ensuring holders receive at least a 20% internal rate of return upon liquidation, dissolution or winding up.

The Series B agreement also contains governance provisions whereby WCAS representatives will constitute a majority of the Company’s Board of Directors until such time as their equity ownership falls below a specified minimum level. In addition, the Chairman of the Board and former Chief Executive Officer entered into an agreement to vote his common stock in favor of any action approved by the Board of Directors. The Series B terms also provide that certain types of transactions require approval from holders of a majority of the Series B.

Series C Preferred-In a transaction during December of 2001, the Company issued an aggregate 70,000 shares of Series C to WCAS at a price of $1,000 per share, in exchange for the contribution of $1.3 million in cash and $231.5 million in principal of Senior Notes (see Note 3). All shares of Series C have customary anti-dilution protections. The closing of the transaction was subject to certain conditions, including the issuance of the $30 million Note, described above. The terms of the Series C financing also required the payment of a $1.3 million financing fee to WCAS.

In five separate transactions during 2002, the Company issued an aggregate 50,000 shares of Series C to WCAS at a price of $1,000 per share, providing total proceeds of $50.0 million. The terms of this Series C financing are identical to the terms of the existing Series C. The terms of the Series C financings in 2002 required the payment of $.5 million in financing fees to WCAS.

Each share of Series C is initially convertible into 1,142.857 shares of the Company’s common stock. The holders of Series C are also entitled to dividends equal to the greater of (i) 6% per annum of the original purchase price of $1,000 per share (compounded semi-annually on unpaid amounts) or (ii) the amount of dividends that would have been received during such period had the Series C been converted into shares of the Company’s common stock.

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

Such dividends are payable in cash or stock at the Company’s election. The Company has recorded cumulative preferred dividends in arrears of $6.2 million at December 31, 2002. The Series C shareholders may redeem their shares at a price equal to the higher of the fair market value or liquidation value following the maturity date of the Senior Secured Note. In the event of liquidation, dissolution or winding up of the Company, the holders are entitled to be paid out of the assets of the Company, prior and in preference to common stockholders or any other class or series of capital stock, an amount equal to the greatest of (i) $1,000 per share plus accrued and unpaid dividends thereon, (ii) such amount as would have been payable had the Series C been converted into shares of the Company’s common stock immediately prior to such an event, (iii) Series C equity amount as calculated per the agreement and (iv) an amount representing an internal rate of return on the investment of the holders of the Series C of 20%.

The Series C agreements also contains governance provisions whereby WCAS representatives will constitute a majority of the Company’s Board of Directors until such time as their equity ownership falls below a specified minimum level. The Series C terms also provide that certain types of transactions require approval from holders of a majority of the Series C. The holders of a majority of the Company’s Series A, Series B and Series C shares may also direct the Company’s Board of Directors to effect a sale of the Company after December 31, 2002, or sooner, if the Company fails to meet financial performance objectives.

(Loss) Income Per Share-Basic (loss) income per share is based on the weighted average number of common shares outstanding during the year. Diluted (loss) income per share is computed assuming that the weighted average number of common shares was increased by the conversion of all of the Company’s Series A, Series B and Series C shares. The diluted per share amounts reflect a change in the number of shares outstanding (the “denominator”) to include the preferred shares as if they were converted to common shares and issued, unless their inclusion would be anti-dilutive. In 2001, 25.3 million outstanding warrants and 3.4 million outstanding stock options were excluded as they were anti-dilutive. In each year presented, the net (loss) income (the “numerator”) is the same for both basic and diluted per share computations.

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

The following table provides a reconciliation of the numerators and denominators for the basic and diluted (loss) income per share computations in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share”:

	December 31,
	2000	2001	2002
	(in thousands, except per share amounts)
Numerator:
Net (loss) income	$(77,431)	$21,030	$(68,026)
Dividends on preferred stock	(12,250)	(16,512)	(23,988)

Numerator for basic and diluted (loss) income per share – (loss) income available to common stockholders	$(89,681)	$4,518	$(92,014)
Denominators:
Denominator for basic (loss) income per share – weighted-average shares	92,478	92,554	92,676
Effect of dilutive securities:
Series A, Series B, and Series C Shares	—	161,634	—

Denominator for diluted income per share – weighted average shares	—	254,188	—

Shares Reserved for Issuance-Shares of common stock reserved for future issuance are as follows at December 31, 2002:

(in thousands)
For conversion of redeemable convertible Series A	23,392
For conversion of redeemable convertible Series B	53,714
For conversion of redeemable convertible Series C	141,671
Outstanding warrants	25,314
Outstanding stock options	675
Possible future issuances under stock option plan	6,638

Total shares reserved for issuance	251,404

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

Note 5: Income Taxes

Income taxes are calculated using the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred income taxes arise from temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Components of the Company’s income tax expense are as follows:

	2000	2001	2002
	(in thousands)
Current:
Federal	$—	$—	$—
State	—	—	—
Deferred:
Federal	29,444	(7,274)	21,009
State	4,206	(1,039)	3,027

Income tax benefit (expense)	33,650	(8,313)	24,036
Changes in valuation allowance	(33,650)	8,313	(24,036)

Income tax benefit	$—	$—	$—

The significant components of the Company’s deferred tax assets and liabilities at December 31 were as follows:

	2001	2002
	(in thousands)
Deferred tax liabilities:
Tax over book depreciation	$19,733	$22,483
Line access costs	2,515	3,461
FiberSouth asset purchase	508	325
Other	383	644

Total deferred tax liabilities	23,139	26,913
Deferred tax assets:
Stock options	810	719
Net operating loss carryforward	68,818	103,684
Accounts receivable reserve	5,021	1,687
Restructuring reserve	3,492	—
Other	1,287	1,148

Total deferred tax assets	79,428	107,238
Valuation allowance	(56,862)	(80,898)

	22,566	26,340

Net deferred tax liabilities	$(573)	$(573)

For the years ended December 31, 2000 and 2002, the Company generated net operating losses (“NOLs”). The Company has established a valuation allowance for the net deferred tax assets associated with these net operating losses. The Company will reduce the valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will be realized. The Tax Reform Act of 1986 contains provisions that limit the ability to utilize net operating loss carryforwards in the case of

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

certain events, including significant changes in ownership interests. The net deferred tax liability is included in other long-term liabilities.

During 2001, the Company experienced an ownership change as defined in Internal Revenue Code Section 382. As such, the Company’s ability to utilize pre-ownership change losses against future taxable income will be limited.

At December 31, 2001 and 2002, the Company had net operating loss carryforwards of approximately $175 million and $261 million, respectively, for federal and state income tax purposes which will begin to expire in the year 2012.

The reconciliation of the federal statutory income tax rate with the effective income tax rate reflected in the financial statements is as follows for the years ended December 31:

	2000	2001	2002
Federal income tax benefit at statutory rate	35.0%	35.0%	35.0%
State income tax benefit (net of federal benefit)	5.0%	5.0%	5.0%
Change in valuation allowance	(40.0)%	(40.0)%	(40.0)%

	0.0%	0.0%	0.0%

Note 6: Stock-Based Compensation

The Company has a stock option plan (the “Plan”) to provide incentives to eligible employees, directors and consultants in the form of incentive stock options and non-qualified stock options. The Company has reserved a total of 7.5 million shares of common stock for issuance under the Plan.

The Board of Directors administers the Plan and has the authority to determine, among other things, the interpretation of any provisions of the Plan, the eligibility of an individual to receive stock options, the number of options that may be granted, vesting schedules and option exercise price. The Company’s stock options generally vest annually over three years, except for stock options granted to consultants, which generally vest immediately and have a contractual life of ten years.

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

Option activity under the Company’s plans is summarized below:

	December 31,
	Shares	2000 Weighted Average Exercise Price	Shares	2001 Weighted Average Exercise Price	Shares	2002 Weighted Average Exercise Price
	(in thousands, except per share amounts)
Outstanding at beginning of year.	3,561	$1.75	3,807	$2.42	3,431	$2.02
Options granted	661	7.87	100	4.00	0	0.00
Options exercised	(19)	4.08	(1)	3.00	(167)	0.01
Options canceled	(396)	5.13	(475)	5.64	(2,589)	1.43

Outstanding at end of year	3,807	$2.42	3,431	$2.02	675	$4.62

Options exercisable at end of year	3,015	$1.33	3,139	$1.61	623	$4.32
Shares available for future grant.	3,674		4,049		6,638

The weighted-average remaining contractual life of options as of December 31, 2002 is 6.7 years, with exercise prices ranging from $3.00 to $8.55 per share.

Note 7: Restructuring Costs

In March 2001, the Company recorded $10.1 million in restructuring costs associated with the contraction of the Company’s market expansion plans. In June, 2001 the Company recorded an additional $3.4 million in restructuring costs to reflect adjustments to the Company’s business plan. These costs, in accordance with EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”, represent the long-term costs of canceling the Company’s expansion, primarily local switching infrastructure, in some markets. The amounts recorded consist of the costs associated with long-term leases for unused facilities, net of any estimable sublease income, as well as the cancellation of colocations and other fiber expansions, restocking fees paid on returned equipment and employee severance costs. The remaining liability as of December 31, 2002 was $7.1 million, which is included in accrued expenses on the balance sheet.

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2001 and 2002, the following amounts represented the activity recorded in the restructuring reserve (in thousands):

	Accruals	Payments	Balance at December 31, 2001	Payments	Balance at December 31, 2002
Severance costs	$617	$579	$38	$38	$—
Restocking fees	381	215	166	166	—
Lease exit costs	10,118	1,611	8,507	1,362	7,145
Sale/decommissioning of infrastructure	2,367	2,349	18	18	—

Totals	$13,483	$4,754	$8,729	$1,584	$7,145

Note 8: Other Non-Recurring Charges

During the year ended December 31, 2001, the Company also recorded a total of $9.9 million of other non-recurring charges. These charges, as described below are principally comprised of adjustments made to existing receivables for access charges and changes in the Company’s cost structure related to the underlying access charges which the Company pays to other local exchange companies.

The Company records revenue for access charges billed to interexchange carriers for the origination and termination of their long distance calls over the Company’s local network. A significant portion of the Company’s historical billings were being disputed by these carriers, and the Company was vigorously pursuing collection of these balances through litigation. As a component of this process, the FCC issued an unfavorable ruling in the second quarter of 2001 which significantly reduced the rates the Company had billed for these services. As a result, the Company recorded a one-time adjustment of $6.2 million to these receivables to reflect the net amount the Company estimates will be collected.

Note 9: Discontinued Operations

During the year ended December 31, 2001, the Company made several adjustments to its business plan, including the discontinuation of certain operations. The performance of Max Commerce, which the Company acquired in the second quarter of 2000, continued to decline during this period. Given this decline and the overall viability of Max Commerce’s target market, the Company discontinued its operations. The resulting loss on disposal, including the write-off of goodwill and severance for the employees, totaled $3.7 million. The loss from discontinued operations for Max Commerce for the year ended December 31, 2001 was $.7 million.

The Company also discontinued operations of FS Multimedia, a subsidiary of the Company which was formed to pursue the build-out of a cable television/multimedia network in Raleigh, North Carolina. Certain requirements under the Company’s franchise agreement with the City of Raleigh for this network, coupled with the related capital requirements for this build-out, factored into the Company’s decision to dissolve this subsidiary. The loss on disposal, including the write-off of this franchise and the related employee severance costs, was $0.9

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

million. The loss from discontinued operations for FS Multimedia for the year ended December 31, 2001 was $.4 million.

During the year ended December 31, 2002, the Company also made certain adjustments to its business plan, including the discontinuation of US Datacom. The performance of US Datacom, which the Company acquired in the second quarter of 2000, continued to decline during this period. Given this decline and the overall viability of US Datacom’s target market, the Company discontinued its operations. The resulting gain on disposal, including severance for the employees, totaled $.003 million. The loss from discontinued operations for US Datacom for the year ended December 31, 2002 was $.3 million.

Note 10: Employee Benefit Plans

The Company sponsors a 401(k) Plan and Trust covering substantially all employees. Participants are allowed to elect to defer up to 20% of their salary, subject to Internal Revenue Service limits. The Company matched 50% of employee contributions in 2000, 2001 and 2002, up to a maximum of 6% of each employee’s annual salary. Employer contributions for the years ended December 31, 2000, 2001 and 2002 were $.8 million, $.6 million and $.6 million, respectively.

Note 11: Related Party Transactions

The Company has accounts receivable from affiliates related through common ownership of $.8 million and $.5 million as of December 31, 2001 and 2002, respectively, which has been fully reserved as of December 31, 2002.

Note 12: Commitments, Contingencies and Other Matters

Nonrecurring Severance Charges-During the year ended December 31, 2002, the Company recorded a total of $3.8 million of non-recurring severance charges, which are reflected in selling, general and administrative expenses in the consolidated statements of operations. These charges, as described below, are principally comprised of payments which will be made to former employees of the Company. During 2002, upon separation of their employment with the company, four executives exercised termination agreement provisions under their employment agreements. As a result, the Company recorded a $3.5 million liability to reflect the amount of total payments which will be made to the former employees. The remaining liability for the executive payments as of December 31, 2002 was $2.1 million. The Company also recorded a $.3 million charge for severance payments related to a reduction in force associated with its reduction in the wholesale voice business.

Legal Matters-The Company is a defendant in a number of lawsuits, including regulatory, judicial and administrative matters, all of which have arisen in the ordinary course of business. Plaintiffs may seek to recover large and sometimes unspecified amounts, and some matters may remain unresolved for several years. It is not practical to estimate a range of possible loss for the Company’s litigation matters, and losses could be material with respect to earnings in any given period.

Operating Leases-The Company rents its facilities and certain office and other equipment under operating leases that contain escalation clauses and various renewal and buy-out

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

provisions. Future minimum lease payments under the leases, which have remaining terms in excess of one year, and aggregate future minimum rentals under noncancelable subleases are as follows (in thousands):

2003	$8,060
2004	7,683
2005	5,617
2006	3,854
2007	3,502
Thereafter	10,126

38,842
Future minimum rentals under subleases	911

$37,931

Total rent expense was $8.6 million, $8.7 million and $8.4 million in 2000, 2001 and 2002, respectively. Sublease rental income will be recorded against the restructuring liability.

Other Matters-During 1997, the Company signed an agreement with a municipality to contribute $3.1 million to partially fund the construction of a performing arts center. The contribution will be paid over a ten year period commencing in 1998 and is payable in cash and in-kind service (telephone and data transmission service). As of December 31, 2002, the Company has paid $1.4 million of this commitment.

During 1999, the Company signed sponsorship and advertising agreements with a professional hockey team and an operator of an entertainment and sports arena. The Company has committed to pay an aggregate of $4.1 million under the agreements in exchange for a sponsorship of the hockey team and certain advertising and promotional benefits over the next five years. Payments under the agreement will be made over a five-year period commencing in October 1999. In 2001 the Company renegotiated the contract to reduce the payments in 2002 by $.2 million. As of December 31, 2002, the Company has paid $2.7 million of this commitment.

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

Note 13: Enterprise Wide Disclosure

Revenues by product line are as follows:

	Year Ended December 31,
	2000	2001	2002
	(in thousands)
Retail integrated voice:
Long distance	$105,253	$100,789	$91,079
Local	63,901	83,874	97,401

Total retail integrated voice	169,154	184,663	188,480
Data services	40,590	51,802	47,768
Wholesale long distance	57,958	46,926	14,457

Total	$267,702	$283,391	$250,705

Note 14: Subsequent Events

On February 7, 2003, the Company entered into a Note Purchase Agreement with WCAS pursuant to which the Company may issue up to $10.0 million of Senior Secured Notes, which such Notes are secured by a security interest in all of the Company’s assets. On February 7, 2003, the Company issued Senior Secured Notes in the aggregate principal amount of $5.0 million to WCAS. On March 5, 2003, BTI issued Senior Secured Notes in the aggregate principal amount of $2.5 million to WCAS.

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

Note 15: Selected Quarterly Financial Data (Unaudited)

Selected quarterly financial data for the years ended December 31, 2001 and 2002 is as follows:

	Three Months Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share data)
2002
Revenues	$64,338	$62,981	$62,185	$61,201
Gross profit (1)	(11,943)	(12,879)	(10,035)	(12,973)
Restructuring and non-recurring charges	—	—	—	—
Income (loss) from discontinued operations	(77)	(78)	(117)	(42)
Net loss	(17,046)	(17,789)	(15,064)	(18,127)
Net loss per common share, basic and diluted	$(0.18)	$(0.19)	$(0.16)	$(0.20)

2001
Revenues	$70,811	$73,335	$71,756	$67,489
Gross profit (1)	(11,176)	(20,060)	(10,775)	(32,113)
Restructuring and non-recurring charges	(10,140)	(13,545)	—	(2,084)
Income (loss) from discontinued operations	(714)	(4,982)	(130)	(154)
Extraordinary item	—	—	—	157,865
Net (loss) income	(30,615)	(49,660)	(21,856)	123,161
Net (loss) income per common share, basic	$(0.33)	$(0.54)	$(0.24)	$1.33
Net (loss) income per common share, diluted	—	—	—	$0.48

(1)	Represents revenues less operating expenses, excluding restructuring charges, asset impairment charge and non-recurring charges.

BTI Telecom Corp.

Unaudited Financial Statements

Six Month Periods Ended June 30, 2002 and 2003

BTI TELECOM CORP.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2002	June 30, 2003
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,999	$2,940
Restricted cash	3,159	3,165
Accounts receivable, net	30,015	27,097
Other current assets	4,297	3,037

Total current assets	46,470	36,239
Property, plant and equipment:
Property, plant and equipment	356,888	273,518
Less: accumulated depreciation and amortization	(137,757)	(155,093)

Total property, plant and equipment, net	219,131	118,425
Other assets, net	33,753	26,993

Total assets	$299,354	181,657

Liabilities, redeemable preferred stock and shareholders’ deficit
Current liabilities:
Accounts payable	$28,090	$21,823
Accrued expenses	4,278	2,523
Accrued interest	3,438	1,235
Current portion of long-term debt	1,275	4,478
Advance billings and other liabilities	11,561	11,225

Total current liabilities	48,642	41,284
Long-term debt	183,551	200,772
Other long-term liabilities	30,239	28,651

Total liabilities	262,432	270,707
Redeemable preferred stock, $.01 par value, authorized 10,000,000 shares:
Series A redeemable convertible preferred stock, 200,000 shares issued and outstanding (aggregate liquidation preference of $225,176 and $238,889 in 2002 and 2003, respectively)	233,686	241,503
Series B redeemable convertible preferred stock, 67,142 shares issued and outstanding (aggregate liquidation preference of $70,480 and $74,772 in 2002 and 2003, respectively)	68,039	70,925
Series C redeemable convertible preferred stock, 73,962 and 123,962 shares issued and outstanding (aggregate liquidation preference of $74,212 and $130,197 in 2002 and 2003, respectively)	129,281	133,237

	431,006	445,665
Shareholders’ deficit:
Common stock, no par value, authorized 500,000,000 shares, 92,559,582 and 92,742,455 shares issued and outstanding in 2002 and 2003, respectively	2,447	2,447
Common stock warrants	33,584	33,584
Accumulated deficit	(430,115)	(570,746)

Total shareholders’ deficit	(394,084)	(534,715)

Total liabilities, redeemable preferred stock and shareholders’ deficit	$299,354	$181,657

See accompanying notes to unaudited consolidated financial statements.

BTI TELECOM CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Six Months Ended June 30,
	2002	2003
Revenue	$127,319	$117,620
Cost of services	74,353	65,989

Gross profit	52,966	51,631
Selling, general and administrative expenses	55,142	49,035
Depreciation and amortization	22,292	23,279
Asset impairment charge	—	94,430

Loss from operations	(24,468)	(115,113)

Other (expense) income:
Interest expense	(9,972)	(10,847)
Other (expense) income, net	(239)	10

Loss from continuing operations	(34,679)	(125,950)
Discontinued operations:
Loss from operations of discontinued divisions	(155)	—

Net Loss	(34,834)	(125,950)
Dividends on preferred stock	(11,382)	(13,316)

Net loss available for common stockholders	$(46,216)	$(139,266)

Per common share – basic and diluted:
Loss from continuing operations before extraordinary item	(.38)	(1.36)

Loss from discontinued operations	(.00)	—

Net loss	(.38)	(1.36)

Net loss available for common stockholders	(.50)	(1.50)

Weighted average common shares outstanding – basic and diluted	92,617	92,742

See accompanying notes to unaudited consolidated financial statements.

BTI TELECOM CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2002	2003
Operating Activities:
Net loss	$(34,834)	$(125,950)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	18,209	17,650
Amortization	4,083	5,629
Asset impairment charge	—	94,430
Non-cash compensation related to stock options	110	—
Changes in operating assets and liabilities:
Accounts receivable	9,427	2,919
Other current assets	(573)	1,260
Accounts payable and accrued expenses	(20,562)	(8,023)
Accrued interest	1,837	(2,202)
Advance billings and other liabilities	3,338	(1,923)

Net cash used in operating activities	(18,965)	(16,210)

Investing Activities:
Change in restricted cash	14	(6)
Purchases of property, plant and equipment, net	(3,175)	(6,767)
Purchases of other assets	(4,852)	(3,476)

Net cash used in investing activities	(8,013)	(10,249)

Financing Activities:
Net proceeds from long-term debt	954	20,400
Net proceeds from issuance of redeemable preferred stock	20,000	—

Net cash provided by financing activities	20,954	20,400

Decrease in cash and cash equivalents	(6,024)	(6,059)
Cash and cash equivalents at beginning of period	14,750	8,999

Cash and cash equivalents at end of period	$8,726	$2,940

See accompanying notes to unaudited consolidated financial statements.

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements

Six-Month Periods Ended June 30, 2002 and 2003

Note 1: The Company and Significant Accounting Policies

Basis of Presentation-The consolidated financial information includes the accounts of BTI Telecom Corp. and its wholly owned subsidiaries (the “Company” or “BTITC”) after elimination of intercompany transactions. The consolidated interim financial statements of BTITC included herein are unaudited and have been prepared in accordance with GAAP for interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules for interim financial reporting. In the opinion of management, the financial statements reflect all adjustments (all of which are of a normal and recurring nature) that are necessary to present fairly the financial position, results of operations and cash flows for the interim periods. The results for any interim period are not necessarily indicative of the results for any other period. These financial statements should be read in conjunction with the Company’s Audited Financial Statements for the fiscal years ended December 31, 2000, 2001 and 2002.

Preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property, Plant and Equipment-Interest costs associated with construction of capital assets, primarily fiber optic network and switching facilities, are capitalized. No interest costs were capitalized for the six-month periods ended June 30, 2002 and 2003.

Costs associated with the construction of the fiber optic network are classified as a component of property, plant and equipment in the accompanying consolidated balance sheets. As segments of the network have been completed, these costs have been transferred into service and depreciated over their useful lives.

Other Assets-Costs incurred in connection with obtaining long-term financing have been deferred and are being amortized over the terms of the related debt agreements under a method which approximates the effective interest method. Deferred costs relating to long-term financing at June 30, 2003 were $14.0 million. Accumulated amortization of these costs at June 30, 2003 was $6.7 million.

Line access costs are capitalized and amortized over the estimated period the related lines will be used by the Company (24 months to 60 months) using the straight line method. Deferred line access costs at June 30, 2003 were $38.1 million, with accumulated amortization of $26.3 million.

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

Accounting for Stock Options

Employees–The Company accounts for stock options granted to employees (and outside directors) under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations, which requires compensation expense to be measured by the market value of the underlying common stock at the date of grant less the amount, if any, an optionee is required to pay for the shares. The following table illustrates the effect on net (loss) income if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), for its option grants to employees:

	Six months ended June 30, 2002	Six months ended June 30, 2003
Net (loss) income, as reported	$(34,834)	$(125,950)
Add: Total compensation expense for employee stock options included in reported net (loss) income, net of related tax effects	38	—
Deduct: Total compensation expense for employee stock options, as determined under the fair value based method for all awards, net of related tax effects	(63)	(17)

Pro forma net (loss) income	$(34,809)	$(125,967)

Consultants–The Company accounts for stock options granted to consultants under SFAS No. 123. The Company computes fair value for this purpose using the Black-Scholes option-pricing model.

All stock options granted prior to 2001 were to employees and outside directors. The fair values of these stock options were determined using the minimum value option-pricing model. All stock options granted in 2001 were to consultants. No stock options were granted in 2002 or 2003. The fair values of stock options granted to consultants were determined using the Black-Scholes option-pricing model assuming stock price volatility of 100%, expected life of 10 years and risk-free interest rate of 5.4%; the resulting fair values were zero due to the exercise price of the stock options being materially higher than the fair value of the underlying common stock.

2. Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 requires an investor with a majority of the variable interests in a variable interest entity (“VIE”) to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investors do not have a controlling interest, or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties. For arrangements entered into with VIEs created prior to January 31, 2003, the provisions of FIN 46 are required to be adopted at the end of the first fiscal year that begins after June 15, 2003.

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

The Company is currently reviewing its investments and other arrangements to determine whether any of its investee companies are VIEs. The Company does not expect to identify any significant VIEs that would be consolidated, but may be required to make additional disclosures. The Company’s maximum exposure related to any investment that may be determined to be in a VIE is limited to the amount invested. The provisions of FIN 46 are effective immediately for all arrangements entered into with new VIEs created after January 31, 2003. The Company has not invested in any new VIEs created after January 31, 2003.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, as previously amended by SFAS 138. SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 amends certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial position, results of operations, or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 amends certain other existing pronouncements. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities to which the provisions of FAS 150 must be applied in the first fiscal period beginning after December 15, 2003. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial position, results of operations, or cash flows.

Note 3: Long-Term Debt and Credit Facilities

Senior Notes-On September 22, 1997, the Company issued $250.0 million of 10½% Initial Notes, which were exchanged for Senior Notes in January 1998 (the “Senior Notes”). The entire original principal balance is due on September 15, 2007, with interest payable semi-annually on March 15th and September 15th of each year.

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

The Senior Notes are unsubordinated indebtedness equal in right of payment with all of the Company’s existing and future unsubordinated indebtedness.

During 2001, Welsh, Carson, Anderson & Stowe VIII, L.P. and two affiliated funds (together, “WCAS”), each of which were existing shareholders, repurchased approximately $231.5 million in principal amount of the Company’s Senior Notes at an aggregate purchase price of approximately $68.7 million. Concurrent with the December 11, 2001 Series C transaction, WCAS contributed its $231.5 million principal amount of Senior Notes and $1.3 million in cash to the Company in exchange for 70,000 shares of $1,000 Series C preferred stock. The Company recognized an extraordinary gain of approximately $157.9 million on the extinguishment of debt, net of deferred financing costs of $4.9 million, and has $18.5 million principal amount of Senior Notes outstanding at June 30, 2003. As a component of this transaction, the Company has executed a supplemental indenture agreement which removes substantially all of the financial and administrative covenants contained in the Senior Notes. In addition, as a result of the decrease in number of holders of the Senior Notes, the Company filed a Form 15 with the Securities and Exchange Commission on November 8, 2001, which allowed the Company to deregister under the Securities Act of 1934.

Senior Secured Note-On March 31, 2001, the Company issued a Senior Secured Note (the “$50 million Note”) to WCAS Capital Partners III, L.P. in the amount of $50.0 million. The $50 million Note, which is guaranteed by BTI Telecom Corp. and its other subsidiaries, is secured by a second priority lien on certain of the Company’s assets and the stock of the Company’s operating subsidiary, and matures immediately following the repayment of the restructured Loan (see Loan discussion below). The $50 million Note bears interest at the higher of 10% per annum or the rate existing on the Company’s Loan, and contains covenants similar to those contained in the Company’s Loan. In connection with the $50 million Note financing, the Company also issued to WCAS Capital Partners III, L.P. 7,143 shares of the Company’s Series B preferred stock and a warrant to purchase 1.5 million shares of the Company’s common stock at an exercise price of $0.01 per share. The number of shares issuable pursuant to this warrant was subject to being reduced to a minimum of 785,715, or increased to a maximum of 2,214,285, based upon the Company attaining financial plan objectives on a quarterly basis through the end of 2001. As of June 30, 2003, the number of shares issuable pursuant to this warrant had been increased by 714,285 shares to the maximum of 2,214,285 shares pursuant to these provisions.

On December 11, 2001, the Company issued a Senior Secured Note (the “$30 million Note”) to WCAS Capital Partners III, L.P. in the amount of $30.0 million. The $30 million Note, which is guaranteed by BTI Telecom Corp. and its other subsidiaries, is secured by a second priority lien on certain of the Company’s assets and the stock of the Company’s operating subsidiary, and matures immediately following the repayment of the restructured Loan (see Loan discussion below). The $30 million Note bears interest at the higher of 10% per annum, 150% of the yield to maturity of the U.S.

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

Treasury 7-Year Bond due December 2008, or the rate existing on the Company’s Loan, and contains covenants similar to those contained in the Company’s Loan. In connection with the $30 million Note financing, the Company also issued WCAS Capital Partners III, L.P. 3,962 shares of the Company’s Series C preferred stock.

On February 7, 2003, the Company entered into an agreement with Welsh, Carson, Anderson & Stowe VIII, L.P. and BTI Investors, LLC pursuant to which the Company could issue up to $10.0 million of 10% Senior Secured Notes, which notes are secured by a security interest in all of the Company’s assets. On February 7, 2003, the Company issued an aggregate of $5.0 million of these notes under this agreement. Subsequent issuances were made on March 5 and April 3, 2003 totaling an additional $5.0 million, bringing the total amount outstanding under this agreement to the maximum amount of $10.0 million. The notes, as amended, bear interest at a rate of 10% per annum. Interest is cumulative, accrues daily and is payable on a quarterly basis. Any unpaid interest or principal accrues interest at a rate of 13% per annum. The terms of this financing also required the payment of an aggregate of $100,000 in financing fees to an affiliate of Welsh, Carson, Anderson & Stowe VIII, L.P.

On May 1, 2003, the Company entered into an additional agreement with Welsh, Carson, Anderson & Stowe VIII, L.P. and BTI Investors, LLC pursuant to which the Company could issue up to an additional $10.0 million of 10% Senior Secured Notes, which such Notes are also secured by a security interest in all of the Company’s assets. On May 1, 2003, the Company issued Senior Secured Notes of $5.0 million to WCAS under this agreement. As of June 30, 2003, the total amount outstanding under this additional Note Purchase Agreement was $5.0 million. The notes bear interest at a rate of 10% per annum. Interest is cumulative, accrues daily and is payable on a quarterly basis. Any unpaid interest or principal accrues interest at a rate of 13% per annum. The terms of this financing also required the payment of up to an aggregate of $100,000 in financing fees to an affiliate of Welsh, Carson, Anderson & Stowe VIII, L.P., $50,000 of which was paid on May 1, 2003.

Loan-Effective March 30, 2001, the Company restructured its existing GE Capital Facilities and its Bank of America Facility. In connection with this restructuring, the Company entered into a new $89 million loan with GE Capital Corporation, Bank of America, and Export Development Corporation (the “Loan”), which was fully drawn at closing, notwithstanding certain outstanding letters of credit. The Loan contains a provision to allow its expansion to $100 million if the Company obtains a commitment from an additional lender. The Loan begins quarterly amortization in 2004, and matures on April 30, 2007. The issuance of the Loan was conditioned upon the closing of the Company’s March 30, 2001 Series B preferred stock and Note financings. The balance of the Loan was approximately $85.7 million at June 30, 2002 and 2003.

Interest accrues on the Loan, at the Company’s option, at a base rate of either 1, 3, or 6 month reserve-adjusted LIBOR or an index rate (the higher of the prime rate or 50 basis points over the Federal Funds Rate) plus an applicable margin. The applicable

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

margin varies, based upon the Company’s financial condition, from 3.50% to 4.50% for LIBOR borrowings and from 2.50% to 3.50% for index rate borrowings. As of June 30, 2003, the base rate was the 180-day LIBOR, 1.35% plus a spread of 4.50%, for a total of 5.85% The Loan is secured by a first priority lien on all of the Company’s assets and a pledge of the stock of its operating subsidiary. The Loan requires the Company’s compliance with various financial and administrative covenants, including, among others, covenants limiting the Company’s ability to incur debt, create liens, make distributions or stock repurchases, make capital expenditures, engage in transactions with affiliates, sell assets and engage in mergers and acquisitions. In addition, the Loan contains affirmative covenants, including, among others, covenants requiring maintenance of corporate existence, licenses and insurance, payments of taxes and the delivery of financial and other information. The Company was not in compliance with certain of these covenants, but has obtained a waiver of these covenants as of June 30, 2003.

Vendor Financing-During the second quarter of 2001, the Company entered into arrangements with two vendors to finance certain outstanding amounts payable for equipment and construction services. Effective April 12, 2001, the Company entered into an unsecured note payable to Alcatel USA for $5.5 million (the “Alcatel Note”), which represented the net balance remaining associated with purchases of network equipment. The Alcatel Note is payable in 24 equal monthly installments beginning on May 13, 2001, and bears interest at 12% per annum. The balance of the Alcatel Note was $2.0 million and $0 at June 30, 2002 and 2003, respectively.

On May 8, 2001 the Company entered into an unsecured note payable to P&H, Inc. for $7.1 million (the “P&H Note”), which represented outstanding amounts for fiber network construction services. The P&H Note bears interest at 8.75% per annum, payable monthly beginning June 1, 2001, with principal payable on demand on or after April 30, 2006. In addition, upon election by the holder, the P&H Note is convertible into shares of the Company’s common stock in the event the Company undertakes a public offering of its common stock. The balance of the P&H Note was $7.1 million at June 30, 2002 and 2003.

At June 30, 2003, the Company had outstanding letters of credit of approximately $3.2 million. These letters of credit, which have terms ranging from 12 to 66 months, collateralize the Company’s obligations to third parties for future billings, leased space and rights of way. The fair value of these letters of credit approximates contract values.

Note 4: Redeemable Preferred Stock

Preferred Stock-Of the Company’s 10,000,000 authorized shares of $.01 par value preferred stock, 200,000 shares are designated as Series A preferred stock (“Series A”), 82,143 shares are designated as Series B preferred stock (“Series B”), and 140,000 shares are designated as Series C preferred stock (“Series C”).

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

Note 5: Income Taxes

For the six-month periods ended June 30, 2002 and 2003, the Company generated net operating losses. The Company has established a valuation allowance for the net deferred tax assets associated with these net operating losses. The Company will reduce the valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will be realized. The Tax Reform Act of 1986 contains provisions that limit the ability to utilize net operating loss carryforwards in the case of certain events, including significant changes in ownership interests. The net deferred tax liability is included in other long-term liabilities.

Note 6: Stock-based Compensation

The Company has a stock option plan (the “Plan”) to provide incentives to eligible employees, directors and consultants in the form of incentive stock options and non-qualified stock options. The Company has reserved a total of 7.5 million shares of common stock for issuance under the Plan.

The Board of Directors administers the Plan and has the authority to determine, among other things, the interpretation of any provisions of the Plan, the eligibility of an individual to receive stock options, the number of options that may be granted, vesting schedules and option exercise price. The Company’s stock options generally vest annually over three years, except for stock options granted to consultants, which generally vest immediately and have a contractual life of ten years.

In connection with the Company’s plans to merge with ITC^DeltaCom, Inc., as discussed in Note 10, the Company terminated the Plan effective as of September 12, 2003 (the “Plan Termination Date”). Inasmuch as no optionee elected to exercise his or her stock options prior to the Plan Termination Date, all then outstanding stock options, which covered 639,360 shares, were canceled.

Note 7: Restructuring Costs

In March 2001, the Company recorded $10.1 million in restructuring costs associated with the contraction of the Company’s market expansion plans. In June, 2001 the Company recorded an additional $3.7 million in restructuring costs to reflect adjustments to the Company’s business plan. In accordance with EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”, these costs represent the long-term costs of canceling the Company’s expansion, primarily local switching infrastructure, in some markets. The amounts recorded consist primarily of the costs associated with long-term leases for unused facilities, net of any sublease income, as well as the cancellation of colocations and other fiber expansions, and restocking fees paid on

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

returned equipment. The remaining liability as of June 30, 2003 was $6.6 million, which is included in accrued expenses on the balance sheet.

For the six months ended June 30, 2003, the following amounts were recorded (in thousands):

	Balance at December 31, 2002	Payments	Balance at June 30, 2003
Severance costs	$—	$—	$—
Restocking fees	—	—	—
Lease exit costs	7,145	546	6,599
Sale/decommissioning of infrastructure	—	—	—

Totals	$7,145	$546	$6,599

Note 8: Discontinued Operations

During the year ended December 31, 2002, the Company also made certain adjustments to its business plan, including the discontinuation of US Datacom. The performance of US Datacom, which the Company acquired in the second quarter of 2000, continued to decline during this period. Given this decline and the overall viability of US Datacom’s target market, the Company discontinued its operations, resulting in a nominal gain, net of severance for the employees. The loss from discontinued operations for US Datacom for the six months ended June 30, 2002 was $0.2 million.

Note 9: Asset Impairment Charge

During the six months ended June 30, 2003, the Company recorded an asset impairment charge of $94.4 million to the Company’s property, plant and equipment and other assets, which consists principally of the Company’s fiber network, switching infrastructure and other intangible assets. This impairment charge was based upon trends in the Company’s cash flow and operating performance and the availability of capital to support the Company’s future growth. In addition, projected revenue from the Company’s wholesale services has been reduced due to a declining marketplace and continued degradation of the prices at which the Company is able to market these services. Accordingly, the Company evaluated the ongoing value of property, plant and equipment associated with its local switching infrastructure and fiber optic networks. Based on this evaluation, the Company determined that long- lived assets with a carrying amount of $224.6 million were no longer recoverable and were in fact impaired, and wrote them down to their estimated fair value of $130.2 million. Fair value was based on expected future cash flows to be generated by the Company, discounted at the risk-free rate of interest. Because of deteriorating market conditions (i.e., rising interest rates and less marketplace demand), it is reasonably possible that the Company’s estimate of

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

discounted cash flows may change in the near term resulting in the need to adjust the Company’s determination of fair value.

Note 10: Commitments, Contingencies and Other Matters

Legal Matters-The Company is a defendant in a number of lawsuits, including regulatory, judicial and administrative matters, all of which have arisen in the ordinary course of business. Plaintiffs may seek to recover large and sometimes unspecified amounts, and some matters may remain unresolved for several years. It is not practical to estimate a range of possible loss for the Company’s litigation matters, and losses could be material with respect to earnings in any given period.

Note 11: Enterprise Wide Disclosure

Revenues by product line are as follows:

	Six Months Ended June 30,
	2002	2003
	(in thousands)
Retail Integrated Voice:
Long Distance	$46,829	$41,151
Local	46,114	50,788

Total Retail Integrated Voice	92,943	91,939
Data Services	24,553	22,078
Wholesale Long Distance	9,823	3,603

Total	$127,319	$117,620

Note 12: Subsequent Events

On July 2, 2003, the Company announced a definitive agreement to merge with ITC^DeltaCom, Inc., a competitive local exchange carrier headquartered in West Point, Georgia. Pursuant to the merger agreement, a wholly owned subsidiary of ITC^DeltaCom and BTI will merge and BTI will become a subsidiary of ITC^DeltaCom. In the merger, ITC^DeltaCom will issue to BTI’s shareholders 50,000 shares of its common stock in exchange for the cancellation of all BTI preferred stock and common stock. ITC^DeltaCom also will issue to the holders of certain BTI indebtedness a total of 6.95 million shares of its common stock and warrants to purchase 3.0 million shares of its common stock at an exercise price of $8.50 per share in exchange for the cancellation of that indebtedness. The merger is intended to qualify as a tax-free reorganization.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements give effect to the Merger and the other transactions contemplated by the Merger Agreement, including the sale by ITC^DeltaCom of 350,000 shares of the Series B preferred stock. ITC^DeltaCom has accounted for the Merger as a “purchase” in accordance with generally accepted accounting principles. BTI is treated as the acquired corporation for these purposes and BTI’s assets, liabilities and other items have been adjusted to their estimated fair value at the completion of the Merger and combined with the historical book values of the assets and liabilities of ITC^DeltaCom.

The unaudited pro forma combined statements of operations, which assume that the Merger and the other transactions contemplated by the Merger Agreement had occurred on January 1, 2002, combine the ITC^DeltaCom consolidated statement of operations data for the year ended December 31, 2002 and for the six months ended June 30, 2003 with the BTI consolidated statements of operations data for the year ended December 31, 2002 and for the six months ended June 30, 2003. The unaudited pro forma combined balance sheet is presented as if the Merger and the other transactions contemplated by the Merger Agreement had occurred on June 30, 2003. The unaudited pro forma combined financial statements are not necessarily indicative of the operating results or financial position of the combined company if the Merger and the other transactions contemplated by the Merger Agreement had been consummated as of the dates indicated or of the results that the combined company may attain in the future.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2003

(In thousands)

	(A) ITC^DeltaCom as reported June 30, 2003	(B) BTI as reported June 30, 2003	(C) Pro Forma Adjustments			(A) + (B) + (C) (D) As adjusted
Current Assets:
				$27,500	(a)
Cash and cash equivalents	$32,908	$2,940		(5,500	)(c)	$57,848
Restricted cash	19,685	3,165				22,850
Accounts receivable:
Customer	52,917	27,097				80,014
Affiliate	261	—				261
Inventory	3,682	—				3,682
Prepaid expenses and other current assets	6,600	3,037				9,637

Total current assets	116,053	36,239		22,000		174,292

Property, Plant & Equipment	401,904	118,425		0	(c)	520,329

Other Long-Term Assets:
Goodwill	—	—		18,045	(c)	18,045
Intangible assets, net	24,070	7,474		(1,874	)(c)	29,670
Other assets	3,229	19,519				22,748

Total other long-term assets	27,299	26,993		16,171		70,463

Total assets	$545,256	$181,657		$38,171		$765,084

Current Liabilities
Accounts payable:
Trade	$40,134	$21,823	$			$61,957
Construction	1,326	—				1,326
Accrued interest	1,274	1,235				2,509
Accrued compensation	5,030	—				5,030
Unearned revenue	15,633	11,225				26,858
Other current liabilities	16,577	2,523		6,000	(c)	25,100
Current portion of other long-term liabilities	4,185	—				4,185
Current portion of long-term-debt and capital lease obligations	7,970	4,478				12,448

Total current liabilities	92,129	41,284		6,000		139,413

Long-Term Liabilities:
Other long-term liabilities	5,601	28,651		(23,700	)(c)	10,552
Long-term debt and capital lease obligations	192,766	200,772		(93,000	)(c)	300,538

Total long-term liabilities	198,367	229,423		(116,700)		311,090

				29,500	(a)
Convertible Redeemable Preferred Stock	25,833	445,665		(445,665	)(b)	55,333

Stockholders’ Equity:
				71	(c)
Common stock	448	2,447		(2,447	)(b)	519
Additional paid-in-capital	238,578	—		25,480	(c)	264,058
				4,770	(c)
Warrants outstanding	2,122	33,584		(33,584	)(b)	6,892
Deficit	(12,221)	(570,746)		570,746	(b)	(12,221)

Total stockholders’ equity	228,927	(534,715)		565,036		259,248

Total liabilities and stockholders’ equity	$545,256	$181,657		$38,171		$765,084

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2003

(In thousands, except per share amounts)

(a)	Represents the sale at the merger closing of 350,000 shares of the Series B preferred stock (face value of $35,000) of ITC^DeltaCom to some of the WCAS Securityholders for $35,000 in cash, before reimbursement payments for merger expenses of $2,000 and working capital advances of $5,500. The WCAS Securityholders consist of Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Capital Partners III, L.P., WCAS Information Partners, L.P. and their affiliates and related parties that signed the merger agreement.

(b)	Represents the elimination of the historical shareholders’ equity and preferred stock of BTI.

(c)	ITC^DeltaCom’s purchase price for the merger has been calculated as follows:

50,000 shares of ITC^DeltaCom common stock issuable at the merger closing to the BTI common and preferred shareholders at an estimated price of $3.65 per share	$183
6,950,000 shares of ITC^DeltaCom common stock issuable at the merger closing to the WCAS Securityholders at an estimated price of $3.65 per share for the fair value of outstanding BTI indebtedness owing to the WCAS Securityholders that will be surrendered to BTI at the merger closing date	25,368
3,000,000 warrants to purchase 3,000,000 shares of ITC^DeltaCom common stock issuable at the merger closing to the WCAS Securityholders with an estimated fair value of $1.59 per warrant for the fair value of outstanding BTI indebtedness owing to the WCAS Securityholders that will be surrendered to BTI at the merger closing date	4,770
Direct merger transaction costs	7,500

Total purchase price	$37,821

The purchase price has been allocated as follows:

	Historical Net Book Value	Adjustment		Fair Value
Current assets	$36,239	$		$36,239
Property, plant and equipment	130,183			130,183
Customer relationships	—		5,000	5,000	(1)
Trade names	—		600	600	(2)
Deferred financing costs	7,474		(7,474)	—	(3)

Total intangibles	7,474		(1,874)	5,600
Other assets	$7,761	$		$7,761
Goodwill	—		18,045	18,045
Current liabilities	(36,806)		(6,000)	(42,806	)(4)
Long-term debt	(205,250)		93,000	(112,250	)(5)
Other long-term liabilities	(28,651)		23,700	(4,951	)(6)

Total purchase price				$37,821

(1)	Based on the preliminary allocation of the purchase price, ITC^DeltaCom, through an independent valuation, has determined the value of customer relationships acquired to be $5,000. ITC^DeltaCom has initially determined the useful life of customer relationships to be five years.

(2)	Based on the preliminary allocation of the purchase price, ITC^DeltaCom, through an independent valuation, has determined the value of trade names acquired to be $600. ITC^DeltaCom has initially determined the useful life of trade names to be indefinite.

(3)	Deferred financing costs were associated with the long-term debt of BTI held by the WCAS Securityholders. Because the long-term debt will be settled in conjunction with the issuance of 6,950,000 shares of ITC^DeltaCom common stock and warrants to purchase an additional 3,000,000 shares of ITC^DeltaCom common stock at the merger closing, these deferred financing costs will have no continuing value.

(4)	Represents the value of certain severance costs that will be acquired in conjunction with the merger.

(5)	Represents the value of the long-term debt of BTI held by the WCAS Securityholders that will be settled in conjunction with the issuance of 6,950,000 shares of ITC^DeltaCom common stock and warrants to purchase an additional 3,000,000 shares of ITC^DeltaCom common stock at the merger closing.

(6)	Represents an adjustment to fair value of deferred customer revenue acquired.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Six-Month Period Ended June 30, 2003

(In thousands, except per share amounts)

	(A) ITC^DeltaCom as reported for the period ended June 30, 2003	(B) BTI as reported for the period ended June 30, 2003	(C) Pro Forma Adjustments		(A) + (B) + (C) (D) As adjusted
Operating revenues	$201,557	$117,620	$(574	)(f)	$318,603
Cost of services	98,545	65,989			164,534

Gross margin	103,012	51,631	(574)		154,069

Operating expenses:
Selling, operations and administration	74,286	49,035			123,321
Depreciation and amortization	29,000	23,279	500	(d)	51,903
			(876	) (e)
Stock-based deferred compensation	442	—			442
Asset impairment charge	—	94,430			94,430

Total operating expenses	103,728	166,744	(376)		270,096

Operating loss	(716)	(115,113)	(198)		(116,027)

Other income:
Interest expense	(6,987)	(10,847)	6,622	(c)	(11,212)
Interest income	199	10			209
Other expense, net	—	—			—

Total other expense, net	(6,788)	(10,837)	6,622		(11,003)

Net loss	(7,504)	(125,950)	6,424		(127,030)
			13,316	(b)
Preferred stock dividends and accretion	(1,508)	(13,316)	(1,550	) (a)	(3,058)

Net loss applicable to common stockholders	$(9,012)	$(139,266)	$18,190		$(130,088)

Basic and diluted net loss available to common stockholders per common share	$(0.20)	$(1.50)			$(2.51)

Basic and diluted weighted average common shares outstanding	44,841,201	92,742,000	7,000,000	(f)	51,841,201

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

(In thousands, except per share amounts)

	(A) ITC^DeltaCom as reported for the ten-month period ended October 31, 2002	(B) ITC^DeltaCom as reported for the two-month period ended December 31, 2002	(A) + (B) (C) ITC^DeltaCom combined for the year ended December 31, 2002	(D) BTI as reported for the year ended December 31, 2002	(E) Pro Forma adjustments		(C)+(D)+(E) (F) As adjusted
Operating revenues	$352,897	$65,569	$418,466	$250,705	$(1,107	)(f)	$668,064
Cost of services	164,920	30,021	194,941	144,768			339,709

Gross margin	187,977	35,548	223,525	105,937	(1,107)		328,355

Operating expenses:
Selling, operations and administration	136,472	27,108	163,580	106,380			269,960
Depreciation and amortization	105,696	9,002	114,698	47,387	1,000	(d)	161,345
					(1,740	)(e)
Stock-based deferred compensation	223	—	223	—			223

Total operating expenses	242,391	36,110	278,501	153,767	(740)		431,528

Operating loss	(54,414)	(562)	(54,976)	(47,830)	(367)		(103,173)

Other income:
Interest expense	(35,704)	(2,350)	(38,054)	(19,730)	9,886	(c)	(47,898)
Interest income	349	216	565	—			565
Other expense, net	(289)	—	(289)	(152)			(441)

Total other expense, net	(35,644)	(2,134)	(37,778)	(19,882)	9,886		(47,774)

Loss before reorganization items	(90,058)	(2,696)	(92,754)	(67,712)	9,519		(150,947)
Reorganization items	60,792	—	60,792	—			60,792

Loss from continuing operations	(29,266)	(2,696)	(31,962)	(67,712)	9,519		(90,155)
					23,988	(b)
Preferred stock dividends and accretion	(4,210)	(514)	(4,724)	(23,988)	(3,100	)(a)	(7,824)

Loss from continuing operations applicable to common stockholders	$(33,476)	$(3,210)	$(36,686)	$(92,014)	$30,407		$(98,293)

Basic and diluted loss from continuing operations available to common stockholders per common share	$(0.54)	$(0.07)	$(0.62)	$(0.99)			$(1.48)

Basic and diluted weighted average common shares outstanding	62,364,000	44,750,000	59,428,333	92,676,000	7,000,000	(g)	66,428,333

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF

OPERATIONS

For the Six-Month Period Ended June 30, 2003 and the Year Ended December 31,

2002

(In thousands, except per share amounts)

(a)	Represents dividends and the accretion of the discount on the ITC^DeltaCom Series B preferred stock as follows:

	Year ended December 31, 2002	Six months ended June 30, 2003
Preferred dividends at an annual rate of 8%	$2,800	$1,400
Accretion of discount	300	150

	$3,100	$1,550

(b)	Represents the elimination of preferred stock dividends, including accretion of discount, on BTI’s redeemable preferred stock of $23,988 for the year ended December 31, 2002 and $13,316 for the six months ended June 30, 2003.

(c)	Represents the elimination of interest expense on indebtedness of BTI owing to the WCAS Securityholders of $9,886 for the year ended December 31, 2002 and $6,622 for the six months ended June 30, 2003.

(d)	Represents an adjustment to amortization expense of $1,000 for the year ended December 31, 2002 and $500 for the six months ended June 30, 2003 based on preliminary estimates of the fair value of BTI’s intangible assets and expected useful lives as follows:

Asset Category	Balance at January 1, 2002	Balance at June 30, 2003	Useful Life
Customer relationships	$5,000	$5,000	5

(e)	Represents the elimination of amortization of deferred financing costs of $1,740 for the year ended December 31, 2002 and $876 for the six months ended June 30, 2003.

(f)	Represents the elimination of deferred revenue of $1,107 for the year ended December 31, 2002 and $574 for the six months ended June 30, 2003.

(g)

Adjusted basic and diluted net loss and loss from continuing operations per common share have been calculated by dividing pro forma net loss available to common stockholders by ITC DeltaCom’s historical weighted average common shares outstanding adjusted for shares of ITC^DeltaCom common stock issued in the merger. The shares of ITC^DeltaCom common stock issuable upon exercise of the warrants and upon conversion of the Series B preferred stock issuable to the WCAS Securityholders, as well as all common stock equivalents of ITC^DeltaCom, have not been included in diluted earnings per share as they are antidilutive for all periods presented. The following table shows the adjustment calculation for earnings per share:

	Year ended December 31, 2002	Six months ended June 30, 2003
Historical weighted average shares outstanding	59,428,333	44,841,201
Common shares issued in the merger to:
Common and preferred shareholders of BTI	50,000	50,000
WCAS Securityholders (as holders of specified indebtedness of BTI)	6,950,000	6,950,000

Adjustment	7,000,000	7,000,000

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC^DELTACOM, INC.

Date: October 21, 2003	/s/ J. THOMAS MULLIS

J. Thomas Mullis Senior Vice President-Legal and Regulatory

Exhibit Index

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of July 2, 2003, as amended, among ITC^DeltaCom, Inc., 8DBC1 Corp., BTI Telecom Corp. and the WCAS Securityholders set forth on the signature pages thereof.

3.1	Amended and Restated Bylaws of ITC^DeltaCom, Inc.

4.1	Certificate of Designation of the Powers, Preferences and Relative, Participating and Other Special Rights of 8% Series B Convertible Redeemable Preferred Stock and Qualifications, Limitations or Restrictions Thereof.

4.2	Amended Certificate of Designation of the Powers, Preferences and Relative, Participating and Other Special Rights of 8% Series A Convertible Redeemable Preferred Stock and Qualifications, Limitations or Restrictions Thereof.

4.3	Warrant Agreement, dated as of October 6, 2003, between ITC^DeltaCom, Inc. and Mellon Investor Services, LLC, as Warrant Agent, including form of common stock purchase warrant.

4.4	Warrant Agreement, dated as of October 29, 2002 and amended and restated as of October 6, 2003, between ITC^DeltaCom, Inc. and Mellon Investor Services, LLC, as Warrant Agent, including form of common stock purchase warrant.

10.1	Governance Agreement, dated as of October 6, 2003, among ITC^DeltaCom, Inc., Larry F. Williams, Campbell B. Lanier, III and the WCAS Securityholders set forth on the signature pages thereof.

10.2	Registration Rights Agreement, dated as of October 6, 2003, among ITC^DeltaCom, Inc. and the WCAS Securityholders set forth on the signature pages thereof.

10.3	Registration Rights Agreement, dated as of October 29, 2002 and amended and restated as of October 6, 2003, among ITC^DeltaCom, Inc., SCANA Corporation, Campbell B. Lanier, III and the other Holders set forth on the signature pages thereof.

10.4	Second Amended and Restated Credit Agreement, dated as of October 6, 2003, among ITC^DeltaCom, Inc., Interstate FiberNet,

Inc., the subsidiary guarantors listed on the signature pages thereof, the banks, financial institutions and other institutional lenders on the signature pages thereof, and Wells Fargo Bank Minnesota, National Association, as administrative agent and collateral agent.

10.5	Credit Agreement, dated as of October 6, 2003, among ITC^DeltaCom, Inc., Interstate FiberNet, Inc., the subsidiary guarantors listed on the signature pages thereof, the banks, financial institutions and other institutional lenders on the signature pages thereof, and General Electric Capital Corporation, as administrative agent and collateral agent.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

99.1	Form of Amended and Restated Certificate of Incorporation of ITC^DeltaCom, Inc. Filed as Exhibit 99.6 to Amendment No. 1 to Current Report on Form 8-K, filed with the SEC on July 3, 2003, and incorporated herein by reference.